Exhibit 4.31

Execution Version

THE INX DIGITAL COMPANY, INC.

And

OPENDEAL INC. (DBA REPUBLIC)

And

REPUBLIC STRATEGIC ACQUISITION CO LLC

ARRANGEMENT AGREEMENT

April 3, 2025

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1
1.1	Defined Terms	1
1.2	Certain Rules of Interpretation	14
1.3	Schedules	15

ARTICLE 2 THE ARRANGEMENT		16
2.1	Arrangement	16
2.2	Interim Order	16
2.3	News Release and Meeting	17
2.4	The Circular	19
2.5	Final Order	20
2.6	Court Proceedings	21
2.7	INX Tokens	21
2.8	Escrow Event	22
2.9	Effective Date	23
2.10	Payment of Cash Consideration	23
2.11	Adjustment of Cash Consideration	24
2.12	Treatment of Incentive Securities	24
2.13	Withholding Rights	24
2.14	Securityholder Lists	25
2.15	Contingent Value Rights, CVR Agent and the CVR Representatives	25
2.16	Efforts	28
2.17	CVR Payment Procedures	28

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		29
3.1	Representations and Warranties of the Corporation	29
3.2	Representations and Warranties of the Purchaser	29

ARTICLE 4 COVENANTS		29
4.1	Conduct of Business of the Corporation	29
4.2	Regarding the Arrangement	34
4.3	Regulatory Approvals	36
4.4	Access to Information; Confidentiality	37
4.5	Public Communications	38
4.6	Notice and Cure Provisions	38
4.7	Insurance and Indemnification	39
4.8	Cboe De-Listing	40
4.9	Tax Cooperation	40
4.10	Rollover Agreements	40

ARTICLE 5 ADDITIONAL COVENANTS REGARDING NON-SOLICITATION		40
5.1	Non-Solicitation	40
5.2	Notification of Acquisition Proposals	42
5.3	Responding to an Acquisition Proposal	42
5.4	Right to Match	43
5.5	Breach by Subsidiaries and Representatives	45

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ARTICLE 6 CONDITIONS		45
6.1	Mutual Conditions Precedent	45
6.2	Additional Conditions Precedent to the Obligations of the Purchaser	46
6.3	Additional Conditions Precedent to the Obligations of the Corporation	47

ARTICLE 7 TERM AND TERMINATION		48
7.1	Term	48
7.2	Termination	48
7.3	Effect of Termination/Survival	50

ARTICLE 8 GENERAL PROVISIONS		50
8.1	Amendments	50
8.2	Termination and Reverse Termination Fees	51
8.3	Guarantee	52
8.4	Liquidated Damages	52
8.5	Expenses	53
8.6	Notices	53
8.7	Time of the Essence	55
8.8	Further Assurances	55
8.9	Injunctive Relief	55
8.10	Third Party Beneficiaries	55
8.11	Waiver	55
8.12	Entire Agreement	56
8.13	Successors and Assigns	56
8.14	Severability	56
8.15	Governing Law	56
8.16	Rules of Construction	57
8.17	No Liability	57
8.18	Counterparts	57

SCHEDULE A PLAN OF ARRANGEMENT		A-1
SCHEDULE B ARRANGEMENT RESOLUTION		B-1
SCHEDULE C REPRESENTATIONS AND WARRANTIES OF THE CORPORATION		C-1
SCHEDULE D REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		D-1
SCHEDULE E FORM OF ROLLOVER AGREEMENT		E-1
SCHEDULE F FORM OF SUPPORT AND VOTING AGREEMENTS		F-1
SCHEDULE G ROLLOVER SHAREHOLDERS		G-1
SCHEDULE H FORM OF ESCROW AGREEMENT		H-1
SCHEDULE I FORM OF CVR AGREEMENT		I-1

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ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of April 3, 2025

AMONG:

The INX Digital Company, Inc., a corporation incorporated under the laws of British Columbia;

(the “Corporation”)

AND:

Republic Strategic Acquisition Co LLC, a limited liability corporation formed under the laws of Delaware;

(the “Purchaser”)

AND:

OpenDeal Inc. (dba Republic), a corporation incorporated under the laws of Delaware;

(the “Guarantor” or “Republic”)

WHEREAS:

A.	The Corporation, the Guarantor and the Purchaser, which is a wholly-owned subsidiary of the Guarantor, have agreed to enter into this Agreement to set out their respective rights and responsibilities in respect of the Arrangement (as defined below).

NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Defined Terms

As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only the Corporation and/or one or more of its Subsidiaries or between one or more of its Subsidiaries, any offer or proposal (written or oral) from any Person or group of Persons other than the Purchaser (or any of its Affiliates or any Person acting jointly or in concert with the Purchaser or any of its Affiliates) after the date of this Agreement relating to (i) any direct or indirect sale, disposition, alliance or joint venture (or any lease, license, long-term supply agreement or other arrangement having the same economic effect as a sale or disposition), in a single transaction or a series of transactions, of assets (including shares of Subsidiaries of the Corporation) representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Corporation and its Subsidiaries (based on the financial statements of the Corporation most recently filed prior to such time as part of the Corporation Filings); (ii) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities (assuming, if applicable, the conversion, exchange or exercise by such Person or group of Persons of any securities convertible into or exchangeable or exercisable for such voting or equity securities) of the Corporation or any of its Subsidiaries whose assets represent 20% or more of the consolidated assets, or contribute 20% or more of the consolidated revenue, of the Corporation and its Subsidiaries (based on the financial statements of the Corporation most recently filed prior to such time as part of the Corporation Filings) ); (iii) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving the Corporation or any of its Subsidiaries whose assets represent 20% or more of the consolidated assets, or contribute 20% or more of the consolidated revenue, of the Corporation and its Subsidiaries (based on the financial statements of the Corporation most recently filed prior to such time as part of the Corporation Filings); or (iv) any other similar transaction or series of transactions involving the Corporation or any of its Subsidiaries the consummation of which would reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or the Arrangement.

“Affiliate” has the meaning specified in National Instrument 45-106 - Prospectus Exemptions.

“Agreement” means this Arrangement Agreement among the Purchaser, the Corporation and the Guarantor (including the Schedules hereto and the Corporation Disclosure Letter) as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Anti-Spam Laws” means applicable Laws with respect to unsolicited electronic communications or the installation of computer programs, including An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commissions Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada) and other Laws that regulate the same or similar subject matter, and shall be deemed to include all regulations or guidance from Governmental Entities with respect to same.

“Arrangement” means an arrangement under the provisions of Section 288 of the BCBCA, on the terms and conditions set forth in the Plan of Arrangement as amended or varied from time to time in accordance with the terms of this Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior consent of the Corporation and the Purchaser, each acting reasonably.

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Meeting, substantially in the form of Schedule B.

“Associate” has the meaning specified in the Securities Act (Ontario) as in effect on the date of this Agreement.

“Authorization” means, with respect to any Person, any order, grant permit, approval, certificate, consent, waiver, license or similar authorization of or from any Governmental Entity, whether by expiry or termination of an applicable waiting period or otherwise, that is binding upon or applicable to such Person, or its business, assets or securities.

“Award” means the outstanding and unexercised options to purchase Shares, restricted shares and Restricted Share Units issued pursuant to the Incentive Plan, whether or not vested.

“BCBCA” means the Business Corporations Act (British Columbia) including all regulations made thereunder, as promulgated or amended from time to time;

“Board” means the board of directors of the Corporation, as constituted from time to time.

“Board Recommendation” has the meaning specified in Section 2.4(2).

“Books and Records” means the books and records of the Corporation and its Subsidiaries, including corporate records, minute books, books of account and Tax records, whether in written or electronic form.

“Breaching Party” has the meaning specified in Section 4.6(3).

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario.

“Cash Consideration” means, in respect of each outstanding Share (other than Shares held by Republic and the Rollover Shares), an amount equal to $20 million in cash, without interest, divided by the number of outstanding Shares (other than Shares held by Republic and the Rollover Shares) payable to Shareholders (other than Republic or the Rollover Shareholders with respect to their Rollover Shares) pursuant to the Plan of Arrangement and for greater certainty shall not include the CVR Amount.

“Cboe” means the Cboe (Canada) Exchange.

“Change in Recommendation” has the meaning specified in Section 7.2(4)(b).

“Circular” means the notice of the Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to the Securityholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“CMA” means the request for approval of the change of control contemplated under the Arrangement by FINRA, pursuant to a Continuing Membership Application (FINRA Rule 1017(a)(4)), which will be filed with FINRA as required by the Broker Dealer Membership Agreement of INX Securities, LLC.

“CMA Approval” means the approval of the CMA by FINRA.

“Competition Act” means the Competition Act (Canada), as amended, and the regulations promulgated thereunder.

“Confidentiality Agreement” means the confidentiality agreement entered into between the Corporation and Republic, dated as of October 22, 2022.

“Consideration” means, collectively, (i) the Cash Consideration; and (ii) one CVR.

“Constating Documents” means articles, notice of incorporation, amalgamation, or continuation, as applicable, by-laws, notice of articles, or other constating documents and all amendments thereto.

“Contingent Value Right” or “CVR” means a contingent value right entitling the holder thereof to receive a payment equal to the CVR Amount in accordance with the terms of the CVR Agreement.

“Contract” means, any legally binding, written or oral agreement, commitment, engagement, contract, license, lease, obligation, purchase order, statement of work, or any other right, obligation or undertaking to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries is bound or affected or to which any of their respective properties or their assets is subject.

“Corporation” has the meaning specified in the Preamble.

“Corporation Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Corporation to the Purchaser contemporaneously with the execution of this Agreement.

“Corporation Employees” means the employees of the Corporation or its Subsidiaries, as the case may be, including part time, full time, active and inactive employees.

“Corporation Filings” means all documents publicly filed under the profile of the Corporation on the System for Electronic Document Analysis Retrieval + (SEDAR+) and all other documents required to be publicly filed by it with any Securities Authorities or the Cboe since January 1, 2023.

“Court” means the Supreme Court of British Columbia, or other court as applicable.

“Crypto Assets” means bitcoin, ether, crypto currency and anything commonly considered a crypto asset, digital or virtual currency, or digital or virtual tokens, that are not themselves securities or derivatives.

“Customer Data” means all data, meta data, information or other content (i) transmitted to the Corporation by users or customers of the Corporation’s products; or (ii) otherwise stored or hosted by the Corporation, including Personal Data, but excluding any confidential information and anonymized data.

“CVR Agent” has the meaning specified thereto in Section 2.15(3).

“CVR Agreement” has the meaning specified thereto in Section 2.15(3).

“CVR Amount” means, in respect of each outstanding CVR, an amount equal to $16 million in cash, without interest, divided by the number of outstanding CVRs payable to CVR Holders pursuant to the Plan of Arrangement and the terms of the CVR Agreement.

“CVR Holder” means a Person entitled to receive payment pursuant to a Contingent Value Right.

“CVR Payment Date” has the meaning specified thereto in Section 2.17(1).

“CVR Register” has the meaning specified thereto in Section 2.15(3)(a).

“CVR Representatives” has the meaning specified thereto in Section 2.15(5).

“Data Protection Laws” means all Laws relating to privacy or the processing of Personal Data, including PIPEDA and any similar or analogous Laws of any other jurisdiction.

“Depositary” means Odyssey Trust Company in its capacity as depositary for the Arrangement, or such other person as the Corporation and the Purchaser agree to engage as depositary for the Arrangement.

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the creditors or (iii) any other liquidation, dissolution or winding up, whether voluntary or involuntary.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Effective Date” has the meaning specified in the Plan of Arrangement.

“Effective Time” has the meaning specified in the Plan of Arrangement.

“Employee Plans” has the meaning specified in Section 29(a) of Schedule C.

“Environmental Laws” means all Laws relating to the protection of human health and safety, the environment or substances regulated by Laws, including hazardous or toxic substances or wastes, pollutants or contaminants.

“Escrow Agent” means Odyssey Trust Company, or such other person as the Corporation and the Purchaser agree to engage as escrow agent.

“Escrow Agreement” has the meaning specified in 2.8(2).

“Escrow Amount” has the meaning specified in Section 2.8(3).

“Escrow Deposit Certificate” has the meaning specified in Section 2.8(3).

“Escrow Deposit Date” has the meaning specified in Section 2.8(3).

“Escrow Deposit Event” has the meaning specified in Section 2.8(1).

“Fairness Opinion” means the opinion of Origin Merchant Partners to the effect that, as of the date of such opinion, the Consideration to be received by the Shareholders (other than Republic and the Rollover Shareholders with respect to their Rollover Shares) is fair, from a financial point of view, to such Shareholders (other than Republic and the Rollover Shareholders with respect to the Rollover Shares with respect to their Rollover Shares).

“Final Order” means the order of the Court approving the Arrangement under Section 291 of the BCBCA, in form and substance acceptable to the Corporation and the Purchaser, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both the Corporation and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided that any such amendment, modification, supplement or variation is acceptable to both the Corporation and the Purchaser, each acting reasonably) on appeal unless such appeal is withdrawn, abandoned or denied.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, minister, cabinet, governor in council, ministry, agency or instrumentality, domestic or foreign; (ii) any subdivision, agent or authority of any of the foregoing; (iii) any quasi-governmental or private body including any tribunal, commission, regulatory agency or self-regulatory organization exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; (iv) any administrative court, tribunal, commission, board, panel or arbitrator acting under the authority of any of the foregoing; or (iv) any Securities Authority or stock exchange, including the Cboe.

“Guarantor” has the meaning specified in the Preamble.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and as adopted in Canada from time to time.

“Incentive Plan” means the 2021 Omnibus Equity Incentive Compensation Plan of the Corporation effective on May 14, 2021, as amended from time to time.

“Intellectual Property” means domestic and foreign: (i) patents, applications for patents and reissues, re-examinations, divisionals, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know- how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) integrated circuit, topographies, integrated circuit topography registrations and applications, mask works, mask work registrations and applications for mask work registrations; (v) industrial designs, industrial designation registrations and applications, designs, design registrations and design registration applications; (vi) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (vii) Software; and (viii) any other intellectual property and industrial property.

“Interim Order” means the interim order of the Court to be issued following the application therefor submitted to the Court as contemplated by Section 2.2 in a form acceptable to the Corporation and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of the Corporation and the Purchaser, each acting reasonably.

“Investment Canada Act” means the Investment Canada Act, as amended, and the regulations promulgated thereunder.

“INX Limited” means the Subsidiary of the Corporation.

“INX Registration Statement” means the registration statement of INX Limited dated September 23, 2020, on Form F-1 filed with the SEC and available at www. sec.gov., as it may be amended or supplemented from time to time, including the post-effective amendment filed by the Corporation on March 30, 2021.

“INX Token Purchase Agreement” means the token purchase agreement between the Corporation and holders of tokens.

“INX Tokens” means an ERC20 blockchain asset that is programmed using a smart contract that is compatible with the Ethereum blockchain, issued by the INX Limited and registered under the U.S. Securities Act and to be sold pursuant to the INX Registration Statement.

“Law” means, with respect to any Person, any and all domestic or foreign, national, federal, provincial, state, municipal or local laws (statutory, civil, common or otherwise), statutes, codes, constitutions, treaties, conventions, ordinances (including zoning), decrees, rules, regulations, by-laws, statutory rules, published policies and guidelines, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, settlements, writs, assessments, arbitration awards, rulings, determinations or awards, decrees or other requirements of any Governmental Entity having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any person, means such Laws as are applicable at the relevant time or times to such person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such person or its business, undertaking, property or securities.

“Lease” means any Contract pursuant to which the Corporation or any of its Subsidiaries leases, or holds a leasehold interest in, a Leased Property.

“Leased Properties” has the meaning specified in Section 23(b) of Schedule C.

“Lien” means any pledge, claim, lien, charge, option, hypothec, mortgage, security interest, restriction, adverse right, prior assignment, lease, sublease, royalty, levy, right to possession or any other encumbrance, easement, license, right of first refusal, covenant, voting trust or agreement, transfer restriction under any shareholder or similar agreement, right or restriction of any kind or nature whatsoever, whether contingent or absolute, direct or indirect, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

“Matching Period” has the meaning specified in Section 5.4(1)(e).

“Material Adverse Effect” means, in respect of the Corporation, any fact, state of facts, change, event, occurrence, effect or circumstance that, individually or in the aggregate with other such facts, state of facts, changes, events, occurrences, effects or circumstances is or would reasonably be expected to have a material and adverse effect on the current business, operations, affairs, capitalization, results of operations, assets, properties, liabilities (contingent or otherwise, including any contingent liabilities that may arise through outstanding pending or threatened litigation) or condition (financial or otherwise) of the Corporation and its Subsidiaries, taken as a whole, whether before or after giving effect to the transactions contemplated by this Agreement, except any such fact, state of facts, change, event, occurrence, effect, or circumstance resulting from or arising in connection with:

(a)	any change or event affecting the cryptocurrency and security token trading industries in general;

(b)	any change in general economic, political or capital market conditions in Canada or elsewhere where the Corporation currently engages in business;

(c)	any change in IFRS in Canada or changes in regulatory accounting requirements applicable to the industries in which the Corporation and its Subsidiaries operate;

(d)	any adoption, proposal, implementation or change in Law, or in any interpretation of Law, by any Governmental Entity;

(e)	any natural disaster;

(f)	the commencement or continuation of war, armed hostilities, including the escalation or worsening thereof, or acts of terrorism;

(g)	the commencement or continuation of an epidemic, pandemic or other outbreak of illness or public health event, including the escalation or worsening thereof;

(h)	any actions taken (or omitted to be taken) upon the request of the Purchaser or Republic;

(i)	as a result of the announcement or performance of this Agreement or the consummation of the Arrangement; or

(j)	any change in the market price or trading volumes of any securities of the Corporation (it being understood that the causes underlying such change in market price or trading volumes may be taken into account in determining whether a Material Adverse Effect has occurred);

provided, however, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a “Material Adverse Effect” has occurred.

“Material Contract” means any Contract that involves obligations (contingent or otherwise) of, or payments to, the Corporation, in excess of $500,000 per annum or that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect:

(a)	relating directly or indirectly to indebtedness for borrowed money or to the guarantee of any liabilities or obligations of another person;

(b)	restricting the incurrence of indebtedness by the Corporation or any of its Subsidiaries (including by requiring the granting of an equal and rateable Lien) or the incurrence of any Liens on any properties or assets of the Corporation or any of its Subsidiaries, or restricting the payment of dividends by the Corporation or by any of its Subsidiaries;

(c)	that is a partnership agreement, limited liability company agreement, joint venture agreement or similar agreement or arrangement relating to the formation, creation or operation of any partnership, limited liability company or joint venture;

(d)	that is a collective bargaining agreement or other material agreement with a labour union, other than a national collective bargaining agreement prescribed by Law;

(e)	that creates an exclusive dealing arrangement or right of first offer or refusal or “most favoured nation” obligation in favour of another person;

(f)	with a Governmental Entity;

(g)	providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset;

(h)	that limits or restricts (A) the ability of the Corporation or any of its Subsidiaries to engage in any line of business or carry on business in any geographic area, or (B) the scope of Persons to whom the Corporation or any of its Subsidiaries may sell products or deliver services;

(i)	that is a Lease; or

(j)	that is otherwise material to the Corporation and its Subsidiaries, taken as a whole.

“Meeting” means the special meeting of Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Circular and agreed to in writing by the Purchaser.

“MI 61-101” means Multilateral Instrument 61-101 Protection of Minority Shareholders in Special Transactions.

“Misrepresentation” has the meaning specified in the Securities Act (Ontario) and other Securities Laws.

“MTL” means the collective money transmitter licenses held by the Corporation or any Affiliate of the Corporation as of the date of this Agreement;

“MTL Approval” means that at least 50% of all MTLs, including but not limited to MTLs for the States of Florida, Washington, Georgia, Oklahoma and Virginia have been approved for a change of control by the applicable Governmental Entity or in the case where approval is not required, such Governmental Entity has received the requisite notice of the change of control, as the case may be;

“MTL Surety Bond Approval” means the approval of Endurance Assurance Corporation, Skyward Specialty Insurance Group, Inc. and Arch Insurance Company (or any other reputable insurance companies which provide equivalent services) to the change of control contemplated by the Arrangement for the continuation of surety bond coverage required for the MTLs which, in accordance with their terms, require such surety bond coverage.

“Officer” has the meaning specified in the Securities Act (Ontario).

“Option” means the outstanding and unexercised options to purchase Shares issued pursuant to the Incentive Plan, whether or not vested.

“Ordinary Course” means, with respect to an action taken by the Corporation or one of its Subsidiaries, that such action is consistent with past practices of the Corporation or its Subsidiaries, as applicable, and is taken in the ordinary course of the normal day-to-day operations of the business of the Corporation or such Subsidiary.

“Outside Date” means the date which is 8 months following the execution of this Agreement or such later date as may be agreed to in writing by the Parties.

“Owned Intellectual Property” means the Intellectual Property owned by the Corporation and its Subsidiaries.

“Parties” means the Corporation and the Purchaser and “Party” means any one of them.

“Permitted Liens” means, in respect of the Corporation or any of its Subsidiaries, any one or more of the following:

(a)	Liens for Taxes which are not delinquent;

(b)	inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of assets, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any assets and in respect of which adequate holdbacks are being maintained as required by applicable Law;

(c)	the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, license, franchise, grant or permit of the Corporation or any of its Subsidiaries, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition of their continuance; and

(d)	Liens listed and described in Section 1.1 of the Corporation Disclosure Letter.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Personal Data” means any “personal information” (within the meaning of PIPEDA), and any other information relating to an identifiable Person that can be directly or indirectly identified in particular by reference to an identifier.

“PIPEDA” means the Personal Information Protection and Electronic Documents Act (Canada).

“Plan of Arrangement” means the plan of arrangement substantially in the form of Schedule A to this Agreement, and any amendments or variations to such plan made in accordance with its terms, the terms of this Agreement or made at the direction of the Court in the Final Order with the prior consent of the Corporation and the Purchaser, each acting reasonably.

“Publicly Available Software” means, collectively: (1) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as “free software” or “open source software” (e.g., Linux), or pursuant to “open source,” “copyleft” or similar licensing and distribution models; and (2) any software that requires as a condition of use, modification or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works or (c) redistributable at no or minimal charge.

“Purchaser” has the meaning specified in the Preamble.

“Rail Implementation” means the completion by INX and INX Securities of the integration with Layer2 Financial, Inc. and the transfer of customer accounts to a Layer2 Financial, Inc. partner bank, as evidenced by a duly executed certificate by the CEO of Corporation.

“Registrar” means the person appointed as the Registrar of Companies under section 400 of the BCBCA.

“Regulatory Approvals” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, in each case in connection with the Arrangement and shall include the Required Regulatory Approvals.

“Representative” means, with respect to any Person, any officer, director, employee, representative (including any financial, legal or other advisor) or agent of such Person or of any of its Subsidiaries.

“Required Regulatory Approval” means collectively, the CMA Approval, the MTL Approval, the MTL Surety Bond Approval and the Transfer Agent Approval.

“Required Shareholder Approval” means the required votes set forth in Section 2.2(2), together with any other vote required under the Interim Order.

“Reserve Fund” means $34,325,000 which is available to cover INX Limited’s losses, if any, that result from cybersecurity breaches or theft, errors in execution of the trading platform or its technology, and counterparty defaults, including instances where counterparties lack sufficient collateral to cover losses.

“Reverse Termination Fee” has the meaning specified in Section 8.2(3).

“Reverse Termination Fee Event” has the meaning specified in Section 8.2(3).

“Rollover Agreement” means the share purchase agreement, substantially in the form of Schedule E, pursuant to which, among other things, a Rollover Shareholder agrees to transfer some or all of its Shares to the Purchaser prior to the Effective Time for the consideration set out in such agreement.

“Rollover Shares” means the issued and outstanding Shares held by the Rollover Shareholders that are to be transferred to the Purchaser pursuant to the terms of the Rollover Agreements, but only to the extent that such Shares are actually transferred to the Purchaser, prior to the Effective Time, for the consideration contemplated by the Rollover Agreements.

“Rollover Shareholders” means the Shareholders listed in Schedule G, together with any other Shareholder that enters into a Rollover Agreement after the date hereof and prior to the date of the Meeting in accordance with the terms of this Agreement.

“RSU” means, at any time, the outstanding restricted share units issued pursuant to the Incentive Plan, whether or not vested.

“SEC” means the U.S. Securities and Exchange Commission and any other U.S. Governmental Entity administering the U.S. Securities Act and the U.S. Exchange Act at the time.

“Securities Authority” means the Ontario Securities Commission and any other applicable securities commission or securities regulatory authority of a province or territory of Canada.

“Securities Laws” means the Securities Act (Ontario) and the rules, regulations and published policies thereunder, any other applicable Canadian provincial and territorial securities Laws, and, where applicable, applicable securities laws and regulations or other jurisdictions, and the rules and regulations of the Cboe.

“Securityholders” means, collectively, the Shareholders and the holders of Awards.

“Shareholders” means the registered or beneficial holders of the Shares, as the context requires.

“Shares” means the common shares without par value in the capital of the Corporation.

“Software” means computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs.

“Subsidiary” has the meaning specified in National Instrument 45-106 Prospectus Exemptions as in effect on the date of this Agreement. SICPA INX SA shall not be deemed a Subsidiary of the Corporation for the purpose of this Agreement.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal from an arms’ length third party or arms’ length third parties acting jointly or in concert on or after the date of this Agreement that:

(a)	complies in all material respects with Securities Laws and did not result from or involve a material breach of Article 5;

(b)	is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such proposal and the Person or group of Persons making such proposal;

(c)	is not subject to any financing condition and in respect of which adequate arrangements have been made to ensure that the required funds will be available to effect payment in full;

(d)	is not subject to any due diligence or access conditions; and

(e)	that the Board determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisors and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory, tax and other aspects of such Acquisition Proposal and the Person or group of Persons making such Acquisition Proposal, would, if consummated in accordance with its terms (but without assuming away any risk of non-completion), result in a transaction which is more favorable to the Corporation and its Shareholders (other than Republic and the Rollover Shareholders with respect to their Rollover Shares) from a financial point of view than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the Purchaser pursuant to Section 5.4(2) hereof).

“Superior Proposal Notice” has the meaning specified in Section 5.4(1)(c).

“Support Agreements” means, collectively, the (i) Support and Voting Agreements, and (ii) the Rollover Agreements.

“Support and Voting Agreements” means, collectively, each of the support and voting agreements entered into between the Purchaser and the senior officers and independent directors of the Corporation, substantially in the form of Schedule F.

“Tax Act” means the Income Tax Act (Canada).

“Tax Credits” has the meaning specified in Section 31(e) of Schedule C.

“Tax Returns” means any and all federal, provincial, and local returns, reports, declarations, elections, notices, forms, designations, schedules, attachments, filings, and statements (including any amendments, and estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes (whether in tangible, electronic or other form).

“Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

“Termination Fee” has the meaning specified in Section 8.2(2).

“Termination Fee Event” has the meaning specified in Section 8.2(2).

“Terminating Party” has the meaning specified in Section 4.6(3).

“Termination Notice” has the meaning specified in Section 4.6(3).

“Transfer Agent Approval” means the date in which the ownership change is deemed effective following filing of an indirect ownership change via a TA1 filing in the SEC EDGAR database by the Corporation or INX Transfer Agent LLC.

“Wash Trading” means entering into, or purporting to enter into, transactions to give the appearance that purchases and sales have been made, without incurring market risk, or transactions which the trader knew or reasonably ought to have known that its order entry would result in trades involving no change in beneficial or economic ownership.

“Wilful Breach” means a material breach that is a consequence of an act or a failure to act undertaken by the breaching party with the actual knowledge that such act or failure to act would, or would be reasonably expected to, cause a breach of this Agreement.

1.2	Certain Rules of Interpretation

In this Agreement, unless otherwise specified:

(1)	Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)	Currency. All references to dollars or to $ are references to United States currency. References to C$ are references to Canadian dollars.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)	Certain Phrases and References, etc. The words “including,” “includes” and “include” mean “including (or includes or include) without limitation,” and “the aggregate of,” “the total of,” “the sum of,” or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of.” Unless stated otherwise, “Article,” “Section,” and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(5)	Capitalized Terms. All capitalized terms used in any Schedule or in the Corporation Disclosure Letter have the meanings ascribed to them in this Agreement.

(6)	Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Corporation or its Subsidiaries, it is deemed to refer to the actual knowledge of Shy Datika, Chief Executive Officer of the Corporation and the Chief Financial Officer of the Corporation in their respective capacities as Officers and/or employees of the Corporation or its Subsidiaries and not in their personal capacity, after due and diligent inquiry.

(7)	Accounting Terms. All accounting terms are to be interpreted in accordance with IFRS and all determinations of an accounting nature in respect of the Corporation required to be made shall be made in a manner consistent with IFRS.

(8)	Statutes. Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re- enacted, unless stated otherwise.

(9)	Computation of Time. If any action may be taken within, or any right or obligation is to expire at the end of, a period of days under this Agreement, then the first day of the period is not counted, but the day of its expiry is counted. Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment will be made or such action will be taken on or not later than the next succeeding Business Day.

(10)	Time References. References to time are to local time, Toronto, Ontario.

(11)	Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of the Corporation, each such provision shall be construed as a covenant by the Corporation to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

1.3	Schedules

(1)	The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

(2)	The Corporation Disclosure Letter itself and all information contained in it is confidential information and may not be disclosed unless (i) it is required to be disclosed pursuant to Law unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes or (ii) a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

ARTICLE 2

THE ARRANGEMENT

2.1	Arrangement

(1)	The Corporation and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.

(2)	From and after the Effective Time, the steps to be carried out pursuant to the Arrangement shall become effective in accordance with the Plan of Arrangement.

2.2	Interim Order

As soon as reasonably practicable after the date of this Agreement, but in any event on or before May 15, 2025, the Corporation shall make application for a hearing before the Court pursuant to Section 291 of the BCBCA, seeking the Interim Order, in a manner and form acceptable to the Purchaser and the Corporation, each acting reasonably, which must provide, among other things:

(1)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided;

(2)	that the required level of approval for the Arrangement Resolution shall be:

(a)	at least 66⅔% of the votes cast on the Arrangement Resolution by Shareholders present in person or represented by proxy at the Meeting, each being entitled to one vote per Share; and

(b)	a simple majority of the votes cast on the Arrangement Resolution by Shareholders (other than Republic and the Rollover Shareholders and any other Shareholder excluded for purpose of such vote under MI 61-101) present in person or represented by proxy at the Meeting, each being entitled to one vote per Share, voting in accordance with Part 8 of MI 61-101;

(3)	that, subject to the foregoing and in all other respects, the terms, restrictions and conditions of the Corporation’s Constating Documents, including quorum requirements and all other matters, shall apply in respect of the Meeting;

(4)	for the grant of the Dissent Rights to those Shareholders who are registered Shareholders as contemplated in the Plan of Arrangement;

(5)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(6)	that the Meeting may be adjourned or postponed from time to time by the Corporation in accordance with the terms of this Agreement and without the need for additional approval of the Court;

(7)	for a record date, for the purposes of determining the Shareholders entitled to receive notice of and vote at the Meeting, of not later than the date of the issue of the Initial Order, which date shall be fixed and published by the Corporation in consultation with the Purchaser and will not change in respect of any adjournment(s) of the Meeting, unless required by Law; and

(8)	for such other matters as the Purchaser or the Corporation (each with the prior consent of the other, such consent not to be unreasonably withheld or delayed) may reasonably require.

2.3	News Release and Meeting

The Corporation shall:

(1)	subject to compliance with applicable Securities Laws:

(a)	immediately after the execution of this Agreement; or

(b)	such later time prior to the next opening of markets in Toronto as is agreed to by the Corporation and the Purchaser,

issue a news release announcing:

(c)	the execution of this Agreement;

(d)	the Board having determined that the Arrangement is:

(i)	fair to the Shareholders (other than Republic and the Rollover Shareholders with respect to their Rollover Shares); and

(ii)	in the best interests of the Corporation;

(e)	the Board has resolved to recommend that the Shareholders (other than Republic and the Rollover Shareholders with respect to their Rollover Shares) vote in favour of the Arrangement Resolution;

(f)	each independent director and senior officer of the Corporation who owns Shares has entered into a Support and Voting Agreement pursuant to which, and subject to the terms thereof, such director has agreed to vote all of such individual’s Shares in favour of the Arrangement Resolution and against any proposed action or agreement which could reasonably be expected to impede, interfere with or delay, or in any way adversely affect the completion of the Arrangement and any other transactions contemplated by the Arrangement Agreement; and

(g)	each of the Rollover Shareholders listed in Schedule G has entered into a Rollover Agreement pursuant to which, and subject to the terms thereof, such Rollover Shareholder has agreed to vote all of such individual’s Shares in favour of the Arrangement Resolution and against any proposed action or agreement which could reasonably be expected to impede, interfere with or delay, or in any way adversely affect the completion of the Arrangement and any other transactions contemplated by the Arrangement Agreement;

which news release shall be satisfactory in form and substance to each of the Corporation and the Purchaser, each acting reasonably; and

(h)	file such news release and a corresponding material change report in prescribed form in accordance with applicable Securities Laws;

(2)	lawfully convene and conduct the Meeting in accordance with the Interim Order, the Corporation’s Constating Documents and Law as soon as reasonably practicable after the Interim Order is issued, for the purpose of having Shareholders consider the Arrangement Resolution and for any other proper purpose as may be set out in the Circular and agreed to by the Purchaser, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Meeting without the prior written consent of the Purchaser, except:

(a)	in the case of an adjournment, as required for quorum purposes; or

(b)	as required or permitted under Section 2.3(10), Section 4.6(3) or Section 5.4(5).

(3)	subject to the terms of this Agreement, solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Shareholder that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by the Purchaser, acting reasonably, using dealer and proxy solicitation services firms and cooperating with any Persons engaged by the Purchaser to solicit proxies in favour of the approval of the Arrangement Resolution. For greater certainty, the Purchaser shall be solely responsible for paying all costs associated with any dealers or proxy solicitors so engaged;

(4)	(a) provide the Purchaser with copies of or access to information regarding the Meeting generated by any dealer or proxy solicitation services firm, as reasonably requested from time to time by the Purchaser; (b) consult with, and consider any suggestions from, the Purchaser with regards to the proxy solicitation agent, and (c) consult with the Purchaser and keep the Purchaser apprised, with respect to such solicitation and other actions;

(5)	consult with the Purchaser in fixing the date of the Meeting, give notice to the Purchaser of the Meeting and allow the Representatives of the Purchaser (including its legal counsel) to attend the Meeting;

(6)	promptly advise the Purchaser, at such times as the Purchaser may reasonably request and at least on a daily basis on each of the last 10 Business Days prior to the date of the Meeting, as to the aggregate tally of the proxies (for greater certainty, specifying votes “for” and votes “against” the Arrangement Resolution) received by the Corporation from the Shareholders in respect of the Arrangement Resolution;

(7)	promptly advise the Purchaser of any communication, written or oral, from any Person in opposition to the Arrangement, written notice of dissent, purported exercise or withdrawal of Dissent Rights, other instruments served pursuant to the Dissent Rights and received by the Corporation and written communications sent by or on behalf of the Corporation to any Shareholder exercising or purporting to exercise Dissent Rights;

(8)	not make any payment or settlement offer, agree to any payment or settlement or conduct any negotiations prior to the Effective Time with respect to Dissent Rights without the prior written consent of the Purchaser;

(9)	not change the record date for the Shareholders entitled to vote at the Meeting in connection with any adjournment or postponement of the Meeting unless required by Law or the Court; and

(10)	if the Meeting is to be held during a Matching Period, at the request of the Purchaser, adjourn or postpone the Meeting to a date specified by the Purchaser that is not later than 10 Business Days after the date on which the Meeting was originally scheduled and in any event to a date that is not later than five Business Days prior to the Outside Date.

2.4	The Circular

(1)	The Corporation shall as soon as reasonably practicable after the execution of this Agreement promptly prepare and complete, in consultation with the Purchaser, the Circular together with any other documents required by the BCBCA and Law in connection with the Meeting, the approval of the Arrangement Resolution thereat and the Arrangement, including obtaining the Fairness Opinion for inclusion in the Circular, and the Corporation shall, promptly after obtaining the Interim Order, cause the Circular and such other documents to be filed and sent to each Securityholder and other Persons as required by the Interim Order and Law, in compliance with the abridged timing requirements contemplated by National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer in each case so as to permit the Meeting to be held by the date specified in Section 2.3(2), provided that the Purchaser shall have complied with Section 2.4(4).

(2)	The Corporation shall ensure that the Circular complies in all material respects with Law, and, without limiting the generality of the foregoing, that the Circular (including with respect to any information incorporated therein by reference), does not contain any Misrepresentation (other than in respect to any written information with respect to the Purchaser and the Guarantor that is furnished in writing by or on behalf of the Purchaser for inclusion in the Circular) and provides the Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Meeting. Without limiting the generality of the foregoing, the Circular must include: (i) a summary and a copy of the Fairness Opinion, (ii) a statement that the Board has received the Fairness Opinion, and has (with interested directors abstaining from voting), after receiving legal and financial advice, determined that the Arrangement is in the best interests of the Corporation and is fair to the Shareholders (other than Republic and the Rollover Shareholders with respect to their Rollover Shares) and that the Board (with interested directors abstaining from voting) recommends that the Shareholders (other than Republic and the Rollover Shareholders with respect to their Rollover Shares) vote in favour of the Arrangement Resolution (the “Board Recommendation”) and a rationale for that recommendation, (iii) a statement that each of the senior officers and independent directors of the Corporation who owns Shares (other than the Rollover Shareholders or their Affiliates) has entered into a Support and Voting Agreement pursuant to which such director intends to vote all of such individual’s Shares in favour of the Arrangement Resolution and against any proposed action or agreement which could reasonably be expected to impede, interfere with or delay, or in any way adversely affect the completion of the Arrangement and any other transactions contemplated by the Arrangement Agreement; and (iv) a statement that each of the Rollover Shareholders that have entered into a Rollover Agreement have agreed to vote all of such Rollover Shareholder’s Shares in favour of the Arrangement Resolution and against any proposed action or agreement which could reasonably be expected to impede, interfere with or delay, or in any way adversely affect the completion of the Arrangement and any other transactions contemplated by the Arrangement Agreement.

(3)	Prior to filing the Circular with applicable Governmental Entities and printing and mailing the Circular to the Securityholders, the Corporation shall give the Purchaser and its legal counsel a reasonable opportunity to review and comment on drafts of the Circular and other related documents, and shall give reasonable consideration to any comments made by the Purchaser and its legal counsel, and agrees that all information relating solely to the Purchaser, and the Guarantor, that is furnished in writing by or on behalf of the Purchaser or Guarantor for inclusion in the Circular, and any information describing the terms of the Arrangement and/or the Plan of Arrangement, must be in a form and content satisfactory to the Purchaser or the Guarantor (as applicable), acting reasonably. The Corporation shall provide each of the Purchaser and the Guarantor with a final copy of the Circular prior to its mailing to the Securityholders.

(4)	Each of the Purchaser and the Guarantor shall provide in writing to the Corporation all information concerning the Purchaser and the Guarantor that is required by Law to be included by the Corporation in the Circular or other related documents, and shall ensure that such information does not contain any Misrepresentation and all information relating solely to the Purchaser and the Guarantor, shall be in the form and content satisfactory to the Purchaser or the Guarantor (as applicable) acting reasonably.

(5)	Each Party shall promptly notify the other Party if it becomes aware that the Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any such amendment or supplement to the Circular or such other document, as the case may be, and any related news release or other document necessary or desirable in connection therewith, as required or appropriate, and the Corporation shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Securityholders and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required.

(6)	The Corporation shall keep the Purchaser fully informed, in a timely manner, of any requests or comments made by the Securities Authorities and/or the Cboe in connection with the Circular.

2.5	Final Order

If the Interim Order is obtained and the Arrangement Resolution is passed at the Meeting as provided for in the Interim Order, the Corporation shall take all steps necessary or advisable to submit the Arrangement to the Court and diligently make application to the Court pursuant to Section 291 of the BCBCA for the Final Order, as soon as reasonably practicable and in no event no later than five Business Days after the Arrangement Resolution is passed at the Meeting, as provided for in the Interim Order.

2.6	Court Proceedings

In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Corporation shall:

(1)	diligently pursue, and cooperate with the Purchaser to obtain, the Interim Order and the Final Order;

(2)	provide the Purchaser and its legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with, or submitted to, the Court in connection with the Arrangement, including drafts of the Interim Order and Final Order, prior to the service and filing of such materials, and give reasonable consideration to all such comments of the Purchaser and its legal counsel;

(3)	provide the Purchaser and legal counsel to the Purchaser on a timely basis with copies of any notice of appearance, evidence or other documents served on the Corporation or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(4)	ensure that all materials filed with the Court in connection with the Arrangement is consistent with the terms of this Agreement and the Plan of Arrangement;

(5)	not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided the Purchaser is not required to agree or consent to any increase in or variation in the form of the Consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations, or diminishes or limits the Purchaser’s rights, set forth in any such filed or served materials or under this Agreement, or that require any amendment or modification to the terms and conditions of the Support Agreements;

(6)	oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order do so only after notice to, and in consultation and cooperation with, the Purchaser; and

(7)	not object to legal counsel to the Purchaser making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided the Purchaser advises the Corporation of the nature of such submissions reasonably in advance of the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

2.7	INX Tokens

At the Effective Time or as soon as practicable thereafter (and in any event within two Business Days following the Effective Date), INX Limited shall distribute the funds deposited in its Reserve Fund to the holders of INX Tokens, in accordance with the terms of the INX Token Purchase Agreement and the Guarantor shall guarantee such distribution. This Section 2.7 shall survive the consummation of the Arrangement and is intended to be for the benefit of, and shall be enforceable by, the holders of INX Tokens and shall be binding on Republic and its respective successors and assigns, and, for such purpose, the Corporation hereby confirms that it is acting as agent on behalf of the holders of INX Tokens.

2.8	Escrow Event

(1)	Subject to Section 2.8(3), the Guarantor undertakes that, upon receipt of a duly executed CEO certificate evidencing the completion of the Rail Implementation (the “Escrow Deposit Event”), the Guarantor shall deposit the Escrow Amount with the Escrow Agent in accordance with Section 2.8(2).

(2)	Upon the occurrence of the Escrow Deposit Event, and in each case, no later than two Business Days following the occurrence of the Escrow Deposit Event, the Parties shall enter into an escrow agreement substantially in the form attached hereto as Schedule H (the “Escrow Agreement”), subject to such changes as may be reasonable or necessary to reflect reasonable requests of the Escrow Agent.

(3)	The Guarantor shall deposit $10,000,000 (such deposit, except for any interest earned thereon from (and including) the date hereof to (but excluding) the Effective Date or date of earlier termination of this Agreement being referred to as the “Escrow Amount”) with the Escrow Agent (the “Escrow Deposit Date”). Notwithstanding anything in this Agreement to the contrary, the Guarantor shall not be required to deposit the Escrow Amount with the Escrow Agent unless it has receives a certificate executed by two senior officers of the Corporation addressed to the Purchaser and dated the Escrow Deposit Date confirming that the representations and warranties of the Corporation set forth in this Agreement are true and correct as of the Escrow Deposit Date, except to the extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect or prevent, significantly impede or materially delay the completion of the Arrangement (and, for this purpose, any reference to “material”, “Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be ignored), and (ii) the representations and warranties of the Corporation set forth in Paragraphs (1) [Organization and Qualification], (2) [Corporate Authorization], (3) [Execution and Binding Obligation], (5)(a) [No Conflict], (6) [Capitalization], (8) [Subsidiaries] and (20) [Brokers] of Schedule C are true and correct in all respects as of the Escrow Deposit Date in each case except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date (the “Escrow Deposit Certificate”).

(4)	One Business Day prior to the Effective Date the Cash Consideration (including the Escrow Amount which shall be deemed as applied towards satisfaction of the payment of the Cash Consideration payable by the Guarantor pursuant to this Agreement) shall be transferred by wire transfer in immediately available funds by the Guarantor and Escrow Agent, respectively, to the Depository and paid to the former holders of INX Shares in accordance with the terms of the Depositary Agreement. In the event that this Agreement is duly and validly terminated pursuant to the terms of this Agreement, then, in such event, the Escrow Agent shall, in accordance with the provisions of the Escrow Agreement, transfer the Escrow Amount to Purchaser within two Business Days of such termination; provided that if the Escrow Amount has been deposited with the Escrow Agent prior to a Reverse Termination Fee Event, upon the occurrence of a Reverse Termination Fee Event, the Reverse Termination Fee shall be transferred to the Corporation in accordance with 8.2(3).

2.9	Effective Date

(1)	Subject to Sections 4.6 and 7.2, the Effective Date shall occur as soon as reasonably practicable (and in any event not later than five Business Days) after the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is stipulated, of the conditions set out in Article 6 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is stipulated, of those conditions as of the Effective Date), unless another time or date is agreed to in writing by the Parties.

(2)	In connection with the Effective Time, each Party shall deliver to the other Party: (a) a certificate of good standing (or similar), in respect of such Party issued by the appropriate registrar dated within two Business Days prior to the Effective Date; (b) a certified copy of the resolutions of the directors and, if applicable, the shareholders of such Party approving the transactions contemplated hereby (in the case of the Shareholders, the Arrangement Resolution); and (c) a certified copy of the such Party’s Constating Documents.

(3)	From and after the Effective Time, the Plan of Arrangement shall have all of the effects provided by applicable Law, including the BCBCA. The closing of the Arrangement will take place by remote communication and by the exchange of documents by electronic transmission (by email or other electronic means), unless otherwise agreed upon by the Parties.

2.10	Payment of Cash Consideration

Not less than one Business Day prior to the Effective Date, the Escrow Agent shall transfer or cause to be transferred the Escrow Funds to the Depositary. Not less than one Business Day prior to the Effective Date, the Guarantor shall provide the Depositary with sufficient funds to be held in escrow to satisfy the Cash Consideration payable to the Shareholders as provided in the Plan of Arrangement (taking into account the transfer by the Escrow Agent of the Escrow Funds).

2.11	Adjustment of Cash Consideration

Notwithstanding anything in this Agreement to the contrary, if, on or after the date of this Agreement, the Corporation declares or pays any dividend or other distribution on the Shares prior to the Effective Time, the Cash Consideration shall be reduced by the amount of such dividends or distributions, on a dollar for dollar basis, to provide to Shareholders (other than Republic and the Rollover Shareholders with respect to their Rollover Shares) the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Cash Consideration payable to the Shareholders (other than Republic and the Rollover Shareholders with respect to their Rollover Shares).

2.12	Treatment of Incentive Securities

The Parties acknowledge that the Arrangement will trigger a “significant event” under the Incentive Plan and related agreements which govern the Options and RSUs and, as such, the Options and RSUs will not be assumed by the Purchaser pursuant to the Arrangement, and the vesting of the Options and RSUs may be accelerated and become fully vested as a result of the completion of the Arrangement. With respect to payments to be made in respect of Options and RSUs accelerated as a result of the Arrangement, the Company shall cause to be taken all necessary corporate action to allot and reserve for issuance the Shares to be issued in settlement of Options and RSUs in connection with the Arrangement. The Parties acknowledge and agree that all outstanding Options and RSUs that are not settled or exercised in accordance with their terms, whether conditionally or otherwise, prior to the date set by the Board, which date shall be at least five Business Days prior to the Effective Date, shall terminate and expire in accordance with the terms of the Incentive Plan.

2.13	Withholding Rights

Each of the Purchaser, the Corporation, the Depositary or any other Person that makes a payment hereunder shall be entitled to deduct and withhold from the amounts otherwise payable under this Agreement and the Arrangement, such amounts as it is directed to deduct and withhold or is required to deduct and withhold with respect to such payment under the Tax Act and the rules and regulations promulgated thereunder, or any provision of any Law, including any provision of any provincial, state, local or foreign Law relating to Taxes as counsel may advise, and remit such deduction and withholding amount to the appropriate Governmental Entity. To the extent that amounts are so properly deducted, withheld and remitted, such amounts shall be treated for all purposes of this Agreement and the Arrangement as having been paid to the payee in respect of which such deduction, withholding and remittance was made.

2.14	Securityholder Lists

(1)	Upon the reasonable request from time to time of the Purchaser, the Corporation will promptly provide the Purchaser with lists (in both written and electronic form) of the:

(a)	Registered Shareholders and holders of Awards, together with their addresses and their respective holdings of Shares, and Awards, as applicable;

(b)	names and addresses and respective holdings of all persons having rights issued or granted by the Corporation to acquire or otherwise related to Shares; and

(c)	names of non-objecting beneficial owners of Shares and participants in book-based nominee registers (such as CDS & Co., Cede & Co. and the Depositary Trust Corporation), together with their respective addresses and holdings of Shares.

(2)	The Corporation will from time to time require that its registrar and transfer agent furnish the Purchaser with such additional information, including:

(a)	updated or additional lists of Shareholders, and holders of Awards;

(b)	information regarding beneficial ownership of Shares; and

(c)	other assistance as the Purchaser may reasonably request.

2.15	Contingent Value Rights, CVR Agent and the CVR Representatives

(1)	Each Contingent Value Right will be a direct obligation of Republic and each CVR Holder shall have the right to receive the payment set forth in Section 2.17. The Contingent Value Rights are an integral part of the consideration payable for the Shares (other than the Rollover Shares) and will represent only the right to receive the contingent payment set forth in Section 2.17. For greater certainty, the Contingent Value Rights will not represent any equity or ownership interest in the Corporation, the Purchaser, Republic or any of their affiliates, or in any other Person, and will not be represented by any certificates or other instruments. The Contingent Value Rights will not have any voting or dividend rights and no interest shall accrue on any amounts payable on the Contingent Value Rights to any CVR Holder and other than as may be specifically provided for herein, CVR Holders will not have any information or reporting rights from the Purchaser, Republic or the Corporation.

(2)	The Contingent Value Rights may not be sold, assigned, transferred, pledged or encumbered or in any other manner transferred or disposed of, other than (i) transfers by will or intestacy, by inter vivos or testamentary trust where the Contingent Value Right is to be passed to the beneficiaries upon the death of the trustee, (ii) pursuant to a court order, by operation of law, (iii) from a trust governed by a registered retirement savings plan, a registered retirement income fund, a deferred profit sharing plan, a registered education savings plan, a registered disability savings plan, a tax-free savings account or a first home savings account (each as defined in the Tax Act) or any equivalent trust, fund or plan under any other applicable legislation worldwide to the annuitant or subscriber of the plan or holder of the account, as the case may be, or (iv) in connection with the dissolution, sale of all or substantially all the assets, liquidation or termination of a corporation, limited liability company, partnership or other Person which is the holder thereof, or in accordance with Section 2.15(4). Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of Contingent Value Rights, in whole or in part, in violation of this Section 2.15(2) shall be void ab initio and of no effect.

(3)	Prior to the Effective Time, the Corporation shall designate Odyssey Trust Company (the “CVR Agent”) or such other Person elected by the Corporation and reasonably acceptable to the Purchaser, to act as agent for the CVR Holders in connection with the Arrangement. Prior to the Effective Time, Republic shall enter into a contingent value rights agent agreement with the CVR Agent and the CVR Representatives substantially in the form attached hereto as Schedule I (the “CVR Agreement”), subject to such changes as may be reasonable or necessary to reflect reasonable requests of the CVR Agent. To the extent any modification to the terms of Section 2.15, Section 2.16 or Section 2.17 (and related defined terms) are reasonable or necessary to permit the effective administration of the CVRs in a manner substantially consistent with the rights and obligations of the parties and the CVR Holders contemplated by such provisions, the Purchaser, Republic and the Corporation will negotiate and implement such modifications in good faith. Any and all fees due to the CVR Agent shall be solely borne by Republic.

(a)	The CVR Agent shall keep a register (the “CVR Register”) for the purpose of registering Contingent Value Rights and transfers of Contingent Value Rights as herein provided, which Contingent Value Rights will always remain in uncertificated form and any entitlement to a payment pursuant to the Contingent Value Rights will only be evidenced by a position on the CVR Register. The CVR Register shall show one position for CDS & Co. representing all the Shares held by CDS on behalf of the street name holders of the Shares (other than Republic and the Rollover Shareholders in respect of their Rollover Shares) held by such holders as of immediately prior to the Effective Time, and any payments to be made under Section 2.17 to any street name holders of Shares (other than Republic and the Rollover Shareholders in respect of their Rollover Shares) shall be accomplished by the CVR Agent sending one lump payment to CDS. In the case of any other former holder of record of Shares (other than Republic and Rollover Shareholders in respect of their Rollover Shares), the Contingent Value Rights shall be registered in the name and address of such former holder of record as such names and addresses are provided to the Purchaser and Republic by or on behalf of the Corporation prior to the Effective Time.

(b)	A CVR Holder may make a written request to the CVR Agent to change such CVR Holder’s address of record in the CVR Register. The written request must be duly executed by the CVR Holder. Subject to any reasonable procedures imposed by the CVR Agent, the CVR Agent shall promptly record the change of address in the CVR Register upon receipt of such written notice.

(c)	Subject to the restrictions on transferability set forth in Section 2.15(2), every request made to transfer a Contingent Value Right must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the CVR Agent, duly executed by the relevant CVR Holder, his, her or its attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to such transfer. Upon receipt of such written notice, the CVR Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the Contingent Value Rights in the CVR Register. The CVR Agent may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of transfer such payment shall be solely borne by Republic. No transfer of a Contingent Value Right shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio.

(4)	Notwithstanding anything to the contrary contained herein, a CVR Holder may at any time at its option abandon all of its rights in a Contingent Value Right by written notice to the CVR Agent. The CVR Register shall be updated by the CVR Agent to reflect the abandonment of the rights of a CVR Holder.

(5)	David Weild, Nicholas Thadaney, Thomas Lewis, Hilary Kramer and Demetra Kalogerou (collectively, the “CVR Representatives”) shall have the authority to monitor compliance with, and enforce, on behalf of the CVR Holders, the obligations of the Purchaser and its affiliates contemplated by this Section 2.15, Section 2.16 and Section 2.17.

(a)	To the fullest extent permitted by applicable law, none of the CVR Representatives shall owe a fiduciary duty to the CVR Holders, and the CVR Holders hereby waive any and all fiduciary duties that, absent a waiver, may be implied in law or equity with respect to the CVR Representatives.

(b)	None of the CVR Representatives shall, in such capacity, have any liability for any actions taken or not taken in connection with the Contingent Value Rights, this Agreement or the transactions contemplated hereby, including the Arrangement, except to the extent of a Wilful Breach or fraud by that CVR Representative. The Guarantor shall indemnify and hold harmless each of the CVR Representatives against any and all losses, claims, damages or liabilities incurred by any such Person (in such capacity) in connection with or as a result of the services of the CVR Representatives hereunder, except to the extent that any such loss, claim, damage or liability results from the gross negligence, Wilful Breach of fraud of such CVR Representative.

(c)	On or prior to the Effective Time, the Corporation will deposit in escrow with the CVR Agent an amount of US$1,000,000 (one million US dollars) (the “CVR Escrow Amount”). The CVR Escrow Amount shall be used by the CVR Representatives, at the sole discretion of the majority of the CVR Representatives, solely in order to cover any costs and expenses (including attorney fees and other fees associated with litigation processes) incurred in connection with any failure by Republic to provide the CVR Agent with the CVR Amount at least five (5) Business Days prior to the CVR Payment Date or provide instructions to the CVR Agent to distribute the CVR Amount to the CVR Holders on the CVR Payment Date in accordance with the terms of the CVR Agreement. The CVR Agent shall transfer the CVR Escrow Amount either to the Corporation or to Republic, as instructed in writing by Republic, promptly, and in any event no later than five (5) Business Days, following the satisfaction of the obligations of Republic under the CVR Agreement.

(6)	The CVR Representatives shall be express third party beneficiaries of the provisions of this Section 2.15, Section 2.16 and Section 2.17 with full authority on behalf of the CVR Holders to enforce such provisions and to settle, negotiate or compromise any claims thereunder. Any decision, action or instruction of the majority of the CVR Representatives with respect to the matters set forth in this Section 2.15, Section 2.16 and Section 2.17 shall be final, binding and conclusive on all CVR Holders.

2.16	Efforts

From and after the Effective Time, the Purchaser shall (and shall cause the Corporation and its Subsidiaries to) use commercially reasonable efforts to continue operating the business of the Corporation and its Subsidiaries in a manner generally consistent with the manner in which the business of the Corporation and its Subsidiaries was operated prior to the Effective Time, with such modifications as reasonably determined by the Purchaser from time to time following the Effective Time.

2.17	CVR Payment Procedures

(1)	Following the Effective Date, each Contingent Value Right shall entitle the holder thereof to a payment from Republic equal to the CVR Amount on the date that is 18 months following the Escrow Deposit Date or earlier upon the occurrence of, or the filing of a request to a competent authority in connection with, a Dissolution Event of Republic (the “CVR Payment Date”).

(2)	Promptly, and in any event no later than five (5) Business Days, prior the CVR Payment Date, Republic shall deposit (or cause to be deposited) with the CVR Agent, by wire transfer of immediately available funds, a cash amount, for distribution to the CVR Holders in accordance with the terms of the CVR Agreement, equal to the CVR Amount. Republic and the CVR Representatives shall, substantially concurrent with such deposit, instruct the CVR Agent to promptly (and in any event within five (5) Business Days after such deposit) distribute such required funds to the CVR Holders.

(3)	The Parties agree the Contingent Value Rights shall constitute, if and when payment is made, consideration for the Shares (other than the Rollover Shares) at the Effective Time.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Corporation

(1)	Except as set forth in the Corporation Disclosure Letter, the Corporation hereby represents and warrants to the Purchaser as set forth in Schedule C hereto and acknowledges and agrees that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement and the consummation of the Arrangement.

(2)	Except for the representations and warranties set forth in this Agreement, neither the Corporation nor any other Person has made, or makes any other, express or implied representation and warranty, either written or oral, on behalf of the Corporation.

(3)	The representations and warranties of the Corporation contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

3.2	Representations and Warranties of the Purchaser

(1)	The Purchaser hereby represents and warrants to the Corporation as set forth in Schedule D and acknowledges and agrees that the Corporation is relying upon such representations and warranties in connection with the entering into of this Agreement and the consummation of the Arrangement.

(2)	Except for the representations and warranties set forth in this Agreement, neither the Purchaser nor any other Person has made, or makes any other, express or implied representation and warranty, either written or oral, on behalf of the Purchaser.

(3)	The representations and warranties of the Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4

COVENANTS

4.1	Conduct of Business of the Corporation

(1)	The Corporation covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, the Corporation shall, and shall cause each of its Subsidiaries to, conduct business in the Ordinary Course, except as set out in Section 4.1(1) of the Corporation Disclosure Letter, as required or permitted by this Agreement, as required by Law, in accordance with operating plans approved by the Board, or with the prior written consent of the Purchaser.

(2)	Without limiting the generality of Section 4.1(1) and except as set out in Section 4.1(2) of the Corporation Disclosure Letter, as required or permitted by this Agreement, as required by Law, in accordance with operating plans approved by the Board, or with the prior written consent of the Purchaser, the Corporation covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, the Corporation shall, and shall cause each of its Subsidiaries to (a) duly and timely file with the appropriate Governmental Entity all material Tax Returns required to be filed by any of them, which shall be correct and complete in all respects and (b) pay, withhold, collect and remit to the appropriate Governmental Entity in a timely fashion all amounts required to be so paid, withheld collected or remitted. The Corporation shall keep the Purchaser reasonably informed of any events, discussions, notices or changes with respect to any Tax or regulatory Proceeding involving the Corporation or any of its Subsidiaries.

(3)	Without limiting the generality of Section 4.1(1) and except as set out in Section 4.1(3) of the Corporation Disclosure Letter, as required or permitted by this Agreement, as required by Law, in accordance with operating plans approved by the Board or with the prior written consent of the Purchaser, the Corporation covenants and agrees that, until the earlier of the Effective Time or the time that this Agreement is terminated in accordance with its terms, the Corporation shall, and shall cause its Subsidiaries, to use commercially reasonable efforts to preserve intact the current business organization of the Corporation and its Subsidiaries, keep available the services of the Corporation Employees, contractors and agents of the Corporation and its Subsidiaries and maintain good relations with, and the goodwill of, suppliers, customers, landlords, licensors, lessors, creditors, distributors, employees, counterparties and all other Persons having business relationships with the Corporation or any of its Subsidiaries, and the Corporation shall not, and shall not permit any of its Subsidiaries, directly or indirectly to:

(a)	amend its Constating Documents;

(b)	split, combine or reclassify any shares;

(c)	redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire, any of its securities other than pursuant to a normal course issuer bid approved by the Cboe;

(d)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution;

(e)	enter into, or resolve to enter into, any agreement that has the effect of creating a joint venture, partnership, shareholders’ agreement or similar relationship between the Corporation or any of its Subsidiaries and another person;

(f)	engage in any transaction with any director, Officer or employee of the Corporation or any of its Subsidiaries or any of their respective Affiliates or Associates;

(g)	issue, grant, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance or create any derivative interest in, any securities of the Corporation or its Subsidiaries or other equity or voting interests, or any options, warrants or similar rights exercisable or exchangeable for or convertible into, or otherwise evidencing a right to acquire such securities or other equity or voting interests, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or the value of the Shares, except for the issuance of Shares issuable upon the exercise of the currently outstanding Awards;

(h)	reorganize, merge, combine or amalgamate with any Person or acquire (by merger, amalgamation, consolidation, acquisition of securities, assets or otherwise), directly or indirectly, in one transaction or in a series of transactions, any businesses or enterprises, or acquire assets, securities, properties, or other interests of any Person;

(i)	amend the terms of any securities of the Corporation or its subsidiaries, including any outstanding indebtedness;

(j)	reduce the stated capital of its shares;

(k)	sell, pledge, hypothecate, lease, license, sell and lease back, mortgage, dispose of, lose the right to use, surrender or encumber or otherwise transfer, any of its assets, securities, properties, interests or businesses, except in the Ordinary Course or in respect of assets whose book value, individually or in the aggregate, does not exceed $1,000,000;

(l)	make any capital expenditure or commitment to do so which individually or in the aggregate exceeds $1,000,000;

(m)	prepay any long-term indebtedness (whether in account of borrowed money or otherwise) before its scheduled maturity or increase, create, incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof or debt securities, other than in the Ordinary Course;

(n)	commence, cancel, waive, release, assign, settle or compromise any claim (other than insured claims), action or proceeding before a Governmental Entity (i) relating to the assets or the business of the Corporation or any of its Subsidiaries, in excess of an aggregate amount of $1,000,000 or which would reasonably be expected to impede, prevent or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) brought by any present, former or purported holder of securities of the Corporation or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the Plan of Arrangement;

(o)	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person (other than in respect of a liability or obligation incurred by a Subsidiary of the Corporation, provided that the incurrence of such liability or obligation by such Subsidiary does not constitute a breach of this Agreement);

(p)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments, other than in the Ordinary Course;

(q)	make any bonus or profit sharing distribution or similar payment of any kind, other than in accordance with the terms of an Employee Plan in force as of the date hereof;

(r)	make any material change in the Corporation’s methods of accounting, except as required by concurrent changes in IFRS or pursuant to written instructions, comments or orders of a Securities Authority;

(s)	grant any general increase in the rate of wages, salaries, bonuses or other remuneration of any Corporation Employees, directors or Officers;

(t)	except as required by Law or otherwise in the Ordinary Course: (i) adopt, enter into or amend any Employee Plan or Contract with a Corporation Employee; (ii) grant, accelerate, increase or otherwise amend any payment, award or other benefit payable to, or for the benefit of, any director or Officer of the Corporation or any of its Subsidiaries or to any Corporation Employee other as required pursuant to an existing Employee Plan or Contract; (iii) hire or terminate other than for cause the employment of any Officer-level or management-level Corporation Employee; (iv) grant any rights of indemnification, retention, severance, change of control, bonus or termination pay to, or enter into any employment agreement, indemnity agreement, deferred compensation or bonus compensation agreement (or amend such existing agreement) with, any Officer or director of the Corporation or its Subsidiaries or to any Corporation Employee; or (v) make any loan to any director or Officer of the Corporation or its Subsidiaries or to any Corporation Employee;

(u)	amend or modify in any material respect, or terminate or waive any right under, any Material Contract, or enter into any Contract that would be a Material Contract if in effect on the date hereof, or fail to enforce any material breach of any Material Contract of which it becomes aware, or materially breach or violate or be in default under any Material Contract, except for the entering into of any Contract with suppliers, customers, distributors and agents in the Ordinary Course;

(v)	enter into or renew any Contract containing any limitation or restriction on the ability of the Corporation or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its Affiliates, to engage in any type of activity or business;

(w)	enter into an agreement that could result in the payment by the Corporation or any of its Subsidiaries of a finder’s fee, success fee or other similar fee in connection with the Arrangement or the other transactions contemplated in this Agreement;

(x)	file any Tax Return inconsistent with past practice unless required by applicable Law, amend any Tax Return, make, change or revoke any entity classification or other material Tax election, settle or compromise any material Tax claim, assessment, reassessment, liability or other dispute, change any annual accounting period, adopt or change any accounting method with respect to material Taxes, enter into any closing agreement with a Governmental Entity, surrender any right to claim a refund of an amount of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim, assessment or reassessment, or enter into or make any voluntary disclosure with respect to any amount of Taxes;

(y)	take any action or fail to take any action that would, or would reasonably be expected to (i) cause the Tax attributes of assets of the Corporation or any of its Subsidiaries or the amount of Tax loss carry-forwards of the Corporation or any of its Subsidiaries to materially and adversely change from what is reflected in their respective Tax Returns or (ii) render such Tax loss carry-forwards unusable (in whole or in part) by any of them or any successor of the Corporation;

(z)	take any action or fail to take any action which action or failure to act would, or would reasonably be expected to, result in the loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any material Authorizations, or fail to pursue with commercially reasonable due diligence any pending applications to any Governmental Entities for material Authorizations;

(aa)	except as contemplated in Section 4.7 and except for scheduled renewals in the Ordinary Course, amend, modify or terminate any material insurance (or re-insurance) policy of the Corporation or any of its Subsidiaries in effect on the date of this Agreement and use commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by the Corporation, including directors’ and Officers’ insurance, not to be cancelled or terminated and to prevent any of the coverage thereunder from lapsing;

(bb)	waive, release, abandon, let lapse, grant or transfer any material right or exclusive sublicense under, or amend, modify or change in any material respect, any existing material license or right to use the Intellectual Property of a third party;

(cc)	grant or commit to grant a license or otherwise transfer any Owned Intellectual Property or right in or in respect thereto except for non-exclusive licenses entered into in the Ordinary Course, or as required pursuant to a Contract in force as of the date hereof;

(dd)	take any action which would render, or which reasonably may be expected to render, any representation or warranty made by the Corporation in this Agreement untrue or inaccurate in any material respect (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) at any time prior to the Effective Date if then made;

(ee)	materially change its business; or

(ff)	authorize, agree, resolve or otherwise commit to do any of the foregoing.

4.2	Regarding the Arrangement

(1)	The Corporation shall, and shall cause its Subsidiaries to, perform all obligations required or advisable to be performed by the Corporation or its Subsidiaries under this Agreement, cooperate with the Purchaser in connection therewith, and shall use its commercially reasonable efforts to perform all such other actions as may be necessary or advisable in order to consummate or make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, the Corporation shall, and shall cause its Subsidiaries to:

(a)	use its commercially reasonable efforts to satisfy all conditions precedent set forth in Article 6 and carry out the terms of the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement or the Arrangement;

(b)	use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from it relating to the Arrangement;

(c)	use its commercially reasonable efforts to, upon reasonable consultation with the Purchaser, oppose, lift or rescind any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it or any of its Subsidiaries is a party or brought against it or any of its Subsidiaries or any of their directors or Officers challenging the Arrangement or this Agreement;

(d)	use its commercially reasonable efforts to obtain and maintain all third party consents, waivers or approvals that are required to be obtained under Contracts in connection with the Arrangement or in order to maintain Contracts in full force and effect following completion of the Arrangement, in each case, on terms that are reasonably satisfactory to the Purchaser, and without paying, and without committing itself or the Purchaser to pay, any consideration or incur any liability or obligation without the prior written consent of the Purchaser;

(e)	not take any action, or refraining from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or the Arrangement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement, other than as permitted under this Agreement; and

(f)	use its commercially reasonable efforts to assist in obtaining the resignations and releases (in a form satisfactory to the Purchaser, acting reasonably) of each member of the Board and each member of the board of directors of the Subsidiaries to the extent requested by the Purchaser, and causing them to be replaced by Persons nominated by the Purchaser effective as of the Effective Time, subject to these directors obtaining a satisfactory release in their favour from the Purchaser, the Corporation and the relevant Subsidiaries; and

(g)	use commercially reasonable efforts to cause each of the senior officers and independent directors of the Corporation who own Shares to comply with and perform his or her obligations under their respective Support and Voting Agreement.

(2)	The Purchaser shall perform all obligations required or advisable to be performed by it under this Agreement, cooperate with the Corporation in connection therewith, and shall use its commercially reasonable efforts to perform all such other actions as may be necessary or advisable in order to consummate and make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, the Purchaser shall:

(a)	use its commercially reasonable efforts to satisfy the conditions precedent set forth in Article 6 and carry out the terms of the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by Law on it with respect to this Agreement or the Arrangement, provided, however, that under no circumstances will the Purchaser be required to agree or consent to any increase in the Consideration;

(b)	use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from it relating to the Arrangement or the transactions contemplated by this Agreement;

(c)	use its commercially reasonable efforts, upon reasonable consultation with the Corporation, to oppose, lift or rescind any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or Officers and challenging the Arrangement or this Agreement; and

(d)	not take any action, or refraining from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement, other than as permitted under this Agreement.

Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any waiver, consent or approval from any with respect to any transaction contemplated by this Agreement, the Purchaser will not be required to pay or commit to pay to such person whose waiver, consent or approval is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

(3)	The Corporation shall promptly notify the Purchaser of:

(a)	“material change” (as defined in the Securities Act (Ontario)) in relation to the Corporation or its Subsidiaries;

(b)	any event, circumstance or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c)	any material breach of this Agreement by the Corporation;

(d)	any notice or other communication from any Person alleging (i) that the consent, waiver or approval of such Person is required in connection with this Agreement or the Arrangement, or (ii) such Person is terminating or otherwise materially adversely modifying a Material Contract as a result of the Arrangement or this Agreement;

(e)	any material notice or other communication from any Governmental Entity in connection with this Agreement (and, subject to Law, the Corporation shall contemporaneously provide a copy of any such written notice or communication to the Purchaser); or

(f)	any actions, suits, arbitrations or other proceedings commenced or, to the knowledge of the Corporation, threatened against the Corporation or its Subsidiaries or affecting their assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 26(a) of the Corporation Disclosure Letter or that relate to this Agreement or the Arrangement.

4.3	Regulatory Approvals

(1)	The Purchaser, Republic and the Corporation, or where applicable, the Parties jointly, will promptly make all filings as are reasonably required to obtain the Regulatory Approvals, and will provide all information to Governmental Entities as may be requested, required or ordered pursuant to statutory and non-statutory requests for information, supplemental information requests and any court orders in connection with the Regulatory Approvals.

(2)	The Purchaser, Republic and the Corporation will exchange advance drafts of all proposed submissions, filings, applications, correspondence and other documents to be filed with any Governmental Entity in respect of this Agreement or the Arrangement, will consider in good faith any suggestions and comments made in relation thereto by the other Party and its counsel, and will provide the other Party and its counsel with final, as-submitted copies of all such submissions, filings, applications, correspondence and other documents; provided, however, that competitively sensitive information may be provided only to the external legal counsel of the other Party. The Purchaser, Republic and the Corporation will keep each other fully apprised of all communications with any Governmental Entity in respect of this Agreement or the Arrangement, including providing copies to each other on a timely basis of all communications that are received from Governmental Entities, and will not participate in such communications or meetings with Governmental Entities without giving the other Party and its counsel the opportunity to participate therein, except to the extent that competitively sensitive information is discussed, in which case external legal counsel for the relevant Party will be given the opportunity to participate.

(3)	The Parties will, and will cause its affiliates to, use its best efforts to promptly and expeditiously take all steps in order to obtain the Regulatory Approvals so as to permit the Effective Time to occur at the earliest possible date and in any event prior to the Outside Date including:

(a)	not withdrawing any filings or notifications in respect of the Regulatory Approvals or agreeing to extend any waiting periods or review periods without the prior written consent of the other Party;

(b)	if any objections are asserted with respect to the transactions contemplated by this Agreement under any Law, or if any proceeding is instituted or threatened by any Governmental Entity challenging or which could lead to a challenge of any of the transactions contemplated by this Agreement as not in compliance with Law or as not satisfying any applicable legal text under a Law necessary to obtain the Regulatory Approvals, use its best efforts to avoid and resolve such objection or proceeding; and

(c)	not take any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement, including, for the avoidance of doubt, the taking of any action or the entering into of any transaction, including any merger, acquisition, joint venture, disposition or contract that would reasonably be expected to prevent, delay or impede the obtaining of or increase the risk of not obtaining, any Regulatory Approval or otherwise prevent, delay or impede the consummation of the transactions contemplated by this Agreement.

(4)	For greater certainty, neither the Purchaser nor Republic is under any obligation to take any steps or actions or refrain from taking any steps or actions that would materially adversely affect such Party’s right to own, use or exploit its business, operations or assets or those of its affiliates, the Corporation or its subsidiaries or to negotiate or agree to the sale, divestiture or disposition by the Purchaser or Republic of its business, operations or assets or those of its affiliates, the Corporation or its subsidiaries, or to any form of behavioral remedy including an interim or permanent hold separate order.

4.4	Access to Information; Confidentiality

(1)	From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to Law and the Confidentiality Agreement, the Corporation shall, and shall cause its Subsidiaries to give to the Purchaser, Republic and their Representatives, upon reasonable notice, reasonable access to its and its Subsidiaries’ Books and Records, Contracts and financial and operating data or other information with respect to the assets or business of the Corporation as the Purchaser, Republic or their Representatives may from time to time reasonably request in connection with strategic and integration planning and for any other reasons reasonably relating to the transactions contemplated herein, so long as the access does not unduly interfere with the conduct of the business of the Corporation.

(2)	The Purchaser and Republic acknowledges that the Confidentiality Agreement shall continue to apply and that all information provided to the Purchaser, Republic and their Representatives under Section 4.4(1) that is non-public or proprietary in nature shall be subject to the terms of the Confidentiality Agreement. If this Agreement is terminated in accordance with its terms, the obligations of the parties under the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms of the Confidentiality Agreement.

4.5	Public Communications

(1)	The Parties shall cooperate in the preparation of presentations, if any, to Securityholders regarding the Arrangement. A Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Arrangement without the written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Corporation must not make any filing with any Governmental Entity (other than as required under Securities Laws) with respect to this Agreement or the Arrangement without the written consent of the Purchaser and Republic (which consent shall not be unreasonably withheld, conditioned or delayed); provided that any Party that is required to make disclosure by Law with respect to the Arrangement or this Agreement shall use its commercially reasonable efforts to give the other Parties prior oral or written notice and a reasonable opportunity for them and their legal counsel to review or comment on the disclosure or filing (other than with respect to confidential information of the disclosing Party contained in such disclosure or filing). The Party making such disclosure required by Law shall give reasonable consideration to any comments made by the other Parties or their legal counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure or filing. The Parties acknowledge that this Agreement may be filed under the Corporation’s profile on SEDAR+; provided that each Party will provide reasonable opportunity for the other Party to review or comment on the disclosure or filing (including any proposed redactions).

(2)	The Corporation shall provide reasonable opportunity for the Purchaser, Republic and their outside counsel to review or comment on any disclosure or filing made pursuant to Securities Laws not otherwise referred to in Section 4.5(1). The Corporation shall give reasonable consideration to any comments made by the Purchaser, Republic or their outside counsel prior to making such disclosure or filing, provided that all information relating solely to the Purchaser and Republic, and any information describing the terms of the Arrangement and/or the Plan of Arrangement, must be in a form and content satisfactory to the Purchaser and Republic, acting reasonably.

4.6	Notice and Cure Provisions

(1)	Each Party shall promptly notify the other Party in writing of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably expected to:

(a)	cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement until the earlier of the Effective Time and the time this Agreement is terminated in accordance with its terms; or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party prior to or at the Effective Time under this Agreement.

(2)	Notification provided under Section 4.6(1) will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(3)	The Purchaser may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(4)(a) [Breach of Representation or Warranty or Failure to Perform Covenant by the Corporation] and the Corporation may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(3)(a) [Breach of Representation or Warranty or Failure to Perform Covenant by the Purchaser], unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (a “Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date (with any Wilful Breach being deemed to be incurable), the Terminating Party may not exercise such termination right until the earlier of (a) the Outside Date, and (b) if such matter has not been cured by the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party, such date. If the Terminating Party delivers a Termination Notice prior to the date of the Meeting or the making of the application for the Final Order, unless the Parties agree otherwise, the Corporation shall postpone or adjourn the Meeting or delay making the application for the Final Order, or both, to the earlier of (a) 5 Business Days prior to the Outside Date and (b) the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party (without causing any breach of any other provision contained herein).

4.7	Insurance and Indemnification

(1)	Prior to the Effective Time, the Corporation shall and, if the Corporation is unable to, the Purchaser shall cause the Corporation as of the Effective Time, to obtain and fully pay the premium for the extension of the directors’ and Officers’ liability coverage of the Corporation’s and its Subsidiaries’ existing directors’ and Officers’ insurance policies for a claims reporting or run-off and extended reporting period and claims reporting period of six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from the Corporation’s current insurance carriers or an insurance carrier with the same or better credit rating with respect to directors’ and Officers’ liability insurance (“D&O Insurance”), and with terms, conditions, retentions and limits of liability that are no less advantageous to the present and former directors and Officers of the Corporation and its Subsidiaries than the coverage provided under the Corporation’s and its Subsidiaries’ existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a present or former director or Officer of the Corporation or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with the approval or completion of this Agreement, the Arrangement or the other transactions contemplated by this Agreement or arising out of or related to this Agreement and the transactions contemplated hereby); provided, however, that the total premium for such insurance policy shall not exceed 300% of the premium payable by Corporation for its current fiscal year. If the Corporation for any reason fails to obtain such run off insurance policies as of the Effective Time, the Purchaser shall, or shall cause the Corporation and its Subsidiaries to, maintain in effect for a period of six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Corporation’s and its Subsidiaries’ existing policies as of the date hereof, or Corporation shall purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favourable to the present and former directors and Officers of the Corporation and its Subsidiaries as provided in Corporation’s existing policies as of the date hereof.

(2)	The Purchaser shall cause the Corporation or the applicable Subsidiary of the Corporation to honour all rights to indemnification or exculpation now existing in favour of present and former employees, Officers and directors of the Corporation and its Subsidiaries to the extent that they are contained in their Constating Documents or disclosed in Section 4.7(2) of the Corporation Disclosure Letter and acknowledges that such rights, to the extent that they are contained in their Constating Documents or disclosed in Section 4.7(2) of the Corporation Disclosure Letter, shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms.

(3)	This Section 4.7 shall survive the consummation of the Arrangement and is intended to be for the benefit of, and shall be enforceable by, the present and former directors and Officers of the Corporation and its Subsidiaries and their respective heirs, executors, administrators and personal representatives (the “Indemnified Persons”) and shall be binding on the Purchaser, the Corporation and their respective successors and assigns, and, for such purpose, the Corporation hereby confirms that it is acting as agent on behalf of the Indemnified Persons.

4.8	Cboe De-Listing

(1)	Each of the Corporation and the Purchaser agrees to use their commercially reasonable efforts to cooperate with the other Party in taking, or causing to be taken, all actions necessary to enable (i) the delisting of the Shares from the Cboe (including, if requested by the Purchaser, such items as may be necessary to delist the Shares on the Effective Date) and (ii) the Corporation to cease being a reporting issuer under applicable Canadian Securities Laws, in each case, as promptly as practicable following the Effective Time. Notwithstanding the foregoing, the Corporation will continue to qualify as a “public corporation” for purposes of the Tax Act until the Effective Time.

4.9	Tax Cooperation

The Parties shall reasonably cooperate in good faith to determine whether any transaction contemplated by this Agreement or the Plan of Arrangement, or any transaction that may be considered to be part of the same series of transactions as the transactions contemplated by this Agreement or the Plan of Arrangement, is a “reportable transaction” (as defined in section 237.3 of the Tax Act), is a “notifiable transaction” (as defined in section 237.4 of the Tax Act), or is otherwise required to be reported to any applicable Governmental Entity under any analogous provision of any comparable Law of any province or territory of Canada. If any Party determines that any such transaction is reportable then it shall so notify all other Parties and the Parties shall reasonably cooperate in good faith (including sharing of draft reporting forms) to make any such report on a timely basis. Notwithstanding the foregoing and for greater certainty, each Party shall be permitted to report any transaction to an applicable Governmental Entity to the extent that such Party determines, acting reasonably, that such reporting is required by applicable Law.

4.10	Rollover Agreements

The Purchaser shall enter into additional Rollover Agreements with Shareholders identified by the Corporation that collectively, hold not more than 40% of the outstanding Shares (on a fully diluted basis assuming a cashless exercise by holders of Options in accordance with the terms of the Incentive Plan and the settlement of all outstanding Restricted Share Units and inclusive of any Shares that are subject to Rollover Agreements entered into as of the date hereof and the Shares held by Republic as of the date hereof).

ARTICLE 5

ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

5.1	Non-Solicitation

(1)	Except as expressly provided in this Article 5, the Corporation shall not, and shall cause its Subsidiaries not to, directly or indirectly, through any of its Representatives or Affiliates, or otherwise, and shall not permit any such Person to:

(a)	solicit, assist, initiate, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, Books or Records or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer (whether public or otherwise) that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(b)	enter into or otherwise engage, co-operate or participate in any discussions or negotiations with, or furnish information to, or otherwise co-operate in any way with, any Person (other than the Purchaser and its Affiliates) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal provided that the Corporation may (i) advise any Person of the restrictions of this Agreement, and (ii) advise any Person making an Acquisition Proposal that the Board has determined that such Acquisition Proposal does not constitute a Superior Proposal, in each case if, in so doing, no other information that is prohibited from being communicated under this Agreement is communicated to such Person;

(c)	make a Change in Recommendation;

(d)	accept, approve, endorse, recommend or publicly propose to accept endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal, it being understood that publicly taking no position or a neutral position with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for a period of no more than five Business Days following such public announcement or public disclosure will not be considered to be in violation of this Section 5.1 (or in the event that the Meeting is scheduled to occur within such five Business Day period, prior to the third Business Day prior to the date of the Meeting; or

(e)	accept or enter into or publicly propose to accept or enter into any agreement, letter or intent, term sheet, understanding or arrangement (in each case, whether or not legally binding) with any Person (other than the Purchaser or its Affiliates) in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by and in accordance with Section 5.3(1)(d)).

(2)	The Corporation shall, and shall cause its Subsidiaries and their respective Representatives to, promptly cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities with any Person (other than the Purchaser and its Affiliates) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection with such termination shall:

(a)	immediately discontinue access to and disclosure of all information regarding the Corporation or any of its Subsidiaries, including any data room, any confidential information, properties, facilities and Books and Records; and

(b)	promptly, and in any event within two (2) Business Days of the date hereof, request, and exercise all rights it has to require (i) the prompt return or destruction of all copies of any confidential information regarding the Corporation or any of its Subsidiaries provided to any Person other than the Purchaser, its Affiliates and its Representatives, and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Corporation or any of its Subsidiaries, to the extent that such information has not previously been returned or destroyed, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(3)	The Corporation represents and warrants that it has not waived any confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which the Corporation or any of its Subsidiaries is a Party, and the Corporation covenants and agrees that (a) the Corporation shall use commercially reasonable efforts to enforce each confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which the Corporation or any of its Subsidiaries is a party, and (b) neither the Corporation, nor any of its Subsidiaries nor any of their respective Representatives have released or will, without the prior written consent of the Purchaser (which may be withheld or delayed in the Purchaser’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Corporation, or any of its Subsidiaries, under any confidentiality or similar agreement or restriction to which the Corporation or any of its Subsidiaries is a party.

5.2	Notification of Acquisition Proposals

(1)	If the Corporation or any of its Subsidiaries or any of their respective Representatives, receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to the Corporation or any of its Subsidiaries, including but not limited to information, access, or disclosure relating to the properties, facilities and Books and Records, or any discussions or negotiations are sought to be initiated or continued with the Corporation, its Subsidiaries or any of their respective Representatives in connection with Acquisition Proposal, the Corporation shall promptly notify the Purchaser, at first orally, and then in writing, of such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions, the identity of all Persons making the Acquisition Proposal, proposal, offer or request, and copies of documents, material correspondence or other material received in respect of, from or on behalf of any such Person.

(2)	The Corporation shall keep the Purchaser fully informed, on a prompt basis, of the status of developments and negotiations with respect to such Acquisition Proposal, inquiry, proposal, offer or request, including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request and shall provide to the Purchaser copies of all material correspondence if in writing or electronic form, and if not in writing or electronic form, a description of the material terms of such correspondence communicated to the Corporation by or on behalf of any Person making such Acquisition Proposal, inquiry, proposal, offer or request.

5.3	Responding to an Acquisition Proposal

(1)	Notwithstanding Section 5.1, if at any time prior to obtaining the Required Shareholder Approval, the Corporation receives a written Acquisition Proposal, the Corporation may engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of confidential information, properties, facilities, or Books and Records, provided that if and only if:

(a)	the Board first determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal constitutes, or would reasonably be expected to constitute or lead to a Superior Proposal;

(b)	such Person making the Acquisition Proposal was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, non-disclosure, use, business purpose or similar restriction with the Corporation or any of its Subsidiaries;

(c)	the Corporation has been, and continues to be, in compliance with its obligations under this Article 5;

(d)	prior to providing any such copies, access, or disclosure, the Corporation enters into a confidentiality and standstill agreement with such Person that contains confidentiality restrictions that are no less favourable to the Corporation than those set out in the Confidentiality Agreement, and any such copies, access or disclosure provided to such Person shall have already been (or simultaneously be) provided to the Purchaser; and

(e)	the Corporation promptly provides the Purchaser with:

(i)	prior written notice stating the Corporation’s intention to participate in such discussions or negotiations and to provide such copies, access or disclosure;

(ii)	prior to providing any such copies, access or disclosure, true, complete and final executed copy of the confidentiality and standstill agreement referred to in Section 5.3(1)(d); and

(iii)	any material non-public information concerning the Corporation or its Subsidiaries provided to such other Person which was not previously provided to the Purchaser.

(2)	Nothing contained in this Article 5 shall prohibit the Board from making disclosure to securityholders as required by applicable Law, including complying with section 2.17 of Multilateral Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal.

5.4	Right to Match

(1)	If the Corporation receives an Acquisition Proposal that constitutes a Superior Proposal, the Board may at any time prior to obtaining the Required Shareholder Approval, enter into a definitive agreement with respect to such Superior Proposal or make a Change in Recommendation, if and only if:

(a)	the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, non-disclosure, use, business purpose or similar restriction with the Corporation or any of its Subsidiaries;

(b)	the Corporation has been, and continues to be, in material compliance with its obligations under this Article 5;

(c)	the Corporation has delivered to the Purchaser a written notice of the determination of the Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Board to enter into such definitive agreement or make a Change of Recommendation with respect to such Superior Proposal, together with a written notice from the Board regarding the value and financial terms that the Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Superior Proposal (the “Superior Proposal Notice”);

(d)	the Corporation has provided the Purchaser a copy of the proposed definitive agreement for the Superior Proposal and all supporting materials, including any financing documents supplied to the Corporation in connection therewith;

(e)	at least 5 Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received all of the materials set forth in Section 5.4(1)(d);

(f)	during any Matching Period, the Purchaser has had the opportunity (but not the obligation), in accordance with Section 5.4(2), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(g)	after the Matching Period, the Board has determined in good faith, after consultation with the Corporation’s outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (if applicable, compared to the terms of the Arrangement as proposed to be amended by the Purchaser under Section 5.4(2); and

(h)	prior to or concurrently with entering into such definitive agreement, the Corporation terminates this Agreement pursuant to Section 7.2(3)(b) and pays the Termination Fee pursuant to Section 8.2.

(2)	During the Matching Period, or such longer period as the Corporation may approve in writing for such purpose: (a) the Board shall review any offer made by the Purchaser under Section 5.4(1)(f) to amend the terms of this Agreement, the Arrangement or the Plan of Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) the Corporation shall negotiate in good faith with the Purchaser to make such amendments to the terms of this Agreement, and the Plan of Arrangement as would enable the Purchaser to proceed with the transactions contemplated by this Agreement on such amended terms. If the Board determines that such Acquisition Proposal would cease to be a Superior Proposal, the Corporation shall promptly so advise the Purchaser and the Corporation and the Purchaser shall amend this Agreement to reflect such offer made by the Purchaser, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(3)	Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Shareholders (other than Republic and the Rollover Shareholders with respect to their Rollover Shares) or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 5.4, and the Purchaser shall be afforded a new 5 Business Day Matching Period from the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received all of the materials set forth in Section 5.4(1)(d) with respect to the new Superior Proposal from the Corporation.

(4)	The Board shall promptly reaffirm the Board Recommendation by press release after any Acquisition Proposal which the Board has determined not to be a Superior Proposal is publicly announced or publicly disclosed or the Board determines that a proposed amendment to the terms of this Agreement, or the Plan of Arrangement as contemplated under Section 5.4(2) would result in an Acquisition Proposal no longer being a Superior Proposal. The Corporation shall provide the Purchaser and its legal counsel with a reasonable opportunity to review and comment on the form and content of any such press release and shall make all reasonable amendments to such press release as requested by the Purchaser and its counsel.

(5)	If the Corporation provides a Superior Proposal Notice to the Purchaser on a date that is less than 10 Business Days before the Meeting, the Corporation shall either proceed with or shall postpone the Meeting, as directed by the Purchaser, to a date that is not more than 15 Business Days after the scheduled date of the Meeting.

5.5	Breach by Subsidiaries and Representatives

Without limiting the generality of the foregoing, the Corporation shall advise its Subsidiaries and its Representatives of the prohibitions set out in this Article 5 and any violation of the restrictions set forth in this Article 5 by the Corporation, its Subsidiaries or Representatives is deemed to be a breach of this Article 5 by the Corporation.

ARTICLE 6

CONDITIONS

6.1	Mutual Conditions Precedent

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Time, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(1)	Arrangement Resolution. The Required Shareholder Approval has been obtained at the Meeting in accordance with the Interim Order.

(2)	Interim and Final Order. The Interim Order and the Final Order have each been obtained on terms consistent with this Agreement, and have not been set aside or modified in a manner unacceptable to either the Corporation or the Purchaser, each acting reasonably, on appeal or otherwise.

(3)	Illegality. No Law is in effect (whether temporary, preliminary or permanent) which prevents, prohibits or makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Corporation or the Purchaser from consummating the Arrangement or any of the other transactions contemplated in this Agreement.

(4)	Cboe Approval. The necessary conditional approvals or equivalent approvals, as the case may be, of the Cboe have been obtained.

(5)	Regulatory Approval. The Required Regulatory Approvals have been obtained, and shall not have been rescinded or modified.

6.2	Additional Conditions Precedent to the Obligations of the Purchaser

The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:

(1)	Representations and Warranties. (i) The representations and warranties of the Corporation set forth in this Agreement are true and correct as of the Effective Time, except to the extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect or prevent, significantly impede or materially delay the completion of the Arrangement (and, for this purpose, any reference to “material”, “Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be ignored), and (ii) the representations and warranties of the Corporation set forth in Paragraphs (1) [Organization and Qualification], (2) [Corporate Authorization], (3) [Execution and Binding Obligation], (5)(a) [No Conflict], (6) [Capitalization], (8) [Subsidiaries] and (20) [Brokers] of Schedule C are true and correct in all respects as of the Effective Time, in each case except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date, and the Corporation has delivered a certificate confirming same to the Purchaser, executed by two senior Officers of the Corporation (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(2)	Performance of Covenants. The Corporation has fulfilled or complied in all material respects with each of the covenants of the Corporation contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and has delivered a certificate confirming same to the Purchaser, executed by two senior Officers of the Corporation (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(3)	No Legal Action. There is no action or proceeding pending before any Governmental Entity by any Person (other than the Purchaser) that is reasonably likely to:

(a)	cease trade, enjoin, prohibit, or impose any material limitations or conditions on, the Purchaser’s ability to acquire, hold, or exercise full rights of ownership over, any Shares, including the right to vote the Shares;

(b)	impose material terms or conditions on completion of the Arrangement or on the ownership or operation by the Purchaser of the business or assets of the Corporation or any of its Subsidiaries, or compel the Purchaser to dispose of or hold separate any of the business or assets of the Purchaser, any of its Affiliates, the Corporation or any of its Subsidiaries as a result of the Arrangement; or

(c)	prevent the consummation of the Arrangement, or if the Arrangement is consummated, have a Material Adverse Effect.

(4)	Dissent Rights. Dissent Rights have not been exercised with respect to more than 5% of the issued and outstanding Shares (excluding, for the purpose of such calculation, the issued and outstanding Shares held by Republic and the Rollover Shareholders with respect to their Rollover Shares) and the Corporation shall have delivered a certificate confirming same to the Purchaser, executed by two senior Officers of the Corporation (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(5)	Material Adverse Effect. Since the date of this Agreement, there shall have not occurred a Material Adverse Effect.

(6)	Support and Voting Agreement. The Purchaser shall have received the applicable signed Support and Voting Agreements from all senior officers and the independent directors of the Corporation.

6.3	Additional Conditions Precedent to the Obligations of the Corporation

The Corporation is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Corporation and may only be waived, in whole or in part, by the Corporation in its sole discretion:

(1)	Representations and Warranties. The representations and warranties of the Purchaser are true and correct in all material respects as of the Effective Time, except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date, and the Purchaser has delivered a certificate confirming same to the Corporation, executed by two senior Officers of the Purchaser (in each case without personal liability) addressed to the Corporation and dated the Effective Date.

(2)	Performance of Covenants. Each of the Purchaser and the Guarantor has fulfilled or complied in all material respects with each of the covenants of the Purchaser and the Guarantor contained in this Agreement to be fulfilled or complied with by them on or prior to the Effective Time, and each of the Purchaser and the Guarantor has delivered a certificate confirming same to the Corporation, executed by two senior Officers of the Purchaser and the Guarantor (in each case without personal liability) addressed to the Corporation and dated the Effective Date.

(3)	Deposit of Cash Consideration with Depositary. Subject to obtaining the Final Order and the satisfaction or waiver of the other conditions precedent contained herein in its favour (other than conditions which, by their nature, are only capable of being satisfied as of the Effective Time), the Guarantor has deposited or caused to be deposited, one Business Day prior to the Effective Date, with the Depositary in escrow in accordance with Section 2.10, the funds required to effect payment in full of the Cash Consideration to be paid pursuant to the Arrangement.

(4)	Tax Ruling by Israeli Tax Authorities. The Corporation has obtained from the Israeli Tax Authorities a favourable tax ruling, satisfactory to the Corporation at its sole discretion.

(5)	Rollover Agreements. The Rollover Agreements entered into with the Rollover Shareholders listed in Schedule G remain in full force and effect.

ARTICLE 7

TERM AND TERMINATION

7.1	Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with the provisions of Section 7.2 below.

7.2	Termination

This Agreement may be terminated prior to the Effective Time by:

(1)	the mutual written agreement of the Parties; or

(2)	either the Corporation, on the one hand, or the Purchaser, on the other hand, if:

(a)	No Required Shareholder Approval. The Required Shareholder Approval is not obtained at the Meeting in accordance with the Interim Order; provided that a Party may not terminate this Agreement pursuant to this Section 7.2(2)(a) if the failure to obtain the Required Shareholder Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(b)	Illegality. After the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins the Corporation or the Purchaser from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable, provided the Party seeking to terminate this Agreement pursuant to this Section 7.2(2)(b) has used its commercially reasonable efforts to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement; or

(c)	Occurrence of Outside Date. The Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(2)(c) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement.

(3)	the Corporation if:

(a)	Breach of Representation or Warranty or Failure to Perform Covenant. A breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser or the Guarantor under this Agreement occurs that would cause any condition in Section 6.3(1) [Purchaser Representations and Warranties Condition] or Section 6.3(2) [Purchaser Covenants Condition] not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date in accordance with the terms of Section 4.6(2) provided that the Corporation is not then in breach of this Agreement so as to directly or indirectly cause any condition in Section 6.2(1) [Corporation Representations and Warranties Condition] or Section 6.2(2) [Corporation Covenants Condition] not to be satisfied; or

(b)	Superior Proposal. Prior to obtaining the Required Shareholder Approval, the Board authorizes the Corporation to enter into a definitive written agreement (other than the confidentiality agreement permitted by and in accordance with Section 5.3(1)(d) with respect to a Superior Proposal and prior to or concurrently with such termination the Corporation pays the Termination Fee in accordance with Section 8.2;

(c)	Early Termination. In the reasonable opinion of the Corporation, the condition in Section 6.3(2) [Performance of Covenants] is not likely to be satisfied on or prior to the Effective Date, but only due to a breach by the Purchaser or the Guarantor of their obligations set out in Section 2.4(4); or

(d)	Material Adverse Effect. There has occurred a Material Adverse Effect on or after the date of this Agreement.

(4)	the Purchaser if:

(a)	Breach of Representation or Warranty or Failure to Perform Covenant. A breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Corporation under this Agreement occurs that would cause any condition in Section 6.2(1) [Corporation Representations and Warranties Condition] or Section 6.2(2) [Corporation Covenants Condition] not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 4.6(2); provided that the Purchaser is not then in breach of this Agreement so as to directly or indirectly cause any condition in Section 6.3(1) [Purchaser Representations and Warranties] or Section 6.3(2) [Purchaser Covenants Condition] not to be satisfied; or

(b)	Change in Recommendation or Breach of Article 5. (A) the Board fails to recommend or withdraws, amends, modifies or qualifies, or publicly proposes or states an intention to withdraw, amend, modify or qualify, the Board Recommendation, (B) the Board accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal or takes no position or remains neutral with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for more than five Business Days (or beyond the third Business Day prior to the date of the Meeting, if sooner), (C) the Board fails to publicly recommend or reaffirm the Board Recommendation within five Business Days after having been requested in writing by the Purchaser to do so (or in the event that the Meeting is scheduled to occur within such five Business Day period, prior to the third Business Day prior to the date of the Meeting) (collectively, a “Change in Recommendation”), or (D) the Corporation breaches Article 5 in any material respect.

7.3	Effect of Termination/Survival

If this Agreement is terminated pursuant to Section 7.1 due to the occurrence of the Effective Time or Sections 7.2 or 8.2(2), this Agreement shall become void and of no further force or effect without liability of any Party (or any Shareholder or Representative of such Party) to any other Party to this Agreement, except that: (a) in the event of termination under Section 7.1 as a result of the completion of the Arrangement, Section 4.8 shall survive such termination; and (b) in the event of termination under Sections 7.2 or 8.2(2), this Section 7.3 and Section 8.2 through to and including Section 8.18 shall survive and remain enforceable, and provided further that no Party shall be relieved of any liability for any Wilful Breach by it of this Agreement.

ARTICLE 8
GENERAL PROVISIONS

8.1	Amendments

This Agreement and the Plan of Arrangement, may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be amended by written agreement of the Parties without, subject to applicable Laws, further notice to or authorization on the part of the affected securityholders, and any such amendment may, without limitation:

(1)	change the time for performance of any of the obligations or acts of the Parties;

(2)	waive any inaccuracies or modify any representation, term or provision contained herein or in any document delivered pursuant hereto; or

(3)	waive compliance with or modify any of the:

(a)	conditions precedent referred to in Article 6; or

(b)	any of the covenants herein contained or waive or modify performance of any of the obligations of the Parties,

provided, however, that no such amendment may reduce or materially affect the consideration to be received by the Shareholders under the Arrangement without their approval at the Meeting or, following the Meeting, without their approval given in the same manner as required by applicable Laws for the approval of the Arrangement as may be required by the Court.

8.2	Termination and Reverse Termination Fees

(1)	Upon the occurrence of a Termination Fee Event, the Corporation shall pay the Purchaser the Termination Fee in accordance with Section 8.2(3).

(2)	For the purposes of this Agreement, “Termination Fee” means $10,000,000, and “Termination Fee Event” means the termination of this Agreement:

(a)	by the Purchaser, pursuant to Section 7.2(4)(b) [Change in Recommendation or Breach of Article 5];

(b)	by the Corporation pursuant to Section 7.2(3)(b) [Superior Proposal]; or

(c)	by the Corporation or the Purchaser pursuant to Section 7.2(2)(a) [No Required Shareholder Approval], if:

(i)	after the announcement of this Agreement and prior to such termination, an Acquisition Proposal is made or publicly announced or otherwise publicly disclosed by any Person (other than the Purchaser or any of its Affiliates) and such Acquisition Proposal has not expired or been withdrawn prior to the date of the Meeting; and

(ii)	within six months following the date of such termination, (i) such Acquisition Proposal is completed, or (ii) the Corporation or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a definitive agreement in respect of such Acquisition Proposal and such Acquisition Proposal is later completed (whether or not within six months after such termination);

for the purpose of Section 8.2(2)(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that reference to 20% or more shall be deemed to be references to 50% or more.

(3)	The Termination Fee shall be paid by the Corporation to the Purchaser, by wire transfer of immediately available funds, if a Termination Fee Event occurs due to:

(a)	a termination of this Agreement described in Section 8.2(2)(a), within five Business Days of the occurrence of such Termination Fee Event;

(b)	a termination of this Agreement described in Section 8.2(2)(b), prior to or concurrently with such termination; and

(c)	a termination of this Agreement described in Section 8.2(2)(c), on the completion of the Acquisition Proposal referred to in Section 8.2(2)(c).

Despite any other provision in this Agreement relating to the payment of fees and expenses, including the payment of brokerage fees, if a Reverse Termination Fee Event occurs, the Guarantor will pay or cause to be paid (by instructing the Escrow Agent to release the Escrow Amount) to the Corporation by wire transfer in immediately available funds to an account designated by the Corporation, an amount equal to $10,000,000 (the “Reverse Termination Fee”) within two Business Days following such Reverse Termination Fee Event. For greater certainty, in no event will the Guarantor or the Purchaser be obligated to pay the Reverse Termination Fee on more than one occasion. For the purposes of this Agreement, “Reverse Termination Fee Event” means the termination of this Agreement by the Corporation pursuant to Section 7.2(3)(a) [Purchaser Breach] due to a breach of paragraph 11 of Schedule D or a failure to perform any covenant or agreement on the part of the Purchaser or the Guarantor under this Agreement other than a breach by the Purchaser or the Guarantor of their obligations under Section 2.4(4).

8.3	Guarantee

The Guarantor hereby unconditionally and irrevocably guarantees in favour of the Corporation, as principal and not as surety, the due and punctual performance (and, where applicable, payment) by the Purchaser (and its successors and permitted assigns) of each of its obligations and liabilities under this Agreement and the Plan of Arrangement, as the same may be amended, changed, replaced, settled, compromised or otherwise modified from time to time, and irrespective of any bankruptcy, insolvency, dissolution, winding-up, termination of the existence of or other matter whatsoever respecting the Purchaser or any successor or permitted assignee. The Guarantor hereby agrees that the Corporation shall not have to proceed first against the Purchaser in respect of any such matter before exercising its rights under this guarantee against the Guarantor and agrees to be liable for all guaranteed obligations as if it were the principal obligor of such obligations. The Guarantor hereby waives promptness, diligence, demand, notice of acceptance and any other notice with respect to any of the guaranteed obligations and this Agreement. The Guarantor hereby agrees to indemnify and save the Corporation and the Shareholders harmless from and against all loss, cost, damage, expense, claims and liability which they may at any time suffer or incur in connection with any failure by Purchaser to duly and punctually pay or perform its obligations owed to the Corporation and/or the Shareholders under this Agreement.

8.4	Liquidated Damages

Each of the Parties acknowledges and agrees that all of the payment amounts sent out in Section 8.2 are payments of liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, reputational damage, and out of pocket expenditures, which the Party entitled to payment will suffer or incur as a result of the event giving rise to such payment and are not penalties. Each Party irrevocably waives any right that it may have to raise as a defense that any such liquidated damages are excessive or punitive. In addition, the Parties agree that the payment of the Termination Fee and the Reverse Termination Fee, as the case may be, pursuant to Section 8.2 in the manner provided therein is the sole and exclusive remedy of the Party in respect of the events giving rise to such payment, provided, however, that this limitation shall not apply in the event of Wilful Breach or fraud by the Parties and nothing contained in herein shall preclude the Parties from seeking injunctive relief to restrain the breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement as set out in Section 8.9 or specific performance of any of the acts, covenants or agreements set forth in this Agreement or the Confidentiality Agreement, without the necessity of posting a bond or security in connection therewith.

8.5	Expenses

(1)	Except as expressly otherwise provided in this Agreement, all out-of-pocket third party transaction expenses incurred in connection with this Agreement and the Plan of Arrangement and the transactions contemplated hereunder and thereunder, including all costs, expenses and fees of the Corporation incurred prior to or after the Effective Time in connection with, or incidental to, the Plan of Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated.

8.6	Notices

(1)	Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier, facsimile or electronic mail (provided confirmation of receipt is acknowledged by return electronic mail from the recipient) and addressed:

(a)	to the Purchaser at:

Republic Strategic Acquisition Co LLC

Attention:	[REDACTED - NAME]
Email:	[REDACTED - EMAIL]

with a copy (which will not constitute notice) to:

McCarthy Tétrault LLP

4000, 421-7th Avenue S.W.

Calgary, Alberta

T2P 4K9

Attention:	Bradley Squibb
Email:	bsquibb@mccarthy.ca

(b)	to the Corporation at:

The INX Digital Company, Inc.

Attention:	[REDACTED - NAME]
Email:	[REDACTED - EMAIL]

with a copy (which will not constitute notice) to:

Fasken Martineau DuMoulin LLP

2400-333 Bay Street

Toronto, Ontario

M5H 2T6

Attention:	Bradley Freelan and Daniel Fuke
Email:	bfreelan@fasken.com and dfuke@fasken.com

with a copy (which will not constitute notice) to:

Gornitzky & Co.

Vitania Tel Aviv Tower,

20 HaHarash St., TLV Israel

Telephone No.: +972-3-710 9107

E-Mail: Yhorn@gornitzky.com

Attention: Adv. Yuval Horn

(c)	to the Guarantor at:

OpenDeal Inc. (dba Republic)

Attention:	[REDACTED - NAME]
Email:	[REDACTED - EMAIL]

with a copy (which will not constitute notice) to:

McCarthy Tétrault LLP

4000, 421-7th Avenue S.W.

Calgary, Alberta

T2P 4K9

Attention:	Bradley Squibb
Email:	bsquibb@mccarthy.ca

(2)	Any notice or other communication is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day, (iii) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile or (iv) if sent by electronic mail, upon confirmation of receipt by the recipient if it is a Business Day and confirmation was received prior to 5:00 p.m. (local time in place of delivery or receipt) and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a Party’s outside legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to outside legal counsel does not invalidate delivery of that notice or other communication to a Party.

8.7	Time of the Essence

Time is of the essence in this Agreement.

8.8	Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Party may, either before the Effective Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement and, in the event the Arrangement becomes effective, to document or evidence any of the transactions or events set out in the Plan of Arrangement.

8.9	Injunctive Relief

Subject to Sections 8.2 and 8.4, the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Subject to Sections 8.2 and 8.4, it is accordingly agreed that the Parties shall be entitled to specific performance of the terms of this Agreement and an injunction or injunctions and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

8.10	Third Party Beneficiaries

Except as provided in Section 2.7, Section 2.15(6) and Section 4.7 which, without limiting their terms, are intended as stipulations for the irrevocable benefit of, and shall be enforceable by, the third Persons mentioned in such provisions, the Corporation and the Purchaser intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any person who is not a Party, without notice to or consent of that Person, including third Persons mentioned in Section 2.7, Section 2.15(6) and Section 4.7.

8.11	Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right. The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise.

8.12	Entire Agreement

This Agreement, together with the Corporation Disclosure Letter, the Confidentiality Agreement and the CVR Agreement, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.

8.13	Successors and Assigns

(1)	This Agreement becomes effective only when executed by the Corporation and the Purchaser. After that time, it will be binding upon and enure to the benefit of the Corporation, the Purchaser and their respective successors and permitted assigns.

(2)	Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party, except that the Purchaser may assign all or any portion of its rights and obligations under this Agreement to a wholly-owned Subsidiary of the Purchaser, but none of any such assignments shall (i) relieve the Purchaser of its obligations hereunder, (ii) impair, delay or prevent the satisfaction of any other conditions set forth in Article 6, or (iii) impair, delay or prevent the consummation of the transactions contemplated by this Agreement.

8.14	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.15	Governing Law

(1)	This Agreement will be governed by, interpreted and enforced in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein.

(2)	Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

8.16	Rules of Construction

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

8.17	No Liability

No director or Officer of the Purchaser shall have any personal liability whatsoever to the Corporation under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Purchaser. No director or Officer of the Corporation or any of its Subsidiaries shall have any personal liability whatsoever to the Purchaser under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Corporation or any of its Subsidiaries.

8.18	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement.

THE INX DIGITAL COMPANY, INC.

By:	“Shy Datika”
	Name:	Shy Datika
	Title:	Chief Executive Officer

OPENDEAL INC. (DBA REPUBLIC)

By:	“Kendrick Nguyen”
	Name:	Kendrick Nguyen
	Title:	Co-Chief Executive Officer

REPUBLIC STRATEGIC ACQUISITION CO LLC

By:	“Kendrick Nguyen”
	Name:	Kendrick Nguyen
	Title:	As representative of OpenDeal Inc., sole member of Republic Strategic Acquisition Co LLC

SCHEDULE A

PLAN OF ARRANGEMENT

(See attached)

FORM OF PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER DIVISION 5 OF PART 9 OF THE BUSINESS

CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms have the respective meanings set out below and grammatical variations of those terms have corresponding meanings:

(a)	“Affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions;

(b)	“Arrangement” means an arrangement under the provisions of Section 288 of the BCBCA, on the terms and conditions set forth in this Plan of Arrangement, as amended or varied from time to time in accordance with the terms of the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior consent of the Corporation and the Purchaser, each acting reasonably;

(c)	“Arrangement Agreement” means the agreement made as of April 3, 2025 among the Corporation, the Purchaser and the Guarantor including the schedules thereto, as the same may be supplemented or amended from time to time;

(d)	“Arrangement Resolution” means the special resolution approving this Plan of Arrangement to be considered at the Meeting, substantially in the form of Schedule B to the Arrangement Agreement;

(e)	“BCBCA” means the Business Corporations Act (British Columbia), as promulgated or amended from time to time;

(f)	“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario;

(g)	“Cash Consideration” means $[●][1] in cash per Share;

(h)	“Cboe” means the Cboe (Canada) Exchange;

(i)	“Corporation” means The INX Digital Company, Inc., a corporation incorporated under the laws of the Province of British Columbia;

[1]	Number to be determined once the total number of Shares held by Rollover Shareholders is finalized.

(j)	“Consideration” means, collectively, for each Share, (i) the Cash Consideration, and (ii) one CVR;

(k)	“Court” means the Supreme Court of British Columbia;

(l)	“CVR” means a contingent value right entitling the holder thereof to receive a payment equal to the CVR Amount in accordance with the terms of the CVR Agreement;

(m)	“CVR Agent” means Odyssey Trust Company or such other person that is reasonably acceptable to the Guarantor;

(n)	“CVR Agreement” means the contingent value rights agent agreement to be entered into prior to the Effective Date between the Guarantor and the CVR Agent;

(o)	“CVR Amount” means a payment equal to $[●][2] per CVR;

(p)	“CVR Representatives” means the representatives set out in Section 2.15(5) of the Arrangement Agreement;

(q)	“Depositary” means Odyssey Trust Company in its capacity as depositary for the Arrangement, or such other person as the Corporation and the Purchaser agree to engage as depositary for the Arrangement;

(r)	“Dissent Rights” has the meaning ascribed thereto in Section 4.1;

(s)	“Dissenting Shareholder” means a registered holder of Shares who has duly and validly exercised Dissent Rights in respect of the Arrangement Resolution in strict compliance with the Dissent Rights and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of Shares in respect of which Dissent Rights are validly exercised by such holder;

(t)	“Dissenting Shares” means the Shares held by Dissenting Shareholders in respect of which such Dissenting Shareholders have given Notice of Dissent;

(u)	“Effective Date” means the date upon which the Arrangement becomes effective, as set out in Section 2.9(1) and (2) of the Arrangement Agreement;

(v)	“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date or such other time as the Corporation and the Purchaser may agree upon in writing;

(w)	“Escrow Agent” means Odyssey Trust Company, or such other person as the Corporation and the Purchaser agree to engage as escrow agent;

(x)	“Escrow Amount” means $10,000,000;

[2]	Number to be determined once the total number of Shares held by Rollover Shareholders is finalized.

(y)	“Final Order” means the order of the Court approving the Arrangement under Section 291 of the BCBCA, in form and substance acceptable to the Corporation and the Purchaser, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both the Corporation and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided that any such amendment, modification, supplement or variation is acceptable to both the Corporation and the Purchaser, each acting reasonably) on appeal unless such appeal is withdrawn, abandoned or denied;

(z)	“Former Shareholders” means the holders of Shares, registered or beneficial as the case may be, immediately prior to the Effective Time other than the Purchaser or any or its Affiliates (including the Guarantor);

(aa)	“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, minister, cabinet, governor in council, ministry, agency or instrumentality, domestic or foreign; (ii) any subdivision, agent or authority of any of the foregoing; (iii) any quasi-governmental or private body including any tribunal, commission, regulatory agency or self-regulatory organization exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; (iv) any administrative court, tribunal, commission, board, panel or arbitrator acting under the authority of any of the foregoing; or (v) any Securities Authority or stock exchange, including the Cboe;

(bb)	“Guarantor” means OpenDeal Inc. (dba Republic), a corporation incorporated under the laws of Delaware;

(cc)	“Interim Order” means the interim order of the Court to be issued following the application therefor submitted to the Court as contemplated by Section 2.2 of the Arrangement Agreement in a form acceptable to the Corporation and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of the Corporation and the Purchaser, each acting reasonably;

(dd)	“Law” means any and domestic or foreign, national, federal, provincial, state, municipal or local laws (statutory, civil, common or otherwise), statutes, codes, constitutions, treaties, conventions, ordinances (including zoning), decrees, rules, regulations, by-laws, statutory rules, published policies and guidelines, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, settlements, writs, assessments, arbitration awards, rulings, determinations or awards, decrees or other requirements of any Governmental Entity having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any person, means such Laws as are applicable at the relevant time or times to such person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such person or its business, undertaking, property or securities;

(ee)	“Letter of Transmittal” means the letter of transmittal to be delivered by the Corporation to the Shareholders providing for the delivery of Shares (other than the Shares held by the Purchaser or any of its Affiliates (including the Guarantor) at the Effective Time) to the Depositary;

(ff)	“Liens” means any pledge, claim, lien, charge, option, hypothec, mortgage, security interest, restriction, adverse right, prior assignment, lease, sublease, royalty, levy, right to possession or any other encumbrance, easement, license, right of first refusal, covenant, voting trust or agreement, transfer restriction under any shareholder or similar agreement, right or restriction of any kind or nature whatsoever, whether contingent or absolute, direct or indirect, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

(gg)	“Meeting” means the special meeting of the Shareholders, including any adjournment or postponement of such special meeting, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

(hh)	“Notice of Dissent” means a notice of dissent duly and validly given by a registered holder of Shares exercising Dissent Rights as contemplated in the Interim Order and as described in Article 4;

(ii)	“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status;

(jj)	“Plan of Arrangement” means this plan of arrangement, including any appendices hereto, and any amendments or variations to such plan made in accordance with its terms, the terms of the Arrangement Agreement or made at the direction of the Court in the Final Order with the prior consent of the Corporation and the Purchaser, each acting reasonably;

(kk)	“Purchaser” means Republic Strategic Acquisition Co LLC a corporation incorporated under the laws of Delawareand wholly-owned by the Guarantor;

(ll)	“Securities Authority” means the Ontario Securities Commission and any other applicable securities commission or securities regulatory authority of a province or territory of Canada;

(mm)	“Shareholder” means the registered or beneficial holders of the Shares, as the context requires;

(nn)	“Shares” means the common shares without par value in the capital of the Corporation; and

(oo)	“Tax Act” means the Income Tax Act (Canada).

Any terms used but not defined herein have the meaning ascribed to such terms in the Arrangement Agreement. In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein or in the Arrangement Agreement have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into Articles, Sections, paragraphs and other portions and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section” or “paragraph” followed by a number and/or a letter refer to the specified Article, Section or paragraph of this Plan of Arrangement.

1.3	Number

In this Plan of Arrangement, unless the context otherwise requires, words used herein importing the singular include the plural and vice versa.

1.4	Date of Any Action

In the event that any date on which any action is required to be taken hereunder by any Person is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day.

1.5	Time

Time will be of the essence in every matter or action contemplated hereunder. All times expressed herein or in any letter of transmittal contemplated herein are local time (Toronto, Ontario) unless otherwise stipulated herein or therein.

1.6	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States of America.

1.7	Statutes

Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

ARTICLE 2

EFFECT OF THE ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which will occur in the order set forth herein.

2.2	Binding Effect

This Plan of Arrangement will become effective at the Effective Time and will be binding upon the Purchaser, the Guarantor, the Corporation, the Shareholders (including Dissenting Shareholders), any agent or transfer agent therefor, the Depositary, the CVR Agent, the CVR Representatives, the CVR Holders and all other Persons at and after the Effective Time, without any further act or formality required on the part of any Person, except as expressly provided in this Plan of Arrangement.

ARTICLE 3

ARRANGEMENT

3.1	The Arrangement

Commencing at the Effective Time, each of the events set out below will occur and be deemed to occur in the following sequence, in each case without any further authorization, act or formality of or by the Corporation, the Purchaser, the Guarantor, the Shareholders or any other Person:

(a)	each issued and outstanding Share held by a Dissenting Shareholder will be deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Liens, to the Corporation and the Corporation will thereupon be obliged to pay the amount therefor determined and payable in accordance with Article 4 hereof, and the name of such holder will be removed from the central securities register of the Corporation as a holder of Shares and such Shares will be deemed to be cancelled and returned to the authorized but unissued share capital of the Corporation; and

(b)	each issued and outstanding Share held by a Former Shareholder (other than Shares held by a Dissenting Shareholder, but including Shares held by a Dissenting Shareholder who is ultimately found not to be entitled to be paid fair value for its Shares, and other than Shares held by the Purchaser or any of its Affiliates (including the Guarantor)) will be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Liens, to the Purchaser in exchange for the Consideration, subject to Article 5 hereof, and the name of such holder will be removed from the central securities register of the Corporation as a holder of Shares and the Purchaser will be recorded as the registered holder of the Shares so transferred and will be deemed to be the owner of such Shares.

The exchanges and cancellations provided for in this Section 3.1 will be deemed to occur on the Effective Date, notwithstanding that certain of the procedures related thereto are not completed until after the Effective Date.

3.2	Delivery of Consideration

(a)	On or prior to the Effective Date, (i) the Guarantor shall deliver or arrange to be delivered to the Depositary the aggregate amount of Cash Consideration to be paid by the Guarantor to Former Shareholders in accordance with the provisions of Section 3.1(b) hereof (including by authorizing the transfer of the Escrow Amount by the Escrow Agent to the Depositary), and such amount will be held by the Depositary as agent and nominee for such Former Shareholders for distribution to such Former Shareholders in accordance with the provisions of Article 5 hereof, and (ii) the Guarantor shall enter into the CVR Agreement with the CVR Agent and the CVR Representatives prior to the Effective Time, pursuant to which each Former Shareholder shall be entitled to one CVR in respect of each Share transferred pursuant to Section 3.1(b).

(b)	Subject to the provisions of Article 5 hereof, and upon return of a properly completed Letter of Transmittal by a registered Former Shareholder together with certificates representing Shares and such other documents as the Depositary may require, Former Shareholders will be entitled to receive delivery of the Consideration or other amounts to which they are entitled pursuant to Section 3.1(b) hereof.

ARTICLE 4

DISSENT RIGHTS

4.1	Rights of Dissent

Pursuant to the Interim Order, each registered Shareholder may exercise rights of dissent (“Dissent Rights”) under Section 238 of the BCBCA and in the manner set forth in Sections 237 to 247 of the BCBCA, all as modified by this Article 4 and as the same may be modified by the Interim Order or the Final Order in respect of the Arrangement, provided that the written objection to the Arrangement Resolution contemplated by Section 242 of the BCBCA must be sent to and received by the Corporation not later than 5:00 p.m. (Toronto time) on the Business Day that is two Business Days before the Meeting. Shareholders who duly exercise such rights of dissent and who:

(a)	are ultimately determined to be entitled to be paid fair value from the Corporation for the Dissenting Shares in respect of which they have exercised Dissent Rights, notwithstanding anything to the contrary contained in Section 245 of the BCBCA, will be deemed to have irrevocably transferred such Dissenting Shares to the Corporation for cancellation pursuant to Section 3.1(a) in consideration of such fair value; or

(b)	are ultimately not entitled, for any reason, to be paid fair value for the Dissenting Shares in respect of which they have exercised Dissent Rights, will be deemed to have participated in the Arrangement on the same basis as a Shareholder who has not exercised Dissent Rights, as at and from the time specified in Section 3.1(b), and be entitled to receive only the Consideration, but in no case will the Corporation or the Purchaser or any other person be required to recognize such holders as holders of Shares after the completion of the steps set forth in Section 3.1(a), and each Dissenting Shareholder will cease to be entitled to the rights of a Shareholder in respect of the Shares in relation to which such Dissenting Shareholder has exercised Dissent Rights and the central securities register of the Corporation will be amended to reflect that such former holder is no longer the holder of such Shares as and from the completion of the steps in Section 3.1(a).

In addition to any other restrictions set forth in the BCBCA, Shareholders who vote in favour of the Arrangement Resolution shall not be entitled to exercise Dissent Rights.

ARTICLE 5

CERTIFICATES AND PAYMENTS

5.1	Payment of Consideration

(a)	As soon as practicable following the later of the Effective Date and the surrender to the Depositary for cancellation of a certificate that immediately prior to the Effective Time represented outstanding Shares (other than Shares held by the Purchaser or any of its Affiliates (including the Guarantor) as at the Effective Time) that were transferred under Section 3.1(b), together with a duly completed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require and such other documents and instruments as would have been required to effect such transfer under the BCBCA, the Securities Transfer Act (British Columbia) and the articles of the Corporation, after giving effect to Section 3.1(b) the former holder of such Shares will be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the Consideration that such holder is entitled to receive in accordance with Section 3.1(b) hereof, less any amounts withheld pursuant to Section 5.4.

(b)	Subject to Section 5.3, until surrendered as contemplated by this Section 5.1, each certificate which immediately prior to the Effective Time represented Shares (other than Shares held by the Purchaser or any of its Affiliates (including the Guarantor) as at the Effective Time) will be deemed after the Effective Time to represent only the right to receive from the Depositary upon such surrender the Consideration that the holder of such Shares is entitled to receive in accordance with Section 3.1 hereof, less any amounts withheld pursuant to Section 5.4.

(c)	No Shareholder will be entitled to receive any consideration or entitlement with respect to any Shares other than any consideration or entitlement to which such holder is entitled to receive in accordance with Section 3.1, this Section 5.1 and the other terms of this Plan of Arrangement and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than any declared but unpaid dividends.

5.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented any outstanding Shares (other than Shares held by the Purchaser or any of its Affiliates (including the Guarantor) as at the Effective Time) that were acquired by the Purchaser pursuant to Section 3.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the former holder of such Shares, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration to which the former holder of such Shares is entitled to receive pursuant to Section 3.1 hereof in accordance with such holder’s Letter of Transmittal. When authorizing such payment in relation to any lost, stolen or destroyed certificate, the former holder of such Shares will, as a condition precedent to the delivery of such Consideration, give a bond satisfactory to the Corporation, the Purchaser and the Depositary in such sum as the Purchaser may direct or otherwise indemnify the Corporation and the Purchaser in a manner satisfactory to the Corporation and the Purchaser against any claim that may be made against the Corporation or the Purchaser with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3	Extinction of Rights

(a)	If any Former Shareholder fails to deliver to the Depositary the certificates, documents or instruments required to be delivered to the Depositary under Section 5.1 or Section 5.2 in order for such Former Shareholder to receive the Consideration which such Former Shareholder is entitled to receive pursuant to Section 3.1, on or before the sixth anniversary of the Effective Date, on the sixth anniversary of the Effective Date (i) such Former Shareholder will be deemed to have donated and forfeited to the Purchaser or its successor any Consideration held by the Depositary in trust for such Former Shareholder to which such Former Shareholder is entitled and (ii) any certificate formerly representing Shares held by such Former Shareholder will cease to represent a claim of any nature whatsoever and will be deemed to have been surrendered to the Purchaser and will be cancelled. Neither the Corporation nor the Purchaser, or any of their respective successors, will be liable to any person in respect of any Consideration (including any consideration previously held by the Depositary in trust for any Former Shareholder which is forfeited to the Corporation or the Purchaser or delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law).

(b)	Any payment made by way of cheque by the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Date, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Date, will cease to represent a right or claim of any kind or nature and the right of applicable Former Shareholder to receive the Consideration or other payment pursuant to this Plan of Arrangement will terminate and be deemed to be surrendered and forfeited to the Purchaser or Corporation, as applicable, for no consideration.

5.4	Withholding Rights

Each of the Purchaser, Guarantor, the Corporation, and the Depositary or any other Person that makes a payment under this Plan of Arrangement shall be entitled to deduct and withhold from the amounts otherwise payable to any Shareholder, or any other person under this Plan of Arrangement (including any payment to Dissenting Shareholders or former Shareholders) such amounts as the Purchaser, Corporation, the Guarantor or the Depositary determines, acting reasonably, based on advice from counsel, they should deduct and withhold with respect to such payment under the Tax Act and the rules and regulations promulgated thereunder, or any provision of any Law, including any provincial, state, local or foreign tax Law, and shall remit such deduction and withholding amount to the appropriate Governmental Entity. For the purposes hereof, all such withheld amounts will be treated as having been paid to the person in respect of which such deduction and withholding was made on account of the obligation to make payment to such person hereunder, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Entity by or on behalf of the Purchaser, Guarantor, the Corporation, the Depositary, or other Person as the case may be.

5.5	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement will be free and clear of any Liens or other claims of third parties of any kind.

5.6	Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement will take precedence and priority over any and all Shares issued prior to the Effective Time, (b) the rights and obligations of the Shareholders, the Corporation, the Purchaser, the Depositary, the Guarantor and any transfer agent or other depositary therefor in relation thereto, will be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Shares will be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

ARTICLE 6

AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)	The Corporation and the Purchaser reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) approved by the Purchaser and the Corporation, (iii) filed with the Court and, if made following the Meeting, approved by the Court; and (iv) communicated to or approved by the Shareholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Corporation and the Purchaser at any time prior to the Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting will be effective only if such amendment, modification or supplement (i) is consented to by each of the Corporation and the Purchaser and (ii) if required by the Court or applicable Law, is consented to by Shareholders voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Purchaser provided that it concerns a matter which, in the reasonable opinion of the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any Former Shareholder or to the obligations of the Corporation or any of its Subsidiaries towards third parties, and such amendments, modifications or supplements need not be filed with the Court or communicated to the Former Shareholders.

ARTICLE 7

FURTHER ASSURANCES

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Corporation and the Purchaser will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

SCHEDULE B

ARRANGEMENT RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	The arrangement (as it may be, or may have been, modified or amended in accordance with its terms, the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving The INX Digital Company, Inc. (the “Corporation”) and its shareholders, all as more particularly described and set forth in the Management Information Circular of the Corporation dated [●] (the “Circular”), is hereby authorized, approved and adopted.

2.	The plan of arrangement (as it may be, or may have been, modified or amended in accordance with its terms, the “Plan of Arrangement”) involving the Corporation and its shareholders and implementing the Arrangement, the full text of which is attached as Appendix to the Circular is hereby authorized, approved and adopted.

3.	The Arrangement Agreement (as it may be amended from time to time in accordance with its terms, the “Arrangement Agreement”) dated as of April 3, 2025 between the Corporation, OpenDeal Inc. (dba Republic) and Republic Strategic Acquisition Co LLC and all the transactions contemplated therein, the actions of the directors of the Corporation in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of the Corporation in executing and delivering the Arrangement Agreement and causing the performance by the Corporation of its obligations thereunder are hereby confirmed, ratified, authorized and approved.

4.	The Corporation be and is hereby authorized to apply for a final order from the Supreme Court of British Columbia to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.	Notwithstanding that this resolution has been passed (and the Arrangement approved and agreed to) by the shareholders of the Corporation, or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of the Corporation are hereby authorized and empowered without further approval of any shareholders of the Corporation:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or Plan of Arrangement; and

(b)	subject to the terms and conditions of the Arrangement Agreement, not to proceed with the Arrangement at any time prior to the Effective Time (as defined in the Arrangement Agreement).

6.	Any officer or director of the Corporation is hereby authorized for and on behalf of the Corporation to execute and deliver for filing with the Registrar under the BCBCA any and all documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement or the Plan of Arrangement, such determination to be conclusively evidenced by the execution and delivery of such documents.

7.	Any one director or officer of the Corporation is hereby authorized, empowered and instructed, acting for, in the name and on behalf of the Corporation, to execute or cause to be executed, under the seal of the Corporation or otherwise, and to deliver or to cause to be delivered, all such other documents and to do or to cause to be done all such other acts and things as in such person’s opinion may be necessary or desirable in order to carry out the intent of the foregoing paragraphs of these resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or the doing of such act or thing.

B-1

SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

1.	Organization and Qualification

The Corporation is a corporation validly existing under the laws of the Province of British Columbia and has all requisite corporate power and authority to own, lease and operate its assets and properties and conduct its business as now owned and conducted. The Corporation is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification, licensing or registration necessary.

2.	Corporate Authorization

The Corporation has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery and performance by the Corporation of this Agreement and the consummation of the Arrangement and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Corporation and no other corporate proceedings on the part of the Corporation are necessary to authorize this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby other than approval of the Circular and calling of the Meeting by the Board, approval by the Shareholders in the manner required by the Interim Order and Law and approval by the Court.

3.	Execution and Binding Obligation

This Agreement has been duly executed and delivered by the Corporation, and constitutes a legal, valid and binding agreement of the Corporation enforceable against it in accordance with its terms subject only to any limitation on enforcement under Laws relating to (i) bankruptcy, winding-up, insolvency, reorganization, arrangement or other Law affecting the enforcement of creditors’ rights generally and (ii) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.

4.	Governmental Authorization

The execution, delivery and performance by the Corporation of this Agreement and the consummation by the Corporation of the Arrangement and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity by the Corporation or by any of its Subsidiaries other than: (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order, (iii) the CMA Approval and (iv) such filings and other actions required under applicable Securities Laws and the rules and policies of the Cboe as are contemplated by this Agreement.

5.	No Conflict/ Non-Contravention

Save as set forth in Section 5 of the Corporation Disclosure Letter, the execution, delivery and performance by the Corporation of this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(a)	contravene, conflict with, or result in any violation or breach of the Constating Documents of the Corporation or any of its Subsidiaries;

(b)	subject to the formalities described in (4) above, contravene, conflict with or result in a violation or breach of any Law or result in a breach of any judgment, decree, order, or award of any Governmental Entity or arbitrator; or

(c)	allow any Person to exercise any rights, require any consent or other action by any Person, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Corporation or any of its Subsidiaries are entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation), or result in the creation or imposition of any Lien upon any of the Corporation’s assets or the assets of any of its Subsidiaries, under any Material Contract, Lease or any material Authorization to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries is bound.

6.	Capitalization

(a)	The authorized share capital of the Corporation consists of an unlimited number of Shares and an unlimited number of preferred shares, of which, as of the date hereof, an aggregate of 237,875,566 Shares and nil preferred shares are issued and outstanding.

(b)	All outstanding Shares have been duly authorized and validly issued as fully paid and non-assessable and free and clear of any Liens (except for the Permitted Lien or the undertakings of INX Limited and the Corporation towards the holders of INX Tokens as specified in the INX Registration Statement.) No Shares and other securities of the Corporation have been issued in violation of any pre-emptive or similar rights applicable to them.

(c)	Section 6(c) of the Corporation Disclosure Letter sets forth, as of the date hereof, the number of issued and outstanding Shares, warrants, Options and other securities of the Corporation exercisable into Common Shares, including the number of Shares subject to each such security, the date of grant, the name of the registered holder and the extent to which such securities are vested as of the date of this Agreement.

(d)	All outstanding Shares have been issued in material compliance with Laws and all Shares that may be issued pursuant to the exercise of other securities will, when issued in accordance with the terms thereof, be duly authorized, and validly issued, and fully-paid and non-assessable and have been recorded on the Corporation’s financial statements in accordance with IFRS.

(e)	Except as set out in Section 6(c) of the Corporation Disclosure Letter there are no options, warrants, calls, conversion privileges, pre-emptive rights, stock appreciation rights or other rights, agreements, arrangements, instruments or commitments of any kind that obligate the Corporation or any of its Subsidiaries to issue or sell any securities of the Corporation or any of its Subsidiaries or any obligations convertible or exchangeable into or exercisable for, or give any Person a right to subscribe for or acquire, any securities of the Corporation or any of its Subsidiaries, or the value of which is based on the value of the securities of the Corporation or any of its Subsidiaries.

(f)	There are no obligations of the Corporation to repurchase, redeem or otherwise acquire any securities of the Corporation or qualify securities for public distribution in Canada or elsewhere.

(g)	Since January 10, 2022, there has been no dividend or distribution of any kind declared, paid or made by the Corporation.

(h)	As of the date of this Agreement, pursuant to the INX Registration Statement and any supplement to the prospectus thereof, INX Limited is eligible to generate and issue up to 200,000,000 INX Tokens and since the date of the INX Registration Statement, INX Limited has generated such number of INX Tokens. 138,322,320 of such INX Tokens (including restricted INX Tokens and INX Tokens underlying options to purchase INX Tokens which were granted under INX Limited incentive plan) are held by Persons other than INX Limited and 61,677,680 of such INX Tokens are held by INX Limited (including 35,000,000 INT Tokens reserved by INX Limited pursuant to the provisions of the INX Registration Statement).

(i)	All outstanding INX Tokens have been duly authorized and validly issued as fully paid and free and clear of any Liens, except for undertakings of INX Limited and the Corporation towards the holders of INX Tokens as specified in the INX Registration Statement or the INX Token Purchase Agreements. No INX Tokens have been issued in violation of any pre-emptive or similar rights applicable to them.

(j)	All outstanding INX Tokens have been issued in material compliance with Laws and all INX Tokens that may be issued pursuant to the exercise of other securities will, when issued in accordance with the terms thereof, be duly authorized, and validly issued and fully-paid and have been recorded on the INX Limited’s financial statements in accordance with IFRS.

(k)	The Registration Statement does not contain any Misrepresentations, is duly filed with the U.S. Securities and Exchange Commission, and duly qualifies the distribution of the INX Tokens from time to time.

(l)	There are no obligations of INX Limited to repurchase, redeem or otherwise acquire any INX Tokens except as otherwise specified in the Registration Statement.

7.	Shareholders’ and Similar Agreement

The Corporation is not a party to any shareholder, pooling, voting or other similar arrangement or agreement relating to the ownership or voting of any of the securities of the Corporation and has not adopted a shareholder rights plan or any other similar plan or agreement.

8.	Subsidiaries

(a)	Section 8(a) of the Corporation Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all Persons in which the Corporation owns or controls, directly or indirectly, any equity or proprietary interest indicating: (i) its name; (ii) the number, type and principal amount, as applicable, of its outstanding equity securities or other equity interests and a list of registered holders of capital stock or other equity interests; and (iii) its jurisdiction of incorporation, organization or formation.

(b)	Each Subsidiary is a corporation or company validly existing under the laws of the jurisdiction of its incorporation, amalgamation, constitution or formation, as the case may be, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

(c)	The Corporation is, directly or indirectly, the registered and beneficial owner of all of the outstanding shares or other equity interests of each of its Subsidiaries, free and clear of any Liens, except for Permitted Liens, and all such shares or other equity interests so owned by the Corporation have been duly authorized and validly issued, as fully paid and non-assessable, and no such shares or other equity interests have been issued in violation of any Law or any pre-emptive or similar rights.

(d)	Except for the shares or other equity interests owned by the Corporation in any Subsidiary, the Corporation does not own, beneficially or of record, any equity interests of any kind in any other Person.

9.	Securities Law Matters

(a)	The Corporation is a “reporting issuer” under Securities Laws in the provinces of British Columbia, Alberta, and Ontario, and is not on the list of reporting issuers in default under the Securities Laws of these provinces and territories. The Shares are listed and posted for trading on Cboe. The Corporation is not in default of any requirement of applicable rules and requirements of Cboe.

(b)	INX Limited is a reporting company in the United States.

(c)	The Corporation has not taken any action to cease to be a reporting issuer in any province or territory nor has the Corporation received notification from any Securities Authority seeking to revoke the reporting issuer status of the Corporation. No delisting, suspension of trading halt, or cease trade order with respect to any securities of the Corporation is in effect and the Corporation is not subject to any formal or informal audit, review, enquiry, investigation or other proceeding relating to any such order by any Securities Authority or Cboe There are no outstanding or unresolved comments in comment letters from any Securities Authority or the Cboe with respect to any of the Corporation Filings. The Corporation is not in default of any material provision of applicable Securities Laws or the rules and regulations of the Cboe and there are no current, pending, or, to the knowledge of the Corporation, threatened proceedings before any Governmental Entity relating to any alleged non-compliance with any applicable Securities Laws.

(d)	The Corporation has timely filed all material forms, reports, schedules, statements and other documents required to be filed under Securities Laws with any Securities Authority since January 10, 2022. The documents comprising the Corporation Filings complied as filed in all material respects with Law and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation.

(e)	The Corporation has not filed any confidential material change report (which at the date of this Agreement remains confidential) with any Securities Authority.

(f)	The Corporation is not subject to continuous disclosure or other public reporting requirements under any Securities Laws outside of Canada or the United States.

(g)	Other than INX Digital, Inc., INX Securities, LLC and INX Transfer Agent, LLC, none of the Corporation or any other Subsidiaries of the Corporation is required to be registered as a dealer, money transmitter, advisor or to be recognized as a marketplace with one or more Securities Authorities.

(h)	To the knowledge of the Corporation and other than as disclosed in Section 9(h) of the Corporation Disclosure Letter, other than pursuant to any Rollover Agreement (a) no related party of the Corporation (within the meaning of MI 61-101) is entitled to receive a “collateral benefit” (within the meaning of such instrument) as a consequence of the transactions contemplated by this Agreement, and (b) no Shares, except Shares beneficially owned or over which control or direction is exercised by Republic or a Rollover Shareholder, are required by MI 61-101 to be excluded from voting on the Arrangement.

10.	Financial Statements

(a)	The audited consolidated financial statements of the Corporation for the years ended December 31, 2023 and the interim consolidated financial statements for the third quarter of 2024 (including the notes thereto and the auditor’s report thereon) included in the Corporation Filings (i) were prepared in accordance with IFRS, (ii) complied as to form in all material respects with applicable accounting requirements under applicable Laws, and (iii) fairly present, in all material respects, the consolidated financial position of the Corporation and its Subsidiaries as of their respective dates and the consolidated financial performance and cash flows of the Corporation and its Subsidiaries for the respective periods covered thereby (except as may be expressly indicated in the notes to such financial statements).

(b)	The Corporation does not intend to correct or restate, nor is there any basis for any correction or restatement of, any aspect of any of the financial statements referred to in this Section (10).

11.	Books and Records

The financial books, records and accounts of the Corporation and each of its Subsidiaries (i) have been maintained, in all material respects, in accordance with IFRS, and good business practices and applicable Laws (ii) accurately and fairly reflect, in all material respects, all the material transactions, acquisitions and dispositions of the Corporation and its Subsidiaries, and (ii) accurately and fairly reflect, in all material respects, the basis for the Corporation’s financial statements. The corporate records and minute books of the Corporation and each of its Subsidiaries, copies of which have been provided to the Purchaser have been maintained in accordance with all applicable Laws in all material respects; and (B) are complete and accurate in all material respects.

12.	Disclosure Controls and Internal Control over Financial Reporting

(a)	The Corporation maintains a system of disclosure controls and procedures (as such term is defined in National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings) that are designed to provide reasonable assurance that: (i) material information relating to the Corporation is made known to the Corporation’s management, including its Chief Financial Officer and Chief Executive Officer, particularly during the periods in which the Corporation’s interim filings and annual filings (as such terms are defined in National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings) are being prepared; and (ii) information required to be disclosed by the Corporation in such annual or interim filings or other reports filed or submitted by it under Securities Laws, is recorded, processed, summarized and reported within the time periods specified in Securities Laws, subject to the limitations on scope of design set forth in the certifications included in the Corporation Filings.

(b)	The Corporation maintains a system of internal control over financial reporting (as such term is defined in National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS, subject to the limitations on scope of design set forth in the certifications included in the Corporation Filings.

(c)	Neither the Corporation nor any of its Subsidiaries has received any written complaint, allegation, assertion, or claim regarding accounting, internal accounting controls or auditing matters, including any complaint, allegation, assertion, or claim that the Corporation or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

13.	Auditor

Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global is and was, during the periods covered by its reports included in the Corporation Filings, independent as required by applicable Laws and in accordance with applicable Securities Laws. There has not been any reportable event (within the meaning of National Instrument 51-102 Continuous Disclosure Obligations) with such auditors with respect to audits of Corporation and its Subsidiaries.

14.	No Undisclosed Liabilities

There are no liabilities or obligations of the Corporation or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations: (i) disclosed in the Corporation Filings; (ii) incurred in the Ordinary Course since December 31, 2023; or (iii) incurred in connection with this Agreement.

15.	Related Party Transactions

Except as disclosed in the Corporation Filings, neither the Corporation nor any of its Subsidiaries is indebted to any director, Officer or employee of the Corporation or any of its Subsidiaries or any of their respective Affiliates or Associates (except for amounts due in the Ordinary Course as salaries, bonuses and director’s fees or the reimbursement of Ordinary Course expenses), and there are no Contracts (other than employment agreements, stock option agreements, grant letters or indemnification agreements) with, or advances or loans to, guarantees in favour of, or material liabilities or other obligations incurred by, any Officer or director of the Corporation or any of its Subsidiaries, or any of their respective Affiliates or Associates (except for “routine indebtedness” as defined under applicable Securities Laws).

16.	Absence of Certain Changes or Events

Since December 31, 2023, except as disclosed in the Corporation Filings and other than the transactions contemplated in this Agreement, the business of the Corporation and its Subsidiaries has been conducted in the Ordinary Course and there has not been any event, circumstance or occurrence which has had, or which would reasonably be expected to have, a Material Adverse Effect.

17.	Compliance with Laws

Except as disclosed in Section 17 of the Corporation Disclosure Letter, the Corporation and each of its Subsidiaries is in material compliance with Law and neither the Corporation nor any of its Subsidiaries is, to the knowledge of the Corporation, under any investigation with respect to, or, has been charged with, or, to the knowledge of the Corporation, threatened to be charged with, or, has received written notice of, any violation or alleged violation of any Law.

18.	Authorizations and Licenses

(a)	The Corporation and each of its Subsidiaries own, possess or have obtained all Authorizations that are required by Law in connection with the operation of the business of the Corporation or any of its Subsidiaries as presently conducted, or in connection with the current ownership, operation or use of the assets of the Corporation or any of its Subsidiaries.

(b)	The Corporation and each of its Subsidiaries are in compliance with all such Authorizations. Each Authorization is valid and in full force and effect in accordance with its terms, and is renewable (if subject to lapse) by its terms or in the Ordinary Course.

(c)	No action or proceeding is pending or, to the knowledge of the Corporation, threatened in respect of, and none of the Corporation or any of its Subsidiaries is, to the knowledge of the Corporation, under investigation which could reasonably result in or has received written notice of revocation, non-renewal of, or material amendments to, any such Authorization, or of the intention of any Governmental Entity to revoke, refuse to renew or materially amend any such Authorization.

19.	Fairness Opinion

The Board received the Fairness Opinion (a true and complete copy of which, when executed and delivered in writing, will be provided to the Purchaser) and the Fairness Opinion has not been withdrawn or modified.

20.	Brokers

Other than the provider of the Fairness Opinion, no investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Corporation or any of its Subsidiaries and is entitled to any fee, commission or other payment from the Corporation or any of its Subsidiaries in connection with the Arrangement or any other transaction contemplated by this Agreement.

21.	Board Approval

(a)	The Board, after receiving legal and financial advice, has (with interested directors abstaining from voting): (i) determined that the Arrangement is in the best interests of the Corporation and fair to the Shareholders (other than Republic and the Rollover Shareholders with respect to their Rollover Shares); (ii) resolved to (excluding any director not entitled to vote) recommend that the Shareholders (other than Republic and the Rollover Shareholders with respect to their Rollover Shares) vote in favour of the Arrangement Resolution; and (iii) authorized the entering into of this Agreement and the performance by the Corporation of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations.

(b)	No action has been taken to amend, or supersede such determinations, resolutions or authorizations of the Board.

(c)	Each of the directors and Officers of the Corporation who owns Shares has advised the Corporation, and the Corporation believes, that they intend to vote or cause to be voted all Shares beneficially held by them in favour of the Arrangement Resolution and against any resolution submitted by any Shareholder that is inconsistent therewith and the Corporation shall make a statement to that effect in the Circular and in any press release disclosing the Arrangement.

22.	Material Contracts

(a)	Section 22(a) of the Corporation Disclosure Letter sets out a complete and accurate list of all Material Contracts. True and complete copies of the Material Contracts have been made available to the Purchaser and no such Material Contract has, since such disclosure, been modified, rescinded or terminated.

(b)	Each Material Contract is in full force and effect and is a legal, valid and binding obligation of the Corporation or a Subsidiary, as applicable, enforceable against it in accordance with its terms, and is a legal, valid and binding obligation of the other party to such Material Contract, enforceable against it in accordance with its terms, subject, in each case, to any limitation on enforcement under Law relating to (i) bankruptcy, winding-up, insolvency, arrangement, reorganization or other Law of general application affecting the enforcement of creditors’ rights and (ii) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.

(c)	The Corporation and its Subsidiaries have performed all respective material obligations required to be performed by them to date under the Material Contracts and, to the knowledge of the Corporation, neither the Corporation nor any of its Subsidiaries is in material breach or default under any Material Contract, nor does there exist any condition that with the passage of time or the giving of notice or both would result in such a breach or default.

(d)	None of the Corporation or any of its Subsidiaries has received from any other party to a Material Contract any written notice of any breach or default under any such Material Contract.

(e)	The Corporation has not received any written notice that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew such Material Contract.

23.	Real Property

(a)	Neither the Corporation nor any of the Subsidiaries owns any real or immovable property.

(b)	Section 23(b) of the Corporation Disclosure Letter sets out a complete and accurate list of all real and immoveable property leased, subleased, licensed and/or occupied by the Corporation and/or its Subsidiaries (each such property disclosed, or required to be disclosed, in Section 23(b) of the Corporation Disclosure Letter, a “Leased Property”), in each case by reference to their municipal addresses.

(c)	Section 23(c) of the Corporation Disclosure Letter sets out a complete and accurate list of all of the Leases. True and complete copies of the Leases have been made available to the Purchaser and no Lease has been modified, rescinded or terminated since such disclosure.

(d)	Neither the Corporation nor any of its Subsidiaries is a party to, or under any agreement to become a party to, any lease, licence or occupancy agreement with respect to real or immoveable property other than the Leases in respect of the Leased Properties.

(e)	Each Lease is in full force and effect and creates a good and valid leasehold estate in the Leased Properties thereby demised, free and clear of all Liens except for Permitted Liens.

(f)	Except as disclosed in Section 23(f) of the Corporation Disclosure Letter, none of the Leases has been assigned, and none of the Leased Properties has been subleased or sublicensed by the Corporation or any of its Subsidiaries, to any Person.

24.	Personal Property

The Corporation and its Subsidiaries have valid, good and marketable title to all material personal or movable property of any kind or nature which the Corporation or any of its Subsidiaries purports to own or as reflected in the Corporation’s financial statement (except for Crypto Assets of clients of the Corporation disclosed in the financial statements which are controlled by the Corporation or its Subsidiaries), free and clear of all Liens (other than Permitted Liens). The Corporation and its Subsidiaries, as lessees, have the right under Contract to use, possess and control all personal or movable property leased by and material to the Corporation or any of its Subsidiaries as used, possessed and controlled by the Corporation or its Subsidiaries, as applicable.

25.	Intellectual Property

(a)	Section 25(a) of the Corporation Disclosure Letter sets out a list of all domestic and foreign patents, patent applications, registered trade-marks, trade-mark applications, registered copyrights and registered domain names owned by the Corporation and its Subsidiaries which each have been registered or applied for by the Corporation and its Subsidiaries in accordance with Law. Such registrations and applications have been properly maintained and renewed in accordance with Law to the extent commercially reasonable to do so.

(b)	Section 25(b) of the Corporation Disclosure Letter sets out a list of all licences pursuant to which the Corporation or its Subsidiaries are granted rights to use the Intellectual Property of a third party, excluding, for greater certainty, licenses for commercially available off-the-shelf software.

(c)	Section 25(c) of the Corporation Disclosure Letter sets out a list of all licenses pursuant to which the Corporation or its Subsidiaries have granted rights to the Corporation Owned Intellectual Property to a third party, excluding for greater certainty (i) any licenses granted to customers of the Corporation in the Ordinary Course and (ii) any licenses granted in the Ordinary Course to third parties for promotional, marketing, advertising, production or manufacturing purposes.

(d)	All Intellectual Property used by the Corporation and its Subsidiaries in the carrying on of their business is owned by or licensed to the Corporation and its Subsidiaries. Except for the Permitted Liens, the Corporation and its Subsidiaries exclusively own all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens, and the Corporation and its Subsidiaries have the right to use all the Intellectual Property used by them in the carrying on of their business as presently conducted.

(e)	Other than as disclosed in Section 25(c) of the Corporation Disclosure Letter, the Corporation and its Subsidiaries are not party to or bound by any Contract that limits their ability to use, sell, transfer, assign or convey any of the Owned Intellectual Property. Other than as disclosed in Section 25(c) of the Corporation Disclosure Letter, the Corporation and its Subsidiaries have not granted to any person any right, license or permission to use all or any portion of, or otherwise encumbered any of their rights in, or to, any of the Owned Intellectual Property out of the Ordinary Course. No royalties, fees or other compensation are payable by the Corporation or its Subsidiaries to any person in respect of the use of any Intellectual Property used in carrying on their business other than the fees payable pursuant to the licences disclosed in Section 25(b) of the Corporation Disclosure Letter.

(f)	The Corporation and its Subsidiaries do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person. No action or proceeding is pending or, to the knowledge of the Corporation, threatened by any Person alleging that the conduct of the Corporation and its Subsidiaries’ business, including the use of the Owned Intellectual Property, infringes upon or otherwise violates any of their Intellectual Property rights.

(g)	To the knowledge of the Corporation, no Person is currently infringing, misappropriating or otherwise violating any of the Owned Intellectual Property.

(h)	All Intellectual Property developed by employees, Officers, consultants and contractors retained by the Corporation or its Subsidiaries to develop Intellectual Property or otherwise performing services relating to the development of Intellectual Property for the Corporation or its Subsidiaries is owned by the Corporation (except for moral rights) or has been assigned to the Corporation pursuant to written agreement, and such employees, Officers, consultants and contractors have irrevocably waived in writing any moral rights to any such Intellectual Property to the full extent permitted by Law.

(i)	The Corporation has taken commercially reasonable measures to protect the confidentiality of its trade secrets, proprietary know-how, non-public information and confidential information included in the Owned Intellectual Property, and none of the Corporation’s respective trade secrets, proprietary know-how, non-public information and confidential information included in the Owned Intellectual Property have been disclosed to or, to the Corporation’s knowledge, discovered by any third party other than pursuant to the reasonable terms of non-disclosure.

(j)	Except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Corporation, none of the software owned by the Corporation or distributed by the Corporation incorporates or is comprised of or distributed with any Publicly Available Software in a manner which (i) requires the distribution of the software source code in connection with the distribution of such software in object code form; (ii) materially limits the Corporation’s freedom to seek full compensation in connection with making, using, marketing, licensing or distributing such software; or (iii) allows a Person or requires that a Person have the right to decompile, disassemble or otherwise reverse engineer such software.

(k)	In respect of the hardware equipment and software components of the information management, technology and computer systems of the Corporation (collectively, the “Systems”):

(i)	the Systems have been maintained and supported in accordance with prudent industry practices in all material respects;

(ii)	there is a commercially reasonable disaster recovery plan in place in respect of such Systems;

(iii)	commercially reasonable controls are in place to control access and security to such Systems and there are appropriate firewalls, virus protection programs and other cybersecurity measures in place that are consistent with current standards and practices of a reasonably prudent business operating in a similar industry and that such measures and policies reasonably safeguards proper access to and the security of, the data of the Corporation;

(iv)	all related data, content and programs are backed-up regularly with copies stored safely and securely off-site.

(l)	Except as disclosed in the Corporation Filings, there have been no written complaints relating to any improper use or disclosure of any information involving the Corporation, nor any breach in the information security, cybersecurity or similar systems in respect of the Corporation since January 10, 2022.

(m)	There are no outstanding judgements, orders, decrees, stipulations or Laws that restrict the use of the Owned Intellectual Property.

26.	Litigation

(a)	Except as disclosed in the Corporation Filings or in Section 26(a) of the Corporation Disclosure Letter, there are no actions, suits, arbitrations or other proceedings pending or, to the knowledge of the Corporation, threatened against the Corporation or any of its Subsidiaries or affecting any of their respective properties or assets, before any Governmental Entity.

(b)	There is no material award of any Governmental Entity outstanding against the Corporation or any of its Subsidiaries, and neither the Corporation nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree of any Governmental Entity.

27.	Environmental Matters

The Corporation and each of its Subsidiaries (i) are in compliance in all respects with all Environmental Laws; (ii) have received all Authorizations required of them under the applicable Environmental Laws to conduct their business, and (iii) are in compliance with all terms and conditions of any such Authorization, except where such non-compliance with Environmental Laws, failure to receive required Authorizations or failure to comply with the terms and conditions of such Authorizations would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

28.	Employees

(a)	Section 28(a) of the Corporation Disclosure Letter contains a list of all Corporation Employees, Officers and contractors of the Corporation or the Subsidiaries, and a list of written employment Contracts with the same (copies of which Contracts were made available to the Purchaser), who have yearly compensation (including but not limited to salary, bonus and commissions) of greater than $200,000 per annum and/or is a party to any agreement, arrangement, plan, obligation, or understanding as to: (i) length of notice or severance payment required to terminate his or her employment, other than such as results by Law from the employment of an employee without an agreement as to notice or severance; or (ii) retention, severance or termination payments in connection with the termination of their position or their employment as a direct result of a change in control of the Corporation (including as a result of the Arrangement).

(b)	Except as disclosed in Section 28(b) of the Corporation Disclosure Letter, neither the Corporation nor any of its Subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal or any other claim, written complaint or litigation relating to employment, discrimination or termination of employment of any current or former Corporation Employee or relating to any failure to hire a candidate for employment, and there is no order pursuant to any Law requiring the reinstatement of any former Corporation Employee or requiring the taking of any action or the refraining from taking any action, in respect of any current or former Corporation Employee.

(c)	The Corporation and its Subsidiaries are in compliance with all terms and conditions of employment and Laws respecting employment and labour, including pay equity, wages, hours of work, overtime pay, human rights and occupational health and safety, workers’ compensation, termination of employment, and the terms of any national collective bargaining agreement prescribed by Law.

(d)	Except as set forth in Section 28(a) of the Corporation Disclosure Letter, there are no change of control payments, golden parachutes, termination or severance payments, retention payments or Contracts with any Officer of the Corporation or any of its Subsidiaries providing for cash or other compensation or benefits upon the consummation of, or relating to, the Arrangement, including a change of control of the Corporation or of any of its Subsidiaries.

(e)	No labour dispute (including any strike, lock-out or work slow-down or stoppage) with the Corporation Employees exists or is pending or, to the knowledge of the Corporation, is threatened or imminent.

(f)	No union has been accredited or otherwise designated to represent any Corporation Employees and, to the knowledge of the Corporation, no accreditation request or other representation question is pending with respect to the Corporation Employees and no collective agreement or collective bargaining agreement is in effect in any of the premises of the Corporation or the Subsidiaries, and none is currently being negotiated by the Corporation or its Subsidiaries.

29.	Employee Plans

(a)	Each of the current plans for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation or incentive contributed to, or required to be contributed to, by the Corporation or any of its Subsidiaries for the benefit of any current or former director, Officer, employee or consultant of the Corporation or any of its Subsidiaries, as applicable, (the “Employee Plans”) has been maintained in accordance with its terms and with the requirements prescribed by any and all Laws that are applicable to such Employee Plans.

(b)	The Corporation has made available to the Purchaser true, correct and complete copies of all the Employee Plans as amended, together with all related documentation.

(c)	All current obligations of the Corporation or any of its Subsidiaries regarding the Employee Plans have been satisfied, and all contributions, premiums or taxes required to be made or paid by the Corporation or any of its Subsidiaries, as the case may be, under the terms of each Employee Plan or by Law in respect of the Employee Plans have been made in a timely fashion in accordance with Law and in accordance with the terms of the applicable Employee Plan.

30.	Insurance

(a)	Policies of insurance issued by insurers of recognized financial responsibility are maintained in respect of the operations, properties and assets, employees, directors and Officers of the Corporation and its Subsidiaries in such amounts and covering such risks as are prudent and customary in the businesses in which they are engaged.

(b)	No default exists under such policies of insurance as to the payment of premiums or otherwise under the terms of any such policy.

(c)	There are no claims by the Corporation or its Subsidiaries under any such policy as to which any insurance company is denying liability or defending under a reservation of rights clause, and neither the Corporation nor any of its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

31.	Taxes

(a)	Except as disclosed in Section 31 of the Corporation Disclosure Letter, all Tax Returns required by Law to be filed with any Governmental Entity by, or on behalf of, the Corporation and each of its Subsidiaries have been filed when due in accordance with Law (taking into account any applicable extensions), and all such material Tax Returns are, or shall be at the time of filing, true, correct and complete in all material respects.

(b)	The Corporation and each of its Subsidiaries have paid, or have collected, withheld and remitted to the appropriate Governmental Entity all Taxes due and payable, whether or not such Taxes are shown on a Tax Return or on any assessments or reassessments, on a timely basis, other than those Taxes being contested in good faith and in respect of which adequate reserves have been recorded in the Books and Records, and where payment is not yet due, have established in accordance with IFRS an adequate accrual for all Taxes through the end of the last period for which the Corporation and each of its Subsidiaries ordinarily record items on their Books and Records and such Taxes will be remitted when due.

(c)	Except as disclosed in Section 31 of the Corporation Disclosure Letter, there are no currently effective elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, or of the filing of any Tax Return or any payment of material Taxes, by the Corporation or any of its Subsidiaries.

(d)	Except as disclosed in Section 31 of the Corporation Disclosure Letter, no claim has been made by any Governmental Entity in a jurisdiction where the Corporation or any of its Subsidiaries does not file Tax Returns that the Corporation or such Subsidiary (as applicable) is or may be subject to Tax by that jurisdiction.

(e)	All scientific research and experimental development investment tax credits and all other tax credits (“Tax Credits”) that were claimed by the Corporation and each of its Subsidiaries in accordance in all respects with the Tax Act and any other provision of Law and the Corporation and each of its Subsidiaries satisfied, the relevant criteria and conditions entitling them to such Tax Credits. All refunds of Tax Credits received or receivable by the Corporation and each of its Subsidiaries in any fiscal year were claimed in accordance in all respects with the Tax Act and any other provision of Law and, at all relevant times, the Corporation and each of its Subsidiaries that claimed refunds of Tax Credits satisfied the relevant criteria and conditions entitling them to claim such a refund.

(f)	Except as disclosed in Section 31 of the Corporation Disclosure Letter, there are no claims, actions, suits, audits or other proceedings now pending or, to the knowledge of the Corporation, threatened against the Corporation or any of its Subsidiaries in respect of any Tax.

(g)	Neither the Corporation nor any of its Subsidiaries have owned property that is described in subparagraphs (d)(i) to (iv) of the definition of “taxable Canadian property” in the Tax Act, at any time in the 60-month period immediately preceding the date of this Agreement.

(h)	Neither the Corporation nor any Subsidiary is party to or bound by any tax sharing agreement, tax indemnity obligation in favour of any Person or similar agreement in favour of any Person with respect to material income or other Taxes, other than a customary commercial agreement or arrangement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(i)	There are no transactions or events that have resulted, and no circumstances existing which could result, in the application to the Corporation or any of its Subsidiaries of sections 80, 80.01, 80.03 or 80.04 of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

(j)	Neither the Corporation nor any of its Subsidiaries have incurred any deductible outlay or expense owing to a Person not dealing at arm’s length (for purposes of the Tax Act) with the Corporation or such Subsidiary, as the case may be, the amount of which would, in the absence of an agreement filed under paragraph 78(1)(b) of the Tax Act, be included in the Corporation or such Subsidiary’s income for Canadian income tax purposes, as the case may be, for any taxation year or fiscal period beginning on or after the Effective Date under paragraph 78(1)(a) of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

(k)	Neither the Corporation nor any of its Subsidiaries have any liability for the Taxes of any Person under subsection 160(1) of the Tax Act (or any analogous provision of any comparable Law of any province or territory of Canada), as a transferee, successor, by contract or otherwise.

(l)	Neither the Corporation nor any of its Subsidiaries have ever had an obligation to file an information return pursuant to (i) sections 237.3, 237.4 or 237.5 of the Tax Act, or (ii) sections 1079.8.5 or 1079.8.6 of the Taxation Act (Québec).

32.	Anti-Corruption

Neither the Corporation nor any of its Subsidiaries, nor, to the knowledge of the Corporation, any of their respective directors, Officers, agents or employees, has:

(a)	violated or is violating any provision of the Corruption of Foreign Public Officials Act (Canada), the United States Foreign Corrupt Practices Act of 1977, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or any Law of similar effect.

(b)	made or authorized any direct or indirect contribution, payment or gift of funds, property or anything else of value to any official, employee or agent of any Governmental Entity, authority or instrumentality in Canada, other jurisdictions in which the Corporation or any of its subsidiaries has assets other than in accordance with applicable Laws;

(c)	used any corporate funds, or made any direct or indirect unlawful payment from corporate funds, to any foreign or domestic government official or employee or any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; or

(d)	violated or is in violation of any provision of the Criminal Code (Canada) relating to foreign corrupt practices, including making any contribution to any candidate for public office, in either case, where either the payment or gift or the purpose of such contribution payment or gift was or is prohibited under the foregoing.

33.	Money-Laundering

The operations of the Corporation and its Subsidiaries are and have been conducted at all times in compliance with:

(a)	applicable financial recordkeeping and reporting requirements of the money laundering statutes of all applicable jurisdictions;

(b)	the rules and regulations thereunder; and

(c)	any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity,

(collectively, the “Money Laundering Laws”).

No action, claim, notice of assessment, suit or proceeding by or before any commission, court, Governmental Entity, arbitrator or non-Governmental Entity involving the Corporation or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Corporation, threatened.

34.	Privacy and Data Protection

(a)	The Corporation is, and has been, conducting its business in compliance in all material respect with all Data Protection Laws.

(b)	The Corporation’s use of handling of Customer Data has not and does not violate any applicable Data Protection Laws in a manner that could reasonably be expected to result in a Material Adverse Effect in respect of the Corporation.

(c)	There have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of, or any instances of accidental or unlawful destruction, loss or alteration of, any Personal Data in the possession or control of the Corporation and, to the knowledge of the Corporation, there is no fact or matter which may give rise to the occurrence of any of the foregoing. The Corporation has not received any written or other notice of any claims or investigations related to alleged violations of Data Protection Laws, applicable privacy policies or contracts with respect to Personal Data, and, to the knowledge of Corporation, there are no facts or circumstances which could form the basis for any such claim or investigation.

(d)	The Corporation is, and has been, conducting its business in compliance with all Anti-Spam Laws, other than acts of non-compliance which individually or in the aggregate are not material.

35.	Cryptocurrency Assets

(a)	Section 35 of the Corporation Disclosure Letter sets forth the total amount of all Crypto Assets (i) under management, and (ii) under custody (including the breakdown by custodian) on the Crypto Assets exchange platform operated by the Corporation and its Subsidiaries at December 31, 2024 on an unaudited basis, subject to normal audit adjustments.

(b)	Neither the Corporation nor its Subsidiaries, employees, management or contractors are engaged in any Wash Trading or have engaged in any Wash Trading since the incorporation of the Corporation or the applicable Subsidiary, or any other acts or forms of trading which manipulate or inflate transaction volume, revenue or user numbers.

(c)	Each of the Corporation and the Subsidiaries’ existing security and coin storage policies and practices have been disclosed to the Purchaser. Each of the Corporation and its Subsidiaries are in compliance with such policies and actively monitor their balances to ensure they remain in compliance with such policies.

(d)	All of the cryptocurrency reflected in the Corporation’s financial statement is custodied by the Corporation, its Subsidiaries or third party service providers contracted by them. Any Crypto Assets of clients of the Corporation not disclosed in the Corporation’s financial statements have been disclosed to the Purchaser on Section 35 of the Corporation Disclosure Letter and are equal to the liabilities associated with such Crypto Assets reflected in the Corporation’s financial statements and are compliant with all applicable third-party custody requirement.

(e)	The Corporation and its Subsidiaries, through those authorized directors, Officers, employees, and consultants set forth in Section 35 of the Corporation Disclosure Letter, have full, complete and sole control of the keys to the Corporation and Subsidiaries’ hot and cold wallets.

(f)	The Corporation and its Subsidiaries have adequate and prudent hedging and pricing strategies in place and, except as disclosed in the Corporation Filings, have not experienced material losses related to volatility in the pricing of the Crypto Assets traded in connection with its business.

36.	Competition Act

Neither the aggregate value of the assets in Canada of the Corporation and its Subsidiaries, nor the annual gross revenues from sales in, from or into Canada generated by the Corporation and its Subsidiaries, exceed C$93 million, as determined in accordance with the Competition Act.

37.	Investment Canada Act

The Corporation and its Subsidiaries do not, and at the Effective Time will not, carry on a cultural business, as such term is defined in the Investment Canada Act.

SCHEDULE D

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

1.	Organization and Qualification

Each of the Purchaser and the Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its assets and properties and conduct its business as now owned and conducted.

2.	Corporate Authorization

Each of the Purchaser and the Guarantor has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by the Purchaser and Guarantor of their obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser and the Guarantor and no other corporate proceedings on the part of the Purchaser or the Guarantor are necessary to authorize this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby.

3.	Execution and Binding Obligation

This Agreement has been duly executed and delivered by each of the Purchaser and the Guarantor and constitutes a legal, valid and binding agreement of each of the Purchaser and Guarantor enforceable against each of them in accordance with its terms subject only to any limitation on enforcement under Laws relating to (i) bankruptcy, winding-up, insolvency, reorganization, arrangement or other Law affecting the enforcement of creditors’ rights generally and (ii) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.

4.	Governmental Authorization

The execution, delivery and performance by each of the Purchaser and the Guarantor of its obligations under this Agreement and the consummation by the each of the Purchaser and the Guarantor of the Arrangement and the transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Purchaser other than: (i) in connection with the Required Regulatory Approvals, as applicable and (ii) such filings and other actions required under applicable Securities Laws and the rules and policies of the Cboe as are contemplated by this Agreement.

5.	Non-Contravention

The execution, delivery and performance by each of the Purchaser and Guarantor of its obligations under this Agreement and the consummation of the Arrangement and the transactions contemplated hereby do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(a)	contravene, conflict with, or result in any violation or breach of the organizational documents of the Purchaser or the Guarantor; and

(b)	assuming compliance with the matters referred to in Section (4) above, contravene, conflict with or result in a violation or breach of Law except as would not, individually or in the aggregate, impede the ability of the Purchaser or the Guarantor to consummate the Arrangement and the transactions contemplated hereby.

(c)	No consent, Authorization, permit, order, declaration or filing, or notice to any Governmental Entities is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement and consummation of the transactions contemplated hereby, except for such consents, Authorization, permit, order declaration or filing which in the aggregate, would not have a Material Adverse Effect.

6.	Litigation

There are no claims, actions, suits, arbitrations, inquiries, investigations or proceedings pending, or, to the knowledge of the Purchaser threatened, against or relating to the Purchaser or the Guarantor before any Governmental Entity nor is the Purchaser or the Guarantor subject to any outstanding judgment, order, writ, injunction or decree that, either individually or in the aggregate, is reasonably likely to prevent or materially delay consummation of the Arrangement or the transactions contemplated hereby.

7.	Security Ownership

Other than the Rollover Shares to be held by the Purchaser prior to the Effective Time and the 22,048,406 Shares acquired by Republic on August 18, 2023 and still held by Republic, neither Republic nor any of its Subsidiaries owns or exercises control or direction over any securities of the Corporation. As of the date hereof, neither Republic nor any of its Subsidiaries owns or exercises control or direction over any of the INX Tokens.

8.	Sufficient Funds

The Guarantor will have, (i) by no later than the Escrow Deposit Date, sufficient funds available to satisfy the Escrow Amount, (ii) at the Effective Time, sufficient funds available to satisfy the amount of Cash Consideration, in excess of the Escrow Amount, payable to Shareholders (other than Republic and the Rollover Shareholders with respect to their Rollover Shares), and (iii) by no later than the CVR Payment Date, sufficient funds available to satisfy the CVR Amount payable to CVR Holders.

9.	No Restriction on Payment

Neither the Purchaser nor the Guarantor is party to any agreement or arrangement which purports to restrict the Purchaser’s or Guarantor’s ability to timely deposit the Escrow Amount or pay the Cash Consideration (less the Escrow Amount) or the CVR Amount, respectively, when due.

10.	No “Bad Actor” Disqualification; Involvement in Certain Legal Proceedings

(a)	Each of the Purchaser and Guarantor has exercised reasonable care, in accordance with SEC rules and guidance, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”). No Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. For purposes hereof, “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act.

(b)	None of the officers and directors of either Purchaser and/or Guarantor are subject to a statutory disqualification, as that term is defined in Section 3(a) (39) of the Exchange Act.

(c)	None of the current directors, executive officers of either Purchaser and/or Guarantor have, during the past ten years:

(i)	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(ii)	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

(iii)	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

(iv)	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

(v)	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(vi)	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

11.	Investment Canada Act

Purchaser is a WTO investor or a trade agreement investor for purposes of the Investment Canada Act.

SCHEDULE E

FORM OF ROLLOVER AGREEMENT

(See attached)

FORM OF ROLLOVER AGREEMENT

(ROLLOVER SHAREHOLDERS)

[●], 2025

OpenDeal Inc. (dba Republic)

149 5th Avenue, #1314

New York, NY, United States 10010

Attention: [REDACTED – NAME]

Dear Sirs/Mesdames:

Re: Rollover Agreement (this “Agreement”)

In connection with an arrangement agreement among Republic Strategic Acquisition Co LLC (the “Purchaser”), The INX Digital Company, Inc. (the “Corporation”) and OpenDeal Inc. (dba Republic) (the “Guarantor”) dated the date hereof (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Arrangement Agreement”), the Purchaser, inter alia, proposes to acquire all of the issued and outstanding common shares (the “Shares”) of the Corporation not owned by the Guarantor and its Affiliates, from time to time, pursuant to the terms and conditions set forth in the Arrangement Agreement (the “Transaction”, which includes, for certainty, any and all transactions contemplated by the Arrangement Agreement). It is contemplated that the Transaction will be effected pursuant to a statutory plan of arrangement (the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia).

Each of the undersigned and the Guarantor agree that the undersigned will be a Rollover Shareholder for the purposes of the Arrangement Agreement such that the Subject Securities (as defined below) that are “Rollover Shares” as indicated in Schedule A (the “Rollover Shares”) will, conditional upon the closing of the Arrangement, and on the date that is concurrent with the closing of the Arrangement (the “Closing Date”), be transferred by the undersigned to the Purchaser in consideration of the Guarantor entering into a Simple Agreement for Future Equity (the “SAFE”), the form of which is set forth on Schedule B.

Pursuant to the SAFE, and subject to the terms thereof, upon conversion, the undersigned will be issued a number and class and/or series of preferred shares of the Guarantor of the most superior class issued by the Guarantor (“Consideration Shares”). The number and class and/or series of Consideration Shares to be issued to the undersigned pursuant to the SAFE shall be fixed upon the earlier of (i) the closing of the Guarantor’s next Equity Financing (as defined in the SAFE) (the “Series C Round”), and (ii) the date which is 24 months following execution of the Arrangement Agreement (the “Maturity Date”). In the event that the Series C Round closes prior to the Maturity Date, the number of Consideration Shares to be issued to the undersigned pursuant to the SAFE shall be determined based on the lower of (x) the price per share paid by subscribers in the Guarantor’s Series B funding round completed on October 15, 2021, being [REDACTED – COMMERCIALLY SENSITIVE] (the “Series B Price”), and (ii) the price per share paid by subscribers in the Series C Round. In the event that the Series C Round does not close prior to the Maturity Date, the number of Consideration Shares to be issued to the undersigned shall be determined based on the Series B Price less a 10% discount. The Consideration Shares shall be issued by the Guarantor to the undersigned on a date mutually agreeable between the parties, which shall be no later than 3 days after the closing of the Series C Round or the Maturity Date, as applicable (the “Issuance Date”).

All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Arrangement Agreement.

The undersigned hereby agrees, in his or her capacity as holder of securities of the Corporation and not in his or her capacity as a director or officer of the Corporation, from the date hereof until the earlier of (x) the Effective Time, and (y) the time at which the Arrangement Agreement is terminated in accordance with its terms (the “Expiry Time”):

(a)	to cause to be counted as present for the purposes of establishing quorum, the Shares, Options, RSUs and any other voting securities of the Corporation owned (beneficially or otherwise) by the undersigned as of the record date for the Meeting (collectively, the “Subject Securities”) and to vote or to cause to be voted the Subject Securities: (i) in favour of the Transaction and the Arrangement, including the Arrangement Resolution, and any other matter that could reasonably be expected to facilitate the Transaction and any proposal to adjourn or postpone the Meeting if such adjournment or postponement is proposed pursuant to and in compliance with the provisions of the Arrangement Agreement; and (ii) against any proposed action or agreement (including, for certainty, any Acquisition Proposal) which could reasonably be expected to impede, interfere with or delay, or in any way adversely affect the completion of the Transaction or the Arrangement;

(b)	no later than ten (10) Business Days prior to the date of the Meeting, deliver or cause to be delivered to, or deposit or cause to be deposited with, the Corporation or the proximate intermediary, as applicable, in each case, with a copy to the Guarantor concurrently, a duly executed proxy (or proxies) or voting instruction form (or voting instruction forms), as applicable, directing the Subject Securities to be voted in favour of the Transaction and the Arrangement, including the Arrangement Resolution and any other matter that could reasonably be expected to facilitate the Transaction, and (if applicable) name, in such proxy (or proxies) or voting instruction form (or voting instruction forms), as applicable, those individuals as may be designated by the Corporation in the Circular for such purpose;

(c)	not take, or permit any Person to take, any action to withdraw, revoke, amend or invalidate any proxy (or proxies) or voting instruction form (or voting instruction forms), as applicable, delivered to or deposited with the Corporation or the proximate intermediary, as applicable, pursuant to paragraph (b) above, notwithstanding any statutory or other rights or otherwise;

(d)	except as contemplated by the Arrangement Agreement or upon the settlement of Awards or other equity incentive securities of the Corporation, not to, directly or indirectly, (i) option, offer, sell, assign, transfer, distribute, exchange, gift, dispose of, pledge, encumber, grant a security interest in, hypothecate, appoint, encumber or otherwise convey or dispose of (“Transfer”) any Subject Securities; (ii) enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the Subject Securities, or any right or interest therein (legal or equitable), to any Person or group of Persons; (iii) enter into any contract, option or other arrangement or undertaking with respect to the Transfer of any Subject Securities; or (iv) agree to do any of the foregoing or take any action that would reasonably be expected to restrict or otherwise adversely affect the undersigned’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement;

(e)	not to, directly or indirectly, through any representative or other third party, (i) solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, assets, facilities, books or records of the Corporation or any of its Subsidiaries) any inquiry, proposal or offer from any Person that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal; (ii) enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the Purchaser, the Guarantor and their Affiliates) regarding any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal; (iii) support, endorse or accept, or publicly propose to support, endorse or accept any Acquisition Proposal; (iv) provide any confidential information relating to the Corporation or its Subsidiaries to any Person or group of Persons in connection with any actual or potential Acquisition Proposal; (v) solicit proxies or become a participant in a solicitation of proxies in opposition to or in competition with the Transaction; (vi) requisition or join in any requisition of any meeting of Shareholders or other Securityholders; or (vii) otherwise co-operate in any way with any effort or attempt by any other Person or group of Persons to do or seek to do any of the foregoing;

(f)	not exercise any rights of dissent provided under any applicable Law or otherwise, including any Dissent Rights, in connection with the Arrangement or any other corporate transaction considered at the Meeting;

(g)	to promptly notify the Guarantor of the amount of any debt or equity securities or other interests in the Corporation of which the beneficial ownership, or the control or direction, is acquired by the undersigned, to the extent permitted to do so, after the date hereof;

(h)	to notify the Guarantor promptly if any of the undersigned’s representations and warranties contained in this Agreement becomes untrue or incorrect in any material respect;

(i)	on the Closing Date, to transfer and assign, free and clear of all Liens, the Rollover Shares beneficially owned by the undersigned as indicated in Schedule A to the Purchaser, in consideration for the Guarantor entering into the SAFE; and

(j)	to, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and shall take all such other action necessary or as the Guarantor may reasonably request for the purpose of effectively carrying out the transfer of the Rollover Shares by such undersigned in consideration for the Guarantor entering into the SAFE as contemplated by this Agreement and the Arrangement Agreement, including delivering, or causing to be delivered to the Guarantor on the Closing Date, share certificate(s) or copies of DRS Transaction Advice(s) in the name of such undersigned representing the Rollover Shares, duly endorsed for transfer by the undersigned to the Purchaser or accompanied by a duly executed share transfer form, and acknowledges that all the Subject Securities that are not the Rollover Shares, including all other voting securities of the Corporation, directly or indirectly acquired by or issued to the undersigned after the date hereof, , will be subject to the Arrangement.

Notwithstanding any provision of this Agreement to the contrary, the Guarantor hereby acknowledges and agrees that the undersigned is executing this Agreement and is bound hereunder solely in his or her capacity as a holder of securities of the Corporation. Without limiting the provisions of the Arrangement Agreement, nothing contained in this Agreement shall (a) limit or affect in any way any actions or omissions the undersigned may take in his or her capacity as a director or officer of the Corporation, including in exercising rights under the Arrangement Agreement, or (b) be construed to prohibit, limit or restrict in any way the undersigned from exercising of his or her fiduciary duties as a director or officer of the Corporation. The undersigned acknowledges that Article 4 and Article 5 of the Arrangement Agreement imposes certain restrictions on the actions of the Corporation and its officers and directors.

The undersigned hereby represents and warrants on the date hereof and on the Closing Date that:

(a)	the undersigned is the sole and unconditional beneficial owner of, or has control or direction over, such Subject Securities as indicated in Schedule A, with good and valid title thereto, free and clear of all liens, and has the sole right to sell and vote all of such Subject Securities;

(b)	this Agreement has been duly executed and delivered and is a valid and binding agreement, enforceable against the undersigned in accordance with its terms, and the performance by the undersigned of its obligations hereunder will not constitute a violation or breach of or default under, or conflict with, any contract, commitment, agreement, understanding or arrangement of any kind to which the undersigned will be a party and by which the undersigned will be bound at the time of such performance;

(c)	the undersigned has been afforded the opportunity to obtain independent legal advice and confirms by the execution of this Agreement that he or she has either done so or waived his or her right to do so in connection with the entering into of this Agreement, and that any failure on the undersigned’s part to seek independent legal advice shall not affect (and the undersigned shall not assert that it affects) the validity, enforceability or effect of this Agreement or the Arrangement Agreement;

(d)	except for the Purchaser pursuant to the terms of the Arrangement Agreement, no person has any written or oral agreement, warrant or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such, for the purchase, acquisition or transfer from the undersigned of any of its Subject Securities or any interest therein or right thereto; and

(e)	the only securities of the Corporation beneficially owned, or controlled or directed, directly or indirectly, by the undersigned on the date hereof are the Subject Securities.

The representations and warranties of the undersigned set forth in this Agreement (other than the representation set forth in Subsection (f) below) shall not survive the completion of the Arrangement and will expire and be terminated on the date that this Agreement is terminated in accordance with its terms.

(f)	In addition, the undersigned hereby acknowledges that the undersigned’s entrance into the SAFE and/or the issuance of the Consideration Shares thereunder might have tax consequences to the undersigned and that neither the Purchaser, the Guarantor nor the Corporation is able to ensure or represent the nature and extent of such tax consequences. The undersigned acknowledges that the Purchaser, the Guarantor and the Corporation recommended to me to seek the advice of my own tax advisor prior to the execution of this Agreement. The undersigned covenants to bear all tax obligations, duties, levies and other payments which may be imposed on the undersigned by competent tax authorities in connection with this Agreement. The representation set forth in this Subsection (f) shall survive the completion of the Arrangement.

The Guarantor hereby represents and warrants that the representations and warranties set forth on Schedule C hereto are true and correct on the date hereof (and covenants that such representations and warranties shall be true as of the Issuance Date). The representations and warranties of the Guarantor set forth in this Agreement shall survive the completion of the Arrangement and shall continue in full force and effect in accordance with their terms for a period of two years from the Issuance Date.

The Guarantor hereby agrees, from the date hereof unless the date the Arrangement Agreement is terminated in accordance with its terms, to acquire the Rollover Shares in exchange for issuance of the SAFE, and to issue the Consideration Shares in consideration thereof to the undersigned transferring such Rollover Shares to the Purchaser and to deliver share certificates representing the same issued to such undersigned, on the Issuance Date.

Other than as set out herein, this Agreement shall terminate and be of no further force and effect at upon at the earliest of:

(a)	the written agreement of the undersigned and the Guarantor;

(b)	in the event the Consideration to be paid to the Non-Rollover Shareholders is increased, unless the consideration per share to be paid to the Rollover Shareholders under the Transaction is increased in same proportion;

(c)	the Expiry Time; and

(d)	the Effective Time.

This Agreement shall be governed by, construed and enforced in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

This Agreement may be executed and delivered in multiple counterparts (including by facsimile, email or other electronic means), each of which shall be deemed an original, and such counterparts together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

Accepted and agreed this [●] day of [●], 2025

[ROLLOVER SHAREHOLDER]

By:
	Name:	[●]
	Title:	[●]

OPENDEAL INC. (DBA REPUBLIC)

By:
	Name:	Kendrick Nguyen
	Title:	Co-Chief Executive Officer

SCHEDULE A

SUBJECT SECURITIES

Name of Registered Shareholder	Beneficial Owner	Options	RSUs	Number of Common Shares that are Not Rollover Shares	Number of Common Shares that are Rollover Shares	Purchase Price
[●]	[●]	[●]	[●]	[●]	[●]	[●]

SCHEDULE B

FORM OF SAFE

[REDACTED – COMMERCIALLY SENSITIVE. INFORMATION REGARDING THE FORM OF SAFE CAN BE FOUND ON PAGE 1 OF THE FORM OF ROLLOVER AGREEMENT. IN ADDITION, THE FORM OF SAFE FIXES THE VALUE OF STOCK ISSUABLE THEREUNDER TO THE “ROLLOVER CONSIDERATION”, BEING “THE NUMBER OF SHARES BEING TRANSFERRED BY THE INVESTOR PURSUANT TO THE ROLLOVER AGREEMENT MULTIPLIED BY THE PER SHARE VALUE THAT NON-ROLLOVER SHAREHOLDERS RECEIVE PURSUANT TO THE PLAN OF ARRANGEMENT, ASSUMING FULL PAYMENT OF THE CVR (AS THOSE TERMS ARE DEFINED IN THE ARRANGEMENT AGREEMENT)”. ]

SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR

All capitalized terms used but not otherwise defined in this Schedule C shall have the respective meanings ascribed to them in the Arrangement Agreement.

1.	Organization and Qualification

The Guarantor is a corporation validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and conduct its business as now owned and conducted. The Guarantor is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification, licensing or registration necessary.

2.	Corporate Authorization

The Guarantor has the requisite corporate power and authority to enter into and perform its obligations under the Arrangement Agreement, this Agreement and the SAFE. The execution and delivery and performance by the Guarantor of the Arrangement Agreement, this Agreement and the SAFE and the consummation of the Arrangement and the other transactions contemplated by the Arrangement Agreement, this Agreement and the SAFE, respectively, have been duly authorized by all necessary corporate action on the part of the Guarantor and no other corporate proceedings on the part of the Guarantor are necessary to authorize this Agreement or the consummation of the Arrangement and the other transactions contemplated by the Arrangement Agreement, this Agreement and the SAFE.

3.	Execution and Binding Obligation

Each of the Arrangement Agreement, this Agreement and the SAFE has been duly executed and delivered by the Guarantor, and constitutes a legal, valid and binding agreement of the Guarantor enforceable against it in accordance with its terms subject only to any limitation on enforcement under Laws relating to (i) bankruptcy, winding-up, insolvency, reorganization, arrangement or other Laws affecting the enforcement of creditors’ rights generally and (ii) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.

4.	Governmental Authorization

The execution, delivery and performance by the Guarantor of the Arrangement Agreement, this Agreement and the SAFE and the consummation by the Guarantor of the Arrangement and the other transactions contemplated by the Arrangement Agreement, this Agreement and the SAFE do not require any Authorization or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity by the Guarantor or by any of its Subsidiaries other than (i) in connection with the Required Regulatory Approvals, as applicable, and (ii) such filings and other actions required under applicable Securities Laws as are contemplated by the Arrangement Agreement, this Agreement and the SAFE.

5.	No Conflict/ Non-Contravention

The execution, delivery and performance by the Guarantor of the Arrangement Agreement, this Agreement and the SAFE and the consummation of the Arrangement and the other transactions contemplated by the Arrangement Agreement, this Agreement and the SAFE do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(a)	contravene, conflict with, or result in any violation or breach of the Constating Documents or shareholders’ agreement of the Guarantor or any of its Subsidiaries;

(b)	subject to the formalities described in (4) above, contravene, conflict with or result in a violation or breach of any Law or result in a breach of any judgment, decree, order, or award of any Governmental Entity or arbitrator; or

(c)	allow any Person to exercise any rights, require any consent or other action by any Person, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Guarantor or any of its Subsidiaries are entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation), or result in the creation or imposition of any Lien upon any of the Guarantor’s assets or the assets of any of its Subsidiaries, under any material contract, lease or any material Authorization to which the Guarantor or any of its Subsidiaries is a party or by which the Guarantor or any of its Subsidiaries is bound.

6.	Capitalization

(a)	The authorized share capital of the Guarantor consists of [REDACTED – COMMERCIALLY SENSITIVE] common shares and [REDACTED – COMMERCIALLY SENSITIVE] preferred shares, of which, as of the date hereof, an aggregate of [REDACTED – COMMERCIALLY SENSITIVE] common shares and [REDACTED – COMMERCIALLY SENSITIVE] preferred shares are issued and outstanding.

(b)	All outstanding common shares and preferred shares of the Guarantor have been duly authorized and validly issued as fully paid and non-assessable and free and clear of any Liens. No outstanding common shares or preferred shares of the Guarantor and other securities of the Guarantor have been issued in violation of any pre-emptive or similar rights applicable to them.

(c)	The table below sets forth, as of the date hereof, the number of issued and outstanding common shares and preferred shares, warrants, options to purchase common shares or preferred shares of the Guarantor and other securities of the Guarantor exercisable into common shares, including the number of common shares and preferred shares of the Guarantor subject to each such security and the extent to which such securities are vested as of the date of this Agreement.

Security	Number Issued and Outstanding	Number of Common Shares on Conversion	Percentage That Have Fully Vested
Common shares	[REDACTED – COMMERCIALLY SENSITIVE]
Preferred shares
Options
Warrants

(d)	All outstanding common shares and preferred shares of the Guarantor have been issued in material compliance with Laws and all common shares and preferred shares of the Guarantor that may be issued pursuant to the exercise of other securities will, when issued in accordance with the terms thereof, be duly authorized, and validly issued, and fully-paid and non-assessable and have been recorded on the Guarantor’s financial statements.

7.	Shareholders’ and Similar Agreement

The Guarantor is not a party to any shareholder, pooling, voting or other similar arrangement or agreement relating to the ownership or voting of any of the securities of the Guarantor and has not adopted a shareholder rights plan or any other similar plan or agreement.

8.	Financial Statements

(a)	The consolidated financial statements of the Guarantor for the year ended December 31, 2024 (including the notes thereto) (i) were prepared in accordance with US GAAP, (ii) complied as to form in all material respects with applicable accounting requirements under applicable Laws, and (iii) fairly present, in all material respects, the consolidated financial position of the Guarantor and its Subsidiaries as of their respective dates and the consolidated financial performance and cash flows of the Guarantor and its Subsidiaries for the respective periods covered thereby (except as may be expressly indicated in the notes to such financial statements).

(b)	The Guarantor does not intend to correct or restate, nor is there any basis for any correction or restatement of, any aspect of any of the financial statements referred to in this Section (8).

9.	No Undisclosed Liabilities

There are no liabilities or obligations of the Guarantor or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations: (i) incurred in the ordinary course of business consistent with past practice since December 31, 2024; or (ii) incurred in connection with the Arrangement Agreement, this Agreement or the SAFE.

10.	Compliance with Laws

The Guarantor and each of its Subsidiaries is in compliance with Law and neither the Guarantor nor any of its Subsidiaries is, to the knowledge of the Guarantor, under any investigation with respect to, or, has been charged with, or, to the knowledge of the Guarantor, threatened to be charged with, or, has received written notice of, any violation or alleged violation of any Law.

11.	Absence of Certain Changes or Events

Since December 31, 2024, other than the transactions contemplated in this Agreement, the business of the Guarantor and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been any event, circumstance or occurrence which has had, or which would reasonably be expected to have, a material adverse effect.

12.	Authorizations and Licenses

(a)	The Guarantor and each of its Subsidiaries own, possess or have obtained all Authorizations that are required by Law in connection with the operation of the business of the Guarantor or any of its Subsidiaries as presently conducted, or in connection with the current ownership, operation or use of the assets of the Guarantor or any of its Subsidiaries.

(b)	The Guarantor and each of its Subsidiaries are in compliance with all such Authorizations. Each Authorization is valid and in full force and effect in accordance with its terms, and is renewable (if subject to lapse) by its terms or in the ordinary course of business consistent with past practice.

(c)	No action or proceeding is pending or, to the knowledge of the Guarantor, threatened in respect of, and none of the Guarantor or any of its Subsidiaries is, to the knowledge of the Guarantor, under investigation or has received written notice of revocation, non-renewal of, or material amendments to, any such Authorization, or of the intention of any Governmental Entity to revoke, refuse to renew or materially amend any such Authorization.

13.	Board Approval

(a)	The board of directors of the Guarantor has authorized the entering into of the Arrangement Agreement, this Agreement and the SAFE and the performance by the Guarantor of its obligations under the Arrangement Agreement, this Agreement and the SAFE, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations.

(b)	No action has been taken to amend, or supersede such determinations, resolutions or authorizations of the board of directors of the Guarantor.

14.	Personal Property

The Guarantor and its Subsidiaries have valid, good and marketable title to all material personal or movable property of any kind or nature which the Guarantor or any of its Subsidiaries purports to own or as reflected in the Guarantor’s financial statements, free and clear of all Liens (other than as disclosed in such financial statements).

15.	Intellectual Property

(a)	All Intellectual Property used by the Guarantor and its Subsidiaries in the carrying on of their business is owned by or licensed to the Guarantor and its Subsidiaries.

(b)	The Guarantor and its Subsidiaries do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person. No action or proceeding is pending or, to the knowledge of the Guarantor, threatened by any Person alleging that the conduct of the Guarantor and its Subsidiaries’ business infringes upon or otherwise violates any of their Intellectual Property rights.

(c)	The Guarantor has taken commercially reasonable measures to protect the confidentiality of its trade secrets, proprietary know-how, non-public information and confidential, and none of the Guarantor’s respective trade secrets, proprietary know-how, non-public information and confidential information have been disclosed to or, to the Guarantor’s knowledge, discovered by any third party other than pursuant to the reasonable terms of non-disclosure.

(d)	Except as would not reasonably be expected to have a material adverse effect, to the knowledge of the Guarantor, none of the software owned by the Guarantor or distributed by the Guarantor incorporates or is comprised of or distributed with any Publicly Available Software in a manner which (i) requires the distribution of the software source code in connection with the distribution of such software in object code form; (ii) materially limits the Guarantor’s freedom to seek full compensation in connection with making, using, marketing, licensing or distributing such software; or (iii) allows a Person or requires that a Person have the right to decompile, disassemble or otherwise reverse engineer such software.

16.	Material contract

Each material contract of the Guarantor is in full force and effect and is a legal, valid and binding obligation of the Guarantor or a Subsidiary, as applicable, enforceable against it in accordance with its terms, and is a legal, valid and binding obligation of the other party to such material contract, enforceable against it in accordance with its terms, subject, in each case, to any limitation on enforcement under Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, reorganization or other Laws of general application affecting the enforcement of creditors’ rights and (ii) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.

17.	Litigation

(a)	Other than as disclosed in Schedule 17(a), there are no actions, suits, arbitrations or other proceedings pending or, to the knowledge of the Guarantor, threatened against the Guarantor or any of its Subsidiaries or affecting any of their respective properties or assets, before any Governmental Entity.

(b)	There is no material award of any Governmental Entity outstanding against the Guarantor or any of its Subsidiaries, and neither the Guarantor nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree of any Governmental Entity.

18.	Environmental Matters

The Guarantor and each of its Subsidiaries (i) are in compliance in all respects with all Environmental Laws; (ii) have received all Authorizations required of them under the applicable Environmental Laws to conduct their business, and (iii) are in compliance with all terms and conditions of any such Authorization, except where such non-compliance with Environmental Laws, failure to receive required Authorizations or failure to comply with the terms and conditions of such Authorizations would not be reasonably expected to have, individually or in the aggregate, a material adverse effect.

19.	Insurance

(a)	Policies of insurance issued by insurers of recognized financial responsibility are maintained in respect of the operations, properties and assets, employees, directors and Officers of the Guarantor and its Subsidiaries in such amounts and covering such risks as are prudent and customary in the businesses in which they are engaged.

(b)	No default exists under such policies of insurance as to the payment of premiums or otherwise under the terms of any such policy.

(c)	There are no claims by the Guarantor or its Subsidiaries under any such policy as to which any insurance company is denying liability or defending under a reservation of rights clause, and neither the Guarantor nor any of its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

20.	Taxes

(a)	All Tax Returns required by Law to be filed with any Governmental Entity by, or on behalf of, the Guarantor and each of its Subsidiaries have been filed when due in accordance with Law (taking into account any applicable extensions), and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b)	The Guarantor and each of its Subsidiaries have paid, or have collected, withheld and remitted to the appropriate Governmental Entity all Taxes due and payable on a timely basis, other than those Taxes being contested in good faith and in respect of which adequate reserves have been recorded in its books and records, and where payment is not yet due, have established in accordance with US GAAP an adequate accrual for all Taxes through the end of the last period for which the Guarantor and each of its Subsidiaries ordinarily record items on their books and records and such Taxes will be remitted when due.

(c)	There are no currently effective elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, or of the filing of any Tax Return or any payment of material Taxes, by the Guarantor or any of its Subsidiaries.

(d)	No claim has been made by any Governmental Entity in a jurisdiction where the Guarantor or any of its Subsidiaries does not file Tax Returns that the Guarantor or such Subsidiary (as applicable) is or may be subject to Tax by that jurisdiction.

(e)	All tax credits that were claimed by the Guarantor and each of its Subsidiaries were claimed in accordance in all respects with Law and the Guarantor and each of its Subsidiaries satisfied, the relevant criteria and conditions entitling them to such tax credits. All refunds of tax credits received or receivable by the Guarantor and each of its Subsidiaries in any fiscal year were claimed in accordance in all respects with Law and, at all relevant times, the Guarantor and each of its Subsidiaries that claimed refunds of tax credits satisfied the relevant criteria and conditions entitling them to claim such a refund.

(f)	There are no claims, actions, suits, audits or other proceedings now pending or, to the knowledge of the Guarantor, threatened against the Guarantor or any of its Subsidiaries in respect of any Tax.

21.	Anti-Corruption

Neither the Guarantor nor any of its Subsidiaries, nor, to the knowledge of the Guarantor, any of their respective directors, Officers, agents or employees, has:

(a)	violated or is violating any provision of the Corruption of Foreign Public Officials Act (Canada), the United States Foreign Corrupt Practices Act of 1977, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or any Law of similar effect.

(b)	made or authorized any direct or indirect contribution, payment or gift of funds, property or anything else of value to any official, employee or agent of any Governmental Entity, authority or instrumentality in Canada or the United States, other jurisdictions in which the Guarantor or any of its subsidiaries has assets other than in accordance with applicable Laws;

(c)	used any corporate funds, or made any direct or indirect unlawful payment from corporate funds, to any foreign or domestic government official or employee or any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; or

(d)	violated or is in violation of any provision of the Criminal Code (Canada) or equivalent state or federal criminal Law in the United States relating to foreign corrupt practices, including making any contribution to any candidate for public office, in either case, where either the payment or gift or the purpose of such contribution payment or gift was or is prohibited under the foregoing.

22.	Money-Laundering

The operations of the Guarantor and its Subsidiaries are and have been conducted at all times in compliance with:

(a)	applicable financial recordkeeping and reporting requirements of the money laundering statutes of all applicable jurisdictions;

(b)	the rules and regulations thereunder; and

(c)	any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity,

(collectively, the “Money Laundering Laws”).

No action, claim, notice of assessment, suit or proceeding by or before any commission, court, Governmental Entity, arbitrator or non-Governmental Entity involving the Guarantor or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Guarantor, threatened.

SCHEDULE 17(a)

LITIGATION

[REDACTED – COMMERCIALLY SENSITIVE]

SCHEDULE F

FORM OF SUPPORT AND VOTING AGREEMENTS

(see attached)

VOTING AND SUPPORT AGREEMENT

April 3, 2025

Republic Strategic Acquisition Co LLC

Dear Sirs/Madams:

Re:	Voting and Support Agreement

In connection with an arrangement agreement among Republic Strategic Acquisition Co LLC (the “Purchaser”), The INX Digital Company, Inc. (the “Corporation”) and OpenDeal Inc. (dba Republic) (the “Guarantor”) dated the date hereof (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Arrangement Agreement”), the Purchaser, inter alia, proposes to acquire all of the issued and outstanding common shares (the “Shares”) of the Corporation not owned by the Guarantor and its Affiliates, from time to time, pursuant to the terms and conditions set forth in the Arrangement Agreement (the “Transaction”, which includes, for certainty, any and all transactions contemplated by the Arrangement Agreement). It is contemplated that the Transaction will be effected pursuant to a statutory plan of arrangement (the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia).

All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Arrangement Agreement.

The undersigned hereby agrees, in his or her capacity as holder of securities of the Corporation and not in his or her capacity as a director or officer of the Corporation, from the date hereof until the earlier of (x) the Effective Time, and (y) the time at which the Arrangement Agreement is terminated in accordance with its terms (the “Expiry Time”):

(a)	to cause to be counted as present for the purposes of establishing quorum, the Shares, Options, RSUs and any other voting securities of the Corporation, as applicable, owned (beneficially or otherwise) by the undersigned as of the record date for the Meeting (collectively, the “Subject Securities”) and to vote or to cause to be voted the applicable Subject Securities: (i) in favour of the Transaction and the Arrangement, including the Arrangement Resolution, and any other matter that could reasonably be expected to facilitate the Transaction and any proposal to adjourn or postpone the Meeting if such adjournment or postponement is proposed pursuant to and in compliance with the provisions of the Arrangement Agreement; and (ii) against any proposed action or agreement (including, for certainty, any Acquisition Proposal) which could reasonably be expected to impede, interfere with or delay, or in any way adversely affect the completion of the Transaction or the Arrangement;

(b)	no later than ten (10) Business Days prior to the date of the Meeting, deliver or cause to be delivered to, or deposit or cause to be deposited with, the Corporation or the proximate intermediary, as applicable, in each case, with a copy to the Guarantor concurrently, a duly executed proxy (or proxies) or voting instruction form (or voting instruction forms), as applicable, directing the applicable Subject Securities to be voted in favour of the Transaction and the Arrangement, including the Arrangement Resolution and any other matter that could reasonably be expected to facilitate the Transaction, and (if applicable) name, in such proxy (or proxies) or voting instruction form (or voting instruction forms), as applicable, those individuals as may be designated by the Corporation in the Circular for such purpose;

(c)	not take, or permit any Person to take, any action to withdraw, revoke, amend or invalidate any proxy (or proxies) or voting instruction form (or voting instruction forms), as applicable, delivered to or deposited with the Corporation or the proximate intermediary, as applicable, pursuant to paragraph (b) above, notwithstanding any statutory or other rights or otherwise;

(d)	except as contemplated by the Arrangement Agreement or upon the settlement of Awards or other equity incentive securities of the Corporation, not to, directly or indirectly, (i) option, offer, sell, assign, transfer, distribute, exchange, gift, dispose of, pledge, encumber, grant a security interest in, hypothecate, appoint, encumber or otherwise convey or dispose of (“Transfer”) any Subject Securities; (ii) enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the Subject Securities, or any right or interest therein (legal or equitable), to any Person or group of Persons; (iii) enter into any contract, option or other arrangement or undertaking with respect to the Transfer of any Subject Securities; or (iv) agree to do any of the foregoing or take any action that would reasonably be expected to restrict or otherwise adversely affect the undersigned’s legal power, authority and right to comply with and perform its covenants and obligations under this letter agreement;

(e)	not exercise any rights of dissent provided under any applicable Law or otherwise, including any Dissent Rights, in connection with the Arrangement or any other corporate transaction considered at the Meeting; and

(f)	to notify the Purchaser promptly if any of the undersigned’s representations and warranties contained in this letter agreement becomes untrue or incorrect in any material respect.

Notwithstanding any provision of this letter agreement to the contrary, the Purchaser hereby acknowledges and agrees that the undersigned is executing this letter agreement and is bound hereunder solely in his or her capacity as a holder of securities of the Corporation. Without limiting the provisions of the Arrangement Agreement, nothing contained in this letter agreement shall (a) limit or affect in any way any actions or omissions the undersigned may take in his or her capacity as a director or officer of the Corporation, including in exercising rights under the Arrangement Agreement, or (b) be construed to prohibit, limit or restrict in any way the undersigned from exercising of his or her fiduciary duties as a director or officer of the Corporation. The undersigned acknowledges that Article 4 and Article 5 of the Arrangement Agreement imposes certain restrictions on the actions of the Corporation and its officers and directors.

The undersigned hereby represents and warrants that (a) this letter agreement has been duly executed and delivered and is a valid and binding agreement, enforceable against the undersigned in accordance with its terms, and the performance by the undersigned of its obligations hereunder will not constitute a violation or breach of or default under, or conflict with, any contract, commitment, agreement, understanding or arrangement of any kind to which the undersigned will be a party and by which the undersigned will be bound at the time of such performance, (b) he or she has been afforded the opportunity to obtain independent legal advice and confirms by the execution of this letter agreement that he or she has either done so or waived his or her right to do so in connection with the entering into of this letter agreement, and that any failure on the undersigned’s part to seek independent legal advice shall not affect (and the undersigned shall not assert that it affects) the validity, enforceability or effect of this letter agreement or the Arrangement Agreement, and (c) it is the sole registered and/or beneficial owner of the Subject Securities, with good title thereto, free and clear of any and all encumbrances and demands of any nature or kind whatsoever, and the undersigned has the sole right to vote all of the Subject Securities, as applicable and except for the Arrangement Agreement.

This letter agreement shall automatically terminate and be of no further force and effect upon the earliest of (a) the Effective Time, (b) the Expiry Time, (c) the Purchaser publicly announcing by way of news release that it will not be proceeding with the Arrangement, and (d) the date on which the Board makes a Change in Recommendation in accordance with Section 5.4 of the Arrangement Agreement.

This Agreement will be governed by and interpreted and enforced in accordance with the Laws of the Province of Ontario and the federal laws of Canada applicable therein.

Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Each of the undersigned and the Purchaser hereby consents to the disclosure of the substance of this letter agreement in any press release, any document filed with the Court in connection with the Arrangement or transactions contemplated by the Arrangement Agreement or any filing pursuant to applicable securities laws, including the Circular.

This letter agreement may be executed in any number of counterparts (including counterparts by facsimile or electronic copy) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

This letter agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Parties hereto. Each Party hereto shall pay all costs and expenses incurred by it in connection with the negotiation, preparation and execution of this letter agreement.

If the foregoing is in accordance with the understanding of the Purchaser and is agreed to by the Purchaser, please signify acceptance by the execution of the enclosed copies of this letter agreement where indicated below by an authorized signatory of the Purchaser and return the same to the undersigned, upon which this letter agreement as so accepted shall constitute an agreement among the Purchaser and the undersigned.

The parties expressly acknowledge that they have requested that this letter agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente lettre entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

[Remainder of page left intentionally blank. Signature page follows.]

Yours very truly,

by
(Signature)

(Print Name)

(City and Province (or Country) of Residence)

(Title)

Address:

Legal and Beneficial Ownership of Securities:

Shares:
Options:
RSUs:

Accepted and agreed as of the date first written above.

REPUBLIC STRATEGIC ACQUISITION CO LLC

By:
Name:	Kendrick Nguyen
Title:	As representative of OpenDeal Inc., sole member of Republic Strategic Acquisition Co LLC

Republic Signature Page to Voting Support Agreement

SCHEDULE G

ROLLOVER SHAREHOLDERS

1.	Mr. Shy Datika and Triple-V (1999) Ltd. (a company controlled by Shy Datika).

G-1

SCHEDULE H

FORM OF ESCROW AGREEMENT

(See attached)

This ESCROW AGREEMENT (this “Agreement”) is made as of            , 2025.

AMONG:

OpenDeal Inc. (dba Republic)., a company formed under the laws of Delaware (the “Depositor”)

– and –

The INX Digital Company, Inc., a company formed under the laws of British Columbia (the “Corporation”)

– and –

ODYSSEY TRUST COMPANY, a trust company continued under the laws of Canada, as escrow agent (the “Escrow Agent”)

WHEREAS:

A.	The arrangement agreement made as of April 3, 2025 (the “Arrangement Agreement”) among the Corporation, Republic Strategic Acquisition Co LLC and the Depositor contemplates that the sum of US$10,000,000 (the “Deposit”) shall be deposited in escrow with the Escrow Agent, to be held and distributed by the Escrow Agent on the terms and conditions set forth herein.

B.	The Depositor and the Corporation wish to appoint the Escrow Agent to act as escrow agent in connection with the Arrangement Agreement.

C.	The foregoing recitals are representations and statements of fact made by the Depositor and the Corporation and not by the Escrow Agent.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and provisions herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement covenant and agree as follows:

1.	Defined Terms. All capitalized terms used in this Agreement but not otherwise defined herein shall bear the meaning ascribed to them in the Arrangement Agreement.

2.	Appointment of the Escrow Agent. The Depositor and the Corporation appoint the Escrow Agent to act, and the Escrow Agent agrees to act, as escrow agent in accordance with the terms and conditions of this Agreement. Subject to receipt of the monies which are to become the Deposit, the Escrow Agent agrees to hold and deal with the Deposit in accordance with the terms and conditions of this Agreement.

3.	Escrow Deposit. Following the execution and delivery of this Agreement, the Escrow Agent shall be prepared to receive one or more deposits, by wire transfer of immediately available funds, from the Depositor, which will in aggregate, represent the Escrow Amount, to be held and distributed by the Escrow Agent on the terms and conditions set forth herein. The Escrow Agent agrees to provide written acknowledgement of its receipt of the Escrow Amount and to deposit such amount into a non-interest bearing bank account with a Schedule 1 Canadian bank, in the name of the Escrow Agent for the Depositor and the Corporation under the naming convention of ‘Escrow Account for the INX/Republic Plan of Arrangement’ (the “Escrow Account”), subject to the terms and conditions of this Agreement. The Deposit shall be held according to the terms and conditions set forth in this Agreement and shall not be subject to any security interest, lien, attachment, garnishment or any judicial process of any creditor of any party hereto. The Escrow Agent shall not distribute or release the Deposit except in accordance with the express terms and conditions of this Agreement.

4.	Release of Escrow Amount. The Escrow Agent shall release the Deposit as follows:

(a)	Release at Effective Time. At the Effective Time, as evidenced by an irrevocable written direction executed by both the Corporation and the Depositor in the form attached hereto as Schedule A-1 (the “Effective Time Direction”), the Escrow Agent shall immediately transfer the Escrow Amount by wire transfer in immediately available funds to the Depositary (as defined in the Arrangement Agreement).

(b)	Release Upon Termination. In the event that the Arrangement Agreement is duly and validly terminated pursuant to its terms (other than as a result of a Reverse Termination Fee Event), as evidenced by an irrevocable written direction executed by both the Corporation and the Depositor, in the form attached hereto as Schedule A-2 (the “Termination Direction”) the Escrow Agent shall transfer the Escrow Amount to the Depositor within three (3) Business Days of such termination.

(c)	Release Upon Reverse Termination Fee Event. Upon the occurrence of a Reverse Termination Fee Event, as evidenced by an irrevocable written direction executed by both the Corporation and the Depositor in the form attached hereto as Schedule A-3 (the “Reverse Termination Fee Direction”, each of the Effective Time Direction, the Termination Direction and the Reverse Termination Fee Direction shall be referred hereto as a “Direction”) the Escrow Agent shall transfer the Escrow Amount to the Corporation in accordance with Section 8.2(3) of the Arrangement Agreement.

5.	Inspection Rights and Account Statements. Each of the Depositor and the Corporation shall have the right to inspect and obtain copies of the records of Escrow Agent pertaining to this Agreement and, if requested, to receive monthly reports of the status of the Escrow Account. If so requested, on or before the tenth (10th) Business Day following the end of each month during the term hereof, the Escrow Agent shall deliver account statements to the Depositor and to the Corporation with respect to the Escrow Account for the prior month, which statements shall include the account balance.

6.	Termination. This Agreement shall terminate when the entire amount held in the Escrow Account has been distributed in accordance with Section 4.

7.	Conditions to Escrow. The Escrow Agent agrees to hold the Deposit in the Escrow Account and to perform in accordance with the terms and provisions of this Agreement. Each of the Depositor and the Corporation agrees that the Escrow Agent does not assume any responsibility for the failure of the Depositor to perform in accordance with the Arrangement Agreement or this Agreement. The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to the Escrow Agent’s rights, duties, liabilities and immunities:

(a)	the Escrow Agent shall have only those duties as are specifically provided herein, which shall be deemed purely administerial in nature, and shall under no circumstance be deemed a trustee for any of the other parties to this Agreement. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. None of the provisions contained in this Agreement shall require the Escrow Agent to expend or to risk its own funds or otherwise to incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers unless funded and indemnified as aforesaid;

(b)	the Escrow Agent shall be entitled to act and rely upon any Direction furnished to it in accordance with this Agreement. The Escrow Agent shall be protected in acting and relying upon any Direction furnished to it in accordance with this Agreement, not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which the Escrow Agent in good faith believes to be genuine and what it purports to be. If it should be necessary for the Escrow Agent to act and rely upon any Direction issued or signed by or on behalf of any corporation, fiduciary or individual acting on behalf of another party hereto, which the Escrow Agent in good faith believes to be genuine, it shall not be necessary for the Escrow Agent to inquire into the authority of such corporation, fiduciary or individual;

(c)	the Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence, intentional fraud or willful misconduct;

(d)	the Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or the duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel. The reasonable and documented costs of such counsel’s services shall be paid to the Escrow Agent in accordance with Section 12;

(e)	notwithstanding any other provision of this Agreement, the Escrow Agent shall not be responsible for, bound by, or chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document between the other parties hereto, including, without limitation, the Arrangement Agreement. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other agreement, instrument or document;

(f)	if the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from the Depositor that, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by Direction;

(g)	any corporation or association into which the Escrow Agent may be amalgamated or to which it may sell or transfer its escrow business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such amalgamation, arrangement, sale, merger or transfer to which it is a party, shall be and become the successor escrow agent hereunder and vested with all of the title to the whole property or trust estate and all of the trusts, powers, immunities, privileges, protections and all other matters as was its predecessor, without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding; and

(h)	the Escrow Agent may, in its sole discretion, deliver the Deposit into court by way of interpleader (i) if a court of competent jurisdiction instructs the Escrow Agent to do so or (ii) ) if the Escrow Agent is unable or unwilling to continue acting and no successor escrow agent has been appointed and accepted such appointment in accordance with Section 8. Upon the Escrow Agent making such delivery, the Escrow Agent shall be released from all its duties and obligations under this Agreement.

8.	Resignation and Removal of Escrow Agent.

(a)	The Escrow Agent reserves the right to resign at any time by giving thirty (30) days’ written notice of resignation to the Depositor and the Corporation, specifying the effective date thereof. On the effective date of such resignation, the Escrow Agent shall deliver this Agreement together with the Deposit and any and all related instruments or documents to any successor escrow agent agreeable to the Depositor and the Corporation. If a successor escrow agent has not been appointed and has not accepted such appointment before the expiration of thirty (30) days following the date of the notice of such resignation, the Escrow Agent may, but shall not be obligated to, apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. Any such resulting appointment shall be binding upon all of the parties to this Agreement. Notwithstanding anything to the contrary in the foregoing, the Escrow Agent or any successor escrow agent shall continue to act as the Escrow Agent until a successor is appointed and qualified to act as the Escrow Agent.

(b)	Upon delivery of the Deposit to a successor escrow agent in accordance with this Section 8, the Escrow Agent shall thereafter be discharged from any further obligations hereunder. All power, authority, duties and obligations of the Escrow Agent shall apply to any successor escrow agent.

9.	Indemnification of Escrow Agent. Each of the Depositor or the Corporation, as applicable, shall, severally and not jointly, indemnify and hold the Escrow Agent, its partners, employees and agents, and their respective heirs, executors, administrators, successors and assigns, harmless, from and against any liability, loss, damage or expense (including, without limitation, reasonable and documented legal fees, disbursements and charges) that Escrow Agent may incur in connection with this Agreement and its performance hereunder or in connection herewith as a direct result of an act or omission of Depositor or the Corporation, as applicable, except to the extent such liability, loss, damage or expense arises from the Escrow Agent’s gross negligence, intentional fraud or willful misconduct. The indemnification provided for under this Section 9 shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent. Notwithstanding any other provision of this Agreement, except for in the event of gross negligence, fraud or willful misconduct the Escrow Agent’s liability shall be limited in the aggregate to the amount of fees paid by the parties to the Escrow Agent in the twelve (12) months immediately preceding the first receipt by the Escrow Agent of notice of the claim.

10.	Taxes. The Escrow Agent shall deduct and withhold from any amount distributed or released from the Deposit such amounts as it is required to deduct and withhold with respect to the making of such distribution or release under the Income Tax Act (Canada) and the rules and regulations promulgated thereunder, or any applicable provisions of federal, state, provincial, municipal, local or foreign (including national, provincial or territorial). To the extent that amounts are so deducted or withheld and remitted to the applicable taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

11.	Business Days. If any date on which the Escrow Agent is required to make an investment or a delivery under the provisions of this Agreement is not a day on which the Escrow Agent is open for business, then the Escrow Agent shall make such investment or delivery on the next succeeding Business Day.

12.	Escrow Costs. The Depositor shall pay all of the fees and expenses (including reasonable and documented legal fees, disbursements and charges) of the Escrow Agent for the services to be rendered by Escrow Agent under this Agreement. The Escrow Agent agrees to serve as Escrow Agent in accordance with the fee schedule attached as Schedule B hereto. The Depositor agrees to satisfy any outstanding fees and expenses set forth on Schedule B hereto before (i) any final release of Deposit and/or (ii) any transfer of the Deposit.

13.	Force Majeure. No party shall be liable or responsible to the other parties, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control, including, without limitation: (i) acts of God; (ii) flood, earthquake, tsunami, fire or explosion, epidemics and pandemics; (iii) war, invasion, riot or other civil unrest; (iv) government order or law; (v) actions, embargoes or blockades in effect on or after the date of this Agreement; (vi) action by any governmental authority; (vii) national or regional emergency; and (viii) strikes, labour stoppages or slowdowns or other industrial disturbances (each a “Force Majeure Event”). The party suffering a Force Majeure Event shall give notice to the other parties, stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and ensure that the effects of such Force Majeure Event are minimized.

14.	Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such Notice must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a Notice given in accordance with this Section).

If to the Depositor:	OpenDeal Inc. (dba Republic)
149 5th Avenue, #1314
New York, NY, United States
10010

	Email:	[REDACTED - EMAIL]
	Attention:	[REDACTED - NAME]

with a copy (such copy shall not constitute notice) to:	McCarthy Tétrault LLP 4000, 421-7th Avenue S.W. Calgary, Alberta T2P 4K9

	Attention:	Bradley Squibb
	Email:	bsquibb@mccarthy.ca

If to the Escrow Agent:	1230 – 300 5th Avenue SW Calgary, AB T2P 3C4

	Email:	corptrust@odysseytrust.com
	Attention:	Corporate Trust

If to the Corporation:	The INX Digital Company, Inc.

	Attention:	[REDACTED - NAME]
	Email:	[REDACTED - EMAIL]

with a copy (which will not constitute notice) to:

Fasken Martineau DuMoulin LLP 2400-333 Bay Street Toronto, Ontario M5H 2T6

Attention:	Bradley Freelan and Daniel Fuke

Email:bfreelan@fasken.com and
dfuke@fasken.com

with a copy (which will not
constitute notice) to:

Gornitzky & Co.

Vitania Tel Aviv Tower,
20 HaHarash St., TLV Israel

Telephone No.: +972-3-710 9107

E-Mail: Yhorn@gornitzky.com

Attention: Adv. Yuval Horn

15.	Entire Agreement. This Agreement and related exhibits and schedules constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

16.	Successor and Assigns. This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of all other parties heretowhich consent shall not be unreasonably withheld or delayed; . No assignment shall relieve the assigning party of any of its obligations hereunder.

17.	No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement save for as explicitly stated in this Agreement.

18.	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

19.	Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

20.	Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

21.	Time. Time shall be of the essence in this Agreement.

22.	Governing Law; Forum Selection. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Any legal action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the courts of the Province of Ontario, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

23.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

24.	Privacy Matters. The parties acknowledge that federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to certain obligations and activities under this Agreement. Notwithstanding any other provision of this Agreement, neither party shall take or direct any action that would contravene, or cause the other to contravene, applicable Privacy Laws. The parties shall, prior to transferring or causing to be transferred personal information to the Escrow Agent, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. The Escrow Agent shall use commercially-reasonable efforts to ensure that its services hereunder comply with Privacy Laws. Specifically, the Escrow Agent agrees: (i) to have a designated chief privacy officer; (ii) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (iii) to use personal information solely for the purposes of providing its services under or ancillary to this Agreement and to comply with applicable laws and not to use it for any other purpose except with the consent of or direction from the parties, or the individual involved or as permitted by Privacy Laws; (iv) not to sell or otherwise improperly disclose personal information to any third party; and (v) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

25.	Right Not to Act. The Escrow Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Escrow Agent, in its sole judgment, acting reasonably, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Escrow Agent, in its sole judgment, acting reasonably, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on 10 days prior written notice sent to all parties hereby provided that: (i) the Escrow Agent’s written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Escrow Agent’s satisfaction within such 10 day period, then such resignation shall not be effective.

26.	Currency. All statements of or reference to dollar amounts in this Agreement are to US dollars.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

OPENDEAL INC. (DBA REPUBLIC)

Per:
Name:
Title:

THE INX DIGITAL COMPANY, INC

Name:
Title:

ODYSSEY TRUST COMPANY

Per:
Name:
Title:

Per:
Name:
Title:

[Signature Page – Escrow Agreement]

SCHEDULE A-1

Form of Effective Time Direction – Section 4(a)

TO:	Odyssey Trust Company (the “Escrow Agent”) Attention: Corporate Trust

RE:	Escrow Agreement dated [●], 2025 (the “Escrow Agreement”) between OpenDeal Inc. (dba Republic)[ , The INX Digital Company Inc. (the “Corporation”), and the Escrow Agent

DATE:	[●], 202_

Capitalized terms in this letter that are not otherwise defined herein shall have the same meaning given to them in the Escrow Agreement.

This Effective Time Direction is provided pursuant to Section 4(a) of the Escrow Agreement.

The Corporation hereby irrevocably instructs the Escrow Agent to release all the Deposit by wire transfer to the Depositary, in accordance with the instructions set forth below:

Bank Name:
Bank Address
Bank Number:
Bank Transit Number:
Account Name:
Swift Code:
Account Number:
Beneficiary Address

A signed copy of this direction delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this direction.

[SIGNATURE PAGE FOLLOWS.]

SIGNED as of the date first written above:

THE INX DIGITAL COMPANY INC.

Per:
Name:
Title:

OPENDEAL INC. (DBA REPUBLIC)

Per:
Name:
Title:

SCHEDULE A-2

Form of Termination Direction – Section 4(b)

TO:	Odyssey Trust Company (the “Escrow Agent”) Attention: Corporate Trust

RE:	Escrow Agreement dated , 2025 (the “Escrow Agreement”) between OpenDeal Inc. (dba Republic) (the “Depositor”), The INX Digital Company, Inc. (the “Corporation”),. and the Escrow Agent

DATE:	[●], 202_

Capitalized terms in this letter that are not otherwise defined herein shall have the same meaning given to them in the Escrow Agreement.

This Termination Direction is provided pursuant to subsection 4(b) of the Escrow Agreement.

The Depositor and the Corporation hereby irrevocably direct the Escrow Agent to return the Deposit to the Depositor in accordance with the instructions set forth below:

Bank Name:
Bank Address
Bank Number:
Bank Transit Number:
Account Name:
Swift Code:
Account Number:
Beneficiary Address

A signed copy of this direction delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this direction.

[SIGNATURE PAGE FOLLOWS.]

SIGNED as of the date first written above:

THE INX DIGITAL COMPANY INC.

Per:
Name:
Title:

OPENDEAL INC. (DBA REPUBLIC)

Per:
Name:
Title:

SCHEDULE A-3

Form of Reverse Termination Fee Direction – Section 4(c)

TO:	Odyssey Trust Company (the “Escrow Agent”) Attention: Corporate Trust

RE:	Escrow Agreement dated [●], 2025 (the “Escrow Agreement”) between OpenDeal Inc. (dba Republic) , The INX Digital Company Inc. (the “Corporation”), and the Escrow Agent

DATE:	[●], 202_

Capitalized terms in this letter that are not otherwise defined herein shall have the same meaning given to them in the Escrow Agreement.

This Reverse Termination Fee Direction is provided pursuant to Section 4(c) of the Escrow Agreement.

The Corporation hereby irrevocably instructs the Escrow Agent to release all the Deposit by wire transfer to the Corporation, in accordance with the instructions set forth below:

Bank Name:
Bank Address
Bank Number:
Bank Transit Number:
Account Name:
Swift Code:
Account Number:
Beneficiary Address

A signed copy of this direction delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this direction.

[SIGNATURE PAGE FOLLOWS.]

SIGNED as of the date first written above:

THE INX DIGITAL COMPANY INC.

Per:
Name:
Title:

OPENDEAL INC. (DBA REPUBLIC)

Per:
Name:
Title:

SCHEDULE B

Escrow Agent Fee Schedule

Please see attached.

SCHEDULE I

FORM OF CVR AGREEMENT

(See attached)

CONTINGENT VALUE RIGHTS AGREEMENT,

dated as of [●],

by and among

OPENDEAL INC. (DBA REPUBLIC),

as Guarantor,

DAVID WEILD, NICHOLAS THADANEY, THOMAS LEWIS, HILARY KRAMER AND

DEMETRA KALOGREOU

as the CVR Representatives,

and

ODYSSEY TRUST COMPANY,

as CVR Agent

CONTINGENT VALUE RIGHTS AGREEMENT

This contingent value rights agreement (this “Agreement”) is dated effective as of [●], and is entered by and among OpenDeal Inc. (dba Republic), a corporation incorporated under the laws of Delaware (the “Guarantor”), David Weild, Nicholas Thadaney, Thomas Lewis, Hilary Kramer and Demetra Kalogerou, solely in their capacity as the representatives of the Holders (as defined below) (the “CVR Representatives”) and Odyssey Trust Company, a trust company existing under the laws of Canada and authorized to carry on business in all provinces of Canada (the “CVR Agent”).

WITNESSETH:

WHEREAS, Republic Strategic Acquisition Co LLC (the “Purchaser”), a limited liability corporation formed under the laws of [Delaware], the Guarantor and The INX Digital Company, Inc. (the “Company”), a corporation incorporated under the laws of British Columbia, have entered into an arrangement agreement (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Arrangement Agreement”) dated as of April 3, 2025, pursuant to which the Company, the Purchaser and the Guarantor agreed to consummate an arrangement (the “Arrangement”) under Section 288 of the Business Corporations Act (British Columbia), whereby, among other things, the Purchaser will acquire all of the issued and outstanding common shares (the “Common Shares”) in the capital of the Company, other than those Common Shares already owned by the Purchaser, the Guarantor or their affiliates, for $[●]1 per Common Share in cash (the “Cash Consideration”) plus one contingent value right (a “Contingent Value Right” or “Right” and collectively with the Cash Consideration, the “Consideration”) per Common Share, all upon the terms and subject to the conditions set forth in the Arrangement Agreement and herein, as applicable;

WHEREAS the Guarantor has all requisite corporate power, capacity and authority under the laws of its jurisdiction of incorporation to carry on its business, and has all the necessary corporate power and authority to execute and deliver this Agreement and all documents ancillary thereto, to perform its obligations hereunder, and to carry out the transactions contemplated thereby;

WHEREAS the Arrangement Agreement has been duly authorized, executed, and delivered by the Guarantor, and both the Arrangement Agreement and the Contingent Value Rights (when issued in accordance with the Arrangement Agreement), will be valid and binding obligations of the Guarantor, enforceable in accordance with their terms;

WHEREAS the Guarantor and the Company desire that the CVR Agent act as contingent value rights agent for the Holders (as defined below) of Contingent Value Rights in connection with the Arrangement and, in its capacity as such, receive for distribution to the Holders of Contingent Value Rights the aggregate CVR Amount deposited in accordance with the terms set forth in the Arrangement Agreement;

[1]	Consideration per share which will be added prior to the Effective Time= US$16,000,000 divided by the total number of Common Shares at the Effective Time excluding the Rollover Shares held by Rollover Shareholders (as such terms are defined in the Arrangement Agreement) and Common Shares already owned by the Purchaser, the Guarantor and their affiliates.

AND WHEREAS, the Company has appointed the CVR Representatives to act as the representatives of the Holders and to monitor compliance, and enforce, on behalf of the Holders, the obligations of the Guarantor pursuant to this Agreement and Sections 2.15, 2.16 and 2.17 of the Arrangement Agreement; and

WHEREAS, the foregoing recitals are made by the Guarantor and the CVR Representatives and not by the CVR Agent.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein, the Guarantor, the CVR Representatives and the CVR Agent hereby agree as follows:

ARTICLE I

DEFINITIONS; RULES OF INTERPRETATION

Section 1.01 Definitions.

In this Agreement, capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Arrangement Agreement. In addition, the following terms shall have the meanings set forth below:

“affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions as in effect on the date of the Arrangement Agreement;

“Agreement” has the meaning set forth in the preamble;

“Arrangement” has the meaning set forth in the preamble;

“Arrangement Agreement” has the meaning set forth in the preamble;

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario.

“Cash Consideration” has the meaning set forth in the preamble;

“Closing” means the closing of the Arrangement in accordance with the terms of the Arrangement Agreement;

“Common Shares” has the meaning set forth in the preamble;

“Company” has the meaning set forth in the preamble;

“Consideration” has the meaning set forth in the preamble;

“Contingent Value Right” has the meaning set forth in the preamble;

“CVR Agent” has the meaning set forth in the preamble;

“CVR Amount” has the meaning set forth in Section 2.01;

“CVR Payment Date” has the meaning set forth in the Arrangement Agreement;

“CVR Payment Notice” has the meaning set forth in Section 4.03(a);

“CVR Register” has the meaning set forth in Section 2.03(a);

“CVR Representatives” has the meaning set forth in the preamble;

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the creditors, or (iii) any other liquidation, dissolution or winding up, whether voluntary or involuntary;

“Effective Time” has the meaning set forth in the Arrangement Agreement;

“Escrow Deposit Date” has the meaning set forth in the Arrangement Agreement;

“Governmental Entity” means any: (i) multinational, federal, provincial, state, territorial, municipal, local or other governmental or public department, regulatory authority, central bank, court, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign, and includes the Securities Authorities, (ii) any subdivision or authority of any of the foregoing, (iii) any quasi-governmental, self-regulatory organization or private body exercising any regulatory, expropriation or taxing authority under or for the account of its members or any of the above, including CBOE Canada Inc., the Canadian Investment Regulatory Organization (CIRO) and any other regulatory body, or (iv) any arbitrator exercising jurisdiction over the affairs of the applicable person, asset, obligation or other matter

“Guarantor” has the meaning set forth in the preamble;

“Holder” means a Person entitled to receive payment pursuant to a Contingent Value Right, in accordance with the terms of the Arrangement Agreement and this Agreement, and whose name is registered as a holder of a Contingent Value Right in the CVR Register;

“Indemnified Parties” has the meaning set forth in Section 3.01(d);

“Permitted Transfer” means (i) transfers by will or intestacy, by inter vivos or testamentary trust where the Contingent Value Right is to be passed to the beneficiaries upon the death of the trustee, (ii) pursuant to a court order, by operation of law, (iii) from a trust governed by a registered retirement savings plan, a registered retirement income fund, a deferred profit sharing plan, a registered education savings plan, a registered disability savings plan, a tax- free savings account or a first home savings account (each as defined in the Tax Act) to the annuitant or subscriber of the plan or holder of the account, as the case may be, or (iv) in connection with the dissolution, liquidation or termination of a corporation, limited liability company, partnership or other Person which is the holder thereof, or in accordance with Section 2.06.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status;

“Purchaser” has the meaning set forth in the preamble;

“Representatives” means, with respect to any Person, any officer, director, employee, representative (including any financial, legal or other advisor) or agent of such Person or of any of its Subsidiaries;

“Securities Authorities” means the Ontario Securities Commission and any other applicable securities commissions or securities regulatory authority of a province or territory of Canada, and CBOE Canada Inc.;

“Shares” has the meaning set forth in the Arrangement Agreement;

“Subsidiary” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions as in effect on the date of the Arrangement Agreement, and for the purposes of this Agreement, “control” shall also include the possession, directly or indirectly, of the power to direct or cause the direction of the policies, management and affairs of any Person, whether through ownership of voting securities, by contract or otherwise, including with respect to any general partner of another Person with the power to direct the policies, management and affairs of such Person;

“Tax” or, collectively, “Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, provincial sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, COVID-19 Governmental Assistance, all license, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions and any amount of the type previously described as a result of being a “transferee” (within the meaning of section 160 of the Tax Act or any other laws) or successor of another taxpayer or entity or a member of a related, non-arm’s length, affiliated or combined group; and

“Tax Act” means the Income Tax Act (Canada).

Section 1.02 Certain Rules of Interpretation.

In this Agreement, unless otherwise specified:

(a)	Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(b)	Currency. Unless otherwise specified in the Agreement, All references to dollars or to $ are references to Canadian dollars. In the event that any amounts are required to be converted from a foreign currency to Canadian dollars or vice versa, such amounts shall be converted using the most recent closing exchange rate of The Bank of Canada available before the relevant calculation date.

(c)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(d)	Certain Phrases and References, etc. The words “including”, “includes” and “include” mean “including (or includes or include) without limitation,” and “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of.” Unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(e)	Computation of Time. If any action may be taken within, or any right or obligation is to expire at the end of, a period of days under this Agreement, then the first day of the period is not counted, but the day of its expiry is counted. Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment will be made or such action will be taken on or not later than the next succeeding Business Day.

(f)	Time References. References to time are to local time, Toronto, Ontario.

(g)	Schedules. The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.01 Contingent Value Rights.

The Contingent Value Rights are direct obligations of the Guarantor and each Holder of a Contingent Value Right has the right to receive a cash payment of $[●]2 per Contingent Value Right (the “CVR Amount”) on the date that is 18 months following the Escrow Deposit Date or earlier upon the occurrence of, or the filing of a request to a competent authority in connection with, a Dissolution Event of the Guarantor, pursuant to the terms of the Arrangement Agreement and this Agreement. The Guarantor represents and warrants that the Contingent Value Rights, and the obligations of the Guarantor under this Agreement, have been duly authorized by all necessary corporate actions and approvals by the Guarantor.

[2]	CVR Amount per share which will be added prior to the Effective Time= US$16,000,000 divided by the total number of Common Shares at the Effective Time excluding the Rollover Shares held by Rollover Shareholders (as such terms are defined in the Arrangement Agreement) and Common Shares already owned by the Purchaser, the Guarantor and their affiliates.

Section 2.02 No Certificates.

The Contingent Value Rights shall not be evidenced by a certificate or other instrument. The Contingent Value Rights shall only be evidenced by a position on the CVR Register. The Contingent Value Rights will not be listed on any exchange.

Section 2.03 Registration by the CVR Agent.

(a)	The Guarantor and the CVR Representatives appoint the CVR Agent as registrar and transfer agent of the Contingent Value Rights, to act in accordance with the terms of this Agreement, and the CVR Agent hereby accepts such appointment and agrees to perform its duties hereunder in accordance with the terms of this Agreement.

(b)	Promptly following Closing, the Guarantor and the CVR Representatives Majority shall inform the CVR Agent in writing of the Effective Time and the Escrow Deposit Date.

(c)	The CVR Agent shall keep a register (the “CVR Register”) for the purpose of registering Contingent Value Rights and Permitted Transfers thereof at its office in Toronto, Ontario, Canada. Upon receipt of a written order from the Purchaser and the CVR Representatives Majority, the CVR Agent shall include in the CVR Register positions for each Holder indicated in the written order of Contingent Value Rights, as of immediately prior to the Effective Time. With respect to any payments to be made under Article IV below, the CVR Agent shall accomplish such payments directly to each Holder of Contingent Value Rights. At any time following the date hereof, the CVR Agent shall promptly provide a copy of the CVR Register to the Guarantor and the CVR Representatives upon reasonable request.

(d)	A Holder may make a written request to the CVR Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Subject to any reasonable procedures imposed by the CVR Agent, the CVR Agent shall promptly record the change of address in the CVR Register upon receipt of such written notice from a Holder.

(e)	Subject to the restrictions on transferability set forth in Section 2.05, every request made to transfer a Contingent Value Right must be in writing by the Holder and set forth in reasonable detail the circumstances relating to such transfer. Upon receipt of such written notice, the CVR Agent shall, subject to its reasonable determination that the transfer complies with the other terms and conditions herein, record the transfer of the Contingent Value Rights in the CVR Register. The CVR Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer as a condition precedent thereto. The CVR Agent is under no other obligation to act on transfers with respect to the CVR Register other than when such transfer instrument has been provided to the CVR Agent as set out in this section. No transfer of a Contingent Value Right shall be valid until recorded in the CVR Register, and any transfer not duly recorded in the CVR Register will be void ab initio.

(f)	The CVR Agent will have no obligation to ensure or verify compliance with any applicable laws or regulatory requirements on the issue, transfer, or redemption of any Contingent Value Rights.

Section 2.04 Rights of Holders.

Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of being a Holder of a Contingent Value Right, (i) any equity or ownership interest in the Company, the Purchaser, the Guarantor, or any of their affiliates, or in any other Person, (ii) any voting, dividend or liquidation rights, or (iii) any information or reporting rights from the Purchaser, the Guarantor or the Company other than as may be specifically provided for herein and in the Arrangement Agreement. No interest shall accrue on any amounts payable on the Contingent Value Rights to any Holder and other than as may be specifically provided for herein and in the Arrangement Agreement. The Contingent Value Rights represent only the right to receive the payment set forth under Article IV, and the rights of a Holder are limited to those expressed in this Agreement and the Arrangement Agreement. Notwithstanding anything herein or in the Arrangement Agreement to the contrary, none of the Purchaser, the Guarantor, the Company or any of their respective affiliates or Representatives shall have any liability, responsibility or obligation of any kind to any Holder in their capacity as such on any basis (including in contract, tort, under federal or state securities law or otherwise) with respect to, arising out of, or relating to, this Agreement or the Contingent Value Rights, except to the extent this Agreement expressly requires the payment of any CVR Amount to the Holders and except to the extent otherwise expressly provided for in this Agreement or the Arrangement Agreement.

Section 2.05 Non-transferability.

The Contingent Value Rights may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, directly or indirectly, other than through a Permitted Transfer or pursuant to Section 2.06. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of Contingent Value Rights, in whole or in part, in violation of this Section 2.05 shall be void ab initio and of no effect. Any CVR transferred pursuant to a Permitted Transfer shall remain subject to the terms and conditions of this Agreement, including this Section 2.05 and Section 2.06.

Section 2.06 Ability to Abandon Contingent Value Rights.

Notwithstanding anything to the contrary contained herein or in the Arrangement Agreement, a Holder may at any time, including prior, at or after the Effective Time, at such Holder’s option, abandon all or part of such Holder’s remaining rights in a Contingent Value Right by written notice to the CVR Agent in the form attached hereto as Schedule “A”. The CVR Register shall be updated by the CVR Agent to reflect the abandonment of the rights of a Holder upon receipt by the CVR Agent of such a notice of abandonment. Any Contingent Value Right so abandoned shall be automatically deemed extinguished and no longer outstanding for purposes of the provisions of this Agreement, including Article IV.

Section 2.07 CVR Escrow Amount

On or prior to the Effective Time, the Company will deposit in escrow with the CVR Agent an amount of US$1,000,000 (one million US dollars) (the “CVR Escrow Amount”). The CVR Escrow Amount shall be used by the CVR Representatives Majority, at the sole discretion of the CVR Representatives Majority, solely in order to cover any costs and expenses (including attorney fees and other fees associated with legal proceedings) incurred in connection with any failure by the Guarantor to satisfy its obligations under Sections 4.01(a) and 4.01(b) of this Agreement. The CVR Agent shall transfer the CVR Escrow Amount to the Company or to the Guarantor, as instructed in writing by the Guarantor, promptly, and in any event no later than five (5) Business Days, following the satisfaction of the Guarantor’s obligations under Sections 4.01(a) and 4.01(b) of this Agreement.

ARTICLE III

CVR AGENT

Section 3.01 Certain Rights and Protections of CVR Agent.

(a)	The CVR Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the CVR Agent. The CVR Agent will report to the Guarantor and the CVR Representatives. In addition, the CVR Agent:

(i)	shall not be (i) liable for or by any reason of any statements of fact or recitals in this Agreement, or (ii) required to verify the same, but all such statements or recitals are and will be deemed to be made by the Guarantor;

(ii)	shall not incur any liability or responsibility whatsoever or be in any way responsible for the consequences of any breach on the part of the Guarantor of any of the covenants herein contained, or of any acts of the agents of the Guarantor;

(iii)	may rely on and shall be protected in acting, or not acting, in reliance upon any certificate, instrument, opinion, notice, instruction (including wire instruction), letter or other document or security delivered to it and reasonably believed by it to be genuine and to have been signed by the proper party or parties, which comply with the terms of this Agreement and which do not require the exercise of any discretion or independent judgment on the part of the CVR Agent;

(iv)	may rely on, and shall be protected in acting, or not acting, upon, written instruction given by any officer of, or any party authorized by, the Guarantor with respect to any matter relating to the CVR Agent’s actions;

(v)	may rely on, and shall be protected in acting, or not acting, upon, written instruction given by the CVR Representatives Majority with respect to any matter relating to the CVR Agent’s actions;

(vi)	the CVR Agent may employ or retain such counsel, accountants, appraisers or other experts or advisers as it may reasonably require for the purpose of discharging its duties hereunder and may pay reasonable remuneration for all services so performed by any of them, without taxation of costs of any counsel, and shall not be responsible for any misconduct or negligence on the part of any such experts or advisers who have been appointed with due care by the CVR Agent. The Guarantor shall pay or reimburse the CVR Agent for any reasonable fees, expenses and disbursements of such counsel or advisors; and

(vii)	the CVR Agent may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of or information obtained from any counsel, accountant, appraiser, engineer or other expert or adviser, whether retained or employed by the Guarantor or by the CVR Agent, in relation to any matter arising in the administration of the agency hereof.

(b)	The Guarantor agrees to pay the CVR Agent the fees set forth in the agreed fee schedule. The CVR Agent may employ such counsel, accountants, other experts, agents, agencies and advisors as it may reasonably require for the purpose of discharging its duties under this Agreement, and the CVR Agent may act, or not act, and shall be protected in acting, or not acting, in good faith on the opinion or advice or on information obtained from any such parties and shall not be responsible for any misconduct on the part of any of them. The reasonable and documented costs of such services shall be added to and be part of the CVR Agent’s fee hereunder. For clarity, no fees or expenses of the CVR Agent shall be deducted from the CVR Escrow Amount.

(c)	Notwithstanding any other provision of this Agreement, and whether such losses or damages are foreseeable or unforeseeable, no party shall be liable to any other party hereto under any circumstances whatsoever for any (i) breach by any other party of securities laws or other rule of any Securities Authority; (ii) lost profits, or (iii) special, indirect, incidental, consequential, exemplary, aggravated or punitive losses or damages.

With respect to the CVR Representatives, this section applies in addition to the limitations of liability and any and all indemnification provided by the Company in favor of the CVR Representatives as set forth in sections 2.15, 2.16 and 2.17 of the Arrangement Agreement (of which the CVR Representatives is a third-party beneficiary).

(d)	Without limiting any protection or indemnity of the CVR Agent under any other provision of this Agreement, or otherwise at law, the Guarantor agrees to indemnify and hold harmless the CVR Agent and its affiliates, officers, directors, employees, agents, successors, and assigns (the “Indemnified Parties”) from and against any and all loss, liability, damage, penalty, claim, action, suit, cost or expense and disbursement (including legal and other fees and expenses), or of whatever kind or nature, which at any time may be imposed on, incurred by or asserted against the Indemnified Parties arising out of or in connection with entering into this Agreement or the performance of its duties hereunder, other than such losses, liabilities or expenses incurred attributable to the CVR Agent’s fraud, gross negligence, bad faith or willful misconduct. This provision shall survive the resignation or removal of the CVR Agent, or the termination of this Agreement. The CVR Agent shall not be under any obligation to prosecute or defend any action or suit in respect of the relationship which, in the opinion of its counsel, may involve it in expense or liability, unless the Purchaser shall, so often as required, furnish the Purchaser with satisfactory indemnity and funding against such expense or liability.

(e)	Notwithstanding the foregoing or any other provision of this Agreement, any liability of the CVR Agent shall be limited, in the aggregate, to the amount of its annual retainer fees paid by the Guarantor to the CVR Agent under this Agreement, except where and to the extent that such liability arises directly from the CVR Agent’s bad faith, fraud, or willful misconduct.

(f)	No provision of this Agreement shall require the CVR Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights.

Section 3.02 Compliance with Privacy Code

(a)	The parties acknowledge that the CVR Agent may, in the course of providing services hereunder, collect or receive financial and other personal information about such parties and/or their representatives, as individuals, or about other individuals related to the subject matter hereof, and use such information for the following purposes:

(i)	to provide the services required under this Agreement and other services that may be requested from time to time;

(ii)	to help the CVR Agent manage its servicing relationships with such individuals;

(iii)	to meet the CVR Agent’s legal and regulatory requirements; and

(iv)	if Social Insurance Numbers are collected by the CVR Agent, to perform Tax reporting and to assist in verification of an individual’s identity for security purposes.

(b)	The parties acknowledge and agree that the CVR Agent may receive, collect, use and disclose personal information provided to it or acquired by it in the course of its acting as agent hereunder for the purposes described above and, generally, in the manner and on the terms described in its Privacy Code, which the CVR Agent shall make available on its website or upon request, including revisions thereto. Some of this personal information may be transferred to servicers outside of Canada for data processing and/or storage.

Further, the parties agree that they shall not provide or cause to be provided to the CVR Agent any personal information relating to an individual who is not a party to this Agreement unless the party providing such information has assured itself that such individual understands and has consented to the aforementioned uses and disclosures, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under applicable privacy legislation.

Section 3.03 Resignation and Removal; Appointment of Successor.

(a)	The CVR Agent may resign at any time and be discharged from its duties under this Agreement by giving written notice thereof to the Guarantor and the CVR Representatives and specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) days prior to the date so specified but in no event will such resignation become effective until a successor CVR Agent has been appointed. The Guarantor and the CVR Representatives Majority may jointly remove the CVR Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor CVR Agent has been appointed. Notice of such removal will be given by the Guarantor and the CVR Representatives Majority to the CVR Agent, which notice will be sent at least thirty (30) days prior to the date so specified.

(b)	If the CVR Agent shall resign, is removed pursuant to Section 3.03(a) or shall otherwise become incapable of acting, the Guarantor and the CVR Representatives Majority shall jointly appoint a successor to the CVR Agent. If the Guarantor and the CVR Representatives Majority shall fail to make such appointment within a period of thirty (30) days after such removal or after the Guarantor and the CVR Representatives Majority have been notified in writing of such resignation or incapacity by the resigning or incapacitated CVR Agent, then the incumbent CVR Agent may apply to any court of competent jurisdiction for the appointment of a successor to the CVR Agent. Any successor CVR Agent shall be a nationally recognized bank or trust company.

(c)	After appointment, the successor CVR Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as CVR Agent without further act or deed, but the former CVR Agent shall deliver and transfer to the successor CVR Agent any property at the time held by it hereunder (including, but not limited to, the CVR Register and all computer files, data and other information related to the foregoing), and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose. In addition, the former CVR Agent shall provide reasonable assistance to the successor CVR Agent with regard to transferring the CVR Register and related files and data to such successor CVR Agent and shall not retain any such files or data except to the extent required by law.

Section 3.04 Documents, Monies, Etc. Held By Rights Agent

Any monies, securities, documents of title or other instruments that may at any time be held by the CVR Agent shall be placed in the deposit vaults of the CVR Agent or of any Canadian chartered bank listed in Schedule I of the Bank Act (Canada) (“Approved Bank”), or deposited for safekeeping with any such bank. Any monies held pending the application or withdrawal thereof under any provisions of this Agreement, shall be held in a segregated non-interest bearing bank account of the CVR Agent. All amounts held by the CVR Agent pursuant to this Agreement shall be held by the CVR Agent for the Guarantor and the delivery of the funds to the CVR Agent shall not give rise to a debtor-creditor or other similar relationship. The amounts held by the CVR Agent pursuant to this Agreement are at the sole risk of Guarantor and, without limiting the generality of the foregoing, the CVR Agent shall have no responsibility or liability for any diminution of the funds which may result from any deposit made with an Approved Bank pursuant to this 3.04, including any losses resulting from a default by the Approved Bank or other credit losses (whether or not resulting from such a default). The parties hereto acknowledge and agree that the CVR Agent will have acted prudently in depositing the funds at any Approved Bank, and that the CVR Agent is not required to make any further inquiries in respect of any such bank. The CVR Agent may hold cash balances constituting part or all of such monies and need not, invest same; the CVR Agent shall not be liable to account for any profit to any parties to this Agreement or to any other person or entity.

Section 3.05 CVR Agent Not Required To Give Security

The CVR Agent shall not be required to give any bond or security in respect of the execution of its duties and powers under this Agreement or otherwise in respect of the premises.

Section 3.06 CVR Agent Not Required To Give Notice Of Default

The CVR Agent shall not be bound to give any notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall have been required to do so under the terms hereof; nor shall the CVR Agent be required to take notice of any default hereunder, unless and until notified in writing of such default, which notice shall distinctly specify the default desired to be brought to the attention of the CVR Agent and in the absence of any such notice the CVR Agent may for all purposes of this Agreement conclusively assume that no default has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein. Any such notice shall in no way limit any discretion herein given to the CVR Agent to determine whether or not the CVR Agent shall take action with respect to any default.

Section 3.07 Acceptance of Appointment

The CVR Agent hereby accepts its appointment as CVR Agent and its duties and obligations in this Agreement declared and provided for and agrees to perform them upon the terms and conditions herein set forth and to hold and exercise the rights, privileges and benefits conferred upon it hereby, subject to all the terms and conditions herein set forth, until discharged therefrom by resignation or other lawful removal.

ARTICLE IV

PAYMENT PROCEDURES

Section 4.01 Payment of CVR Amount.

(a)	Promptly, and in any event no later than five (5) Business Days prior to the CVR Payment Date, the Guarantor shall deposit (or cause to be deposited) with the CVR Agent, by wire transfer of immediately available funds, a cash amount, for distribution to the Holders in accordance with the terms hereof, equal to the CVR Amount multiplied by the number of Contingent Value Rights outstanding.

(b)	The Guarantor and the CVR Representatives Majority shall, concurrently with such deposit, instruct the CVR Agent to distribute the CVR Amount to the Holders on the CVR Payment Date.

(c)	On the CVR Payment Date the CVR Agent shall cause to be mailed to the address of the Holder of the Rights last appearing on the CVR Register a cheque in the name of such Holder representing the CVR Amount payable to the Holder in accordance with the calculations set out in the written payment direction provided to the CVR Agent by the Guarantor and the CVR Representatives. Notwithstanding the aforementioned, all payments in excess of $25,000,000 in Canadian dollars must be made by wire transfer, rather than by cheques or other traditional paper-based payment items. It is agreed that cheques will be drawn on a designated account maintained by the CVR Agent..

ARTICLE V

AMENDMENTS

Section 5.01 Amendments.

(a)	The Guarantor, at least a simple majority (i.e more than 50%) of the CVR Representatives (the “CVR Representatives Majority”) and the CVR Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provision of this Agreement, provided that such addition, elimination or change shall not be in any way adverse to the rights of the Holders.

(b)	Notwithstanding anything to the contrary in this Agreement, the Guarantor and the CVR Representatives Majority together, without the consent of the Holders, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)	to evidence the succession of another Person to the Guarantor and the assumption by any such successor of the covenants and obligations of the Guarantor; provided that such succession and assumption is in accordance with the terms of this Agreement and the Arrangement Agreement;

(ii)	to evidence the succession of another Person as a successor CVR Agent or any successor CVR Representative and the assumption by any such successor of the covenants and obligations of such CVR Agent or CVR Representative herein; provided that (A) such succession and assumption is in accordance with the terms of this Agreement and the Arrangement Agreement and (B) promptly following any replacement of any of the CVR Representatives in accordance with the Arrangement Agreement, the Purchaser and any successor CVR Representative shall execute an amendment to this Agreement providing for the release of the former CVR Representative and the joinder of the successor CVR Representative as party hereto;

(iii)	to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or to make any other provisions with respect to matters or questions arising under this Agreement; or

(iv)	as may be necessary or appropriate to ensure that the Contingent Value Rights are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, are not subject to the prospectus requirement under applicable Canadian securities laws, or to ensure that the Purchaser shall not register as a “reporting issuer” in any province or territory in Canada or with any Securities Authorities;

provided that, in each case of clauses (i) through (iv), the Guarantor and the CVR Representatives Majority shall provide the CVR Agent with written notice of any such amendment, including a copy of such amendment.

(c)	Upon the execution of any amendment in accordance with this Section 5.01, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes.

ARTICLE VI

TAXES

Section 6.01 Withholding.

Each of the Guarantor, the CVR Agent and each of their respective affiliates, as applicable, shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Tax Act and the rules and regulations promulgated thereunder, or any applicable provisions of federal, state, provincial, municipal, local or foreign (including national, provincial or territorial). To the extent that amounts are so deducted or withheld and remitted to the applicable taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 6.02 Payment as Consideration.

The Guarantor and the CVR Representatives agree that the Contingent Value Rights shall constitute, if and when payment is made, consideration for the Shares at the Effective Time.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Termination.

This Agreement shall be terminated without any further action of any parties hereto and of no force or effect, and the parties hereto shall have no liability hereunder, upon the earliest to occur of (i) the payment of the aggregate CVR Amount required to be paid under the terms of this Agreement and the Arrangement Agreement, and (ii) the delivery of a written notice of termination duly executed by the Guarantor and the CVR Representatives Majority to the CVR Agent (the date of such delivery being the “Termination Date”). On the Termination Date the Rights shall be null, void and of no effect.

Section 7.02 Notices.

Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or email sent to and addressed:

(a)	If to the Purchaser or the Guarantor:

OpenDeal Inc. (dba Republic)
149 5th Avenue, #1314
New York, NY, United States
10010

Attention:	[REDACTED - NAME]
Email:	[REDACTED - EMAIL]

with a copy to (which shall not constitute notice):

McCarthy Tétrault LLP
4000, 421-7th Avenue S.W.
Calgary, Alberta
T2P 4K9

Attention:	Bradley Squibb
Email:	bsquibb@mccarthy.ca

(b)	If to the CVR Representatives, to:

Odyssey Trust Company
1230 – 300 5th Avenue SW
Calgary, AB T2P 3C4

Attention:	Corporate Trust
Email:	corptrust@odysseytrust.com

with a copy to (which shall not constitute notice):

Gornitzky & Co.
Vitania Tel Aviv Tower,
20 HaHarash St., TLV Israel
Telephone No.: +972-3-710 9107

Attention:	Adv. Yuval Horn
Email:	Yhorn@gornitzky.com

(c)	If to the CVR Agent:

Odyssey Trust Company
Trader’s Bank Building
702 – 67 Yonge Street
Toronto ON M5E 1J8

Attention:	Corporate Trust
Emails:	corptrust@odysseytrust.com

Any notice or other communication is deemed to be given and received (a) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (b) if sent by overnight courier, on the next Business Day, or (c) if sent by email, on the date such email was sent if it is a Business Day and such email was sent prior to 5:00 p.m. (local time in the place of receipt) and otherwise on the next Business Day (provided in the case of email that no “bounceback” or notice of non-delivery is received by the sender within thirty (30) minutes of the time of sending). A party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the party at its changed address. Any element of a party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that party.

Section 7.03 Notice to Holders.

Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 7.04 Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, and any such assignment without such consent shall be null and void. Notwithstanding the foregoing, the Guarantor may assign any or all of its rights, interests and obligations hereunder to (a) in its sole discretion and without the consent of any other party, any controlled affiliate of the Guarantor, but only for so long as it remains a controlled affiliate of the applicable Person, or (b) with the prior written consent of the CVR Representatives Majority, any other Person (any permitted assignee under clause (a) or (b), an “Assignee”), in each case provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as the Guarantor pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (a) above in this Section 7.04, the Guarantor (and the other assignor) shall agree to remain liable for the performance of each Assignee (and such other assignor, if applicable) of all obligations of the Guarantor hereunder, with such Assignee substituted for the Guarantor under this Agreement. Each of the Guarantor’s successors and Assignees shall assume the due and punctual payment of the Contingent Value Rights and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by the Guarantor. The CVR Agent may not assign this Agreement without the written consent of all other parties hereto. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.04 shall be void and of no effect ab initio. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 7.05 Benefits of Agreement.

Nothing in this Agreement, express or implied, will give to any Person (other than the CVR Agent, the Guarantor, the Guarantor’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement and the Arrangement Agreement. Except for the rights of the CVR Agent set forth herein, the CVR Representatives Majority will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Section 7.06 Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.07 Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by email) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The parties shall be entitled to rely upon delivery of an executed PDF or similar executed electronic copy of this Agreement, and such PDF or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the parties.

Section 7.08 Governing Law; Jurisdiction.

(a)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(b)	Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto (and appellate courts therefrom) and waives objection to the venue of any Proceeding in such court or that such court provides an inconvenient forum.

Section 7.09 Enforcement.

The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties, subject to Section 7.05, shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in the Ontario courts situated in the City of Toronto (and appellate courts therefrom), without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity (including monetary damages).

Section 7.10 Anti-Money Laundering

Each party to this Agreement hereby represents to the CVR Agent that any account to be opened by, or interest to held by the CVR Agent in connection with this Agreement, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the CVR Agent’s prescribed form as to the particulars of such third party.

The CVR Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the CVR Agent, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering, anti-terrorist legislation or economic sanctions legislation, regulation or guideline. Further, should the CVR Agent, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering, anti-terrorist legislation or economic sanctions legislation, regulation or guideline, then it shall have the right to resign on ten (10) days written notice to the Guarantor and the CVR Representatives, provided (i) that the CVR Agent’s written notice shall describe the circumstances of such non- compliance; and (ii) that if such circumstances are rectified to the CVR Agent’s satisfaction within such ten (10) day period, then such resignation shall not be effective.

Section 7.11 Force majeure

No party shall be liable to the other, or held in breach of this Agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, riots, terrorism, acts of war, pandemics, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period equivalent to the time lost because of any delay pursuant to this Section.

Section 7.12 Entire Agreement.

This Agreement, together with the Arrangement Agreement (including the schedules, annexes and exhibits thereto and the documents and the instruments referred to therein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

Section 7.13 Performance of Covenants.

Guarantor and the CVR Representatives shall perform and carry out all of the acts or things to be done by each of them, as applicable, as provided in this Agreement and shall promptly advise the CVR Agent in writing of any default in the performance of their covenants hereunder.

Section 7.14 Satisfaction and Discharge.

Upon the Termination Date, this Agreement shall cease to be of any force and effect and the CVR Agent, on demand of and at the cost and expense of the Guarantor and upon delivery to the CVR Agent of a certificate of the Guarantor stating that all conditions precedent to the satisfaction and discharge of this Agreement have been complied with, shall execute instruments as requested by the Guarantor and the CVR Representatives acknowledging satisfaction of and discharging this Agreement. Notwithstanding the foregoing, the indemnities provided to the CVR Agent by the Guarantor hereunder shall remain in full force and effect and survive the termination of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

OPENDEAL INC. (DBA REPUBLIC)

By:
	Name:	Kendrick Nguyen
	Title:	Co-Chief Executive Officer

DAVID WEILD

NICHOLAS THADANEY

THOMAS LEWIS

HILARY KRAMER

DEMETRA KALOGREOU

ODYSSEY TRUST COMPANY

By:
Name:
Title:

By:
Name:
Title

SCHEDULE “A”

NOTICE OF ABANDONMENT

TO:	Odyssey Trust Company (the “CVR Agent”)

FROM:	[●] (the “Holder”)

RE:	Abandonment of Contingent Value Rights

The undersigned Holder hereby provides notice to the CVR Agent as contemplated in Section 2.06 of the CVR Agreement (as defined below) that it abandons its rights in [●] Contingent Value Rights and authorizes the CVR Agent to update the CVR Register to reflect such abandonment, and recognizes that the abandoned Contingent Value Rights shall be automatically deemed extinguished and no longer outstanding for purposes of the provisions of the CVR Agreement.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Contingent Value Rights Agreement dated [●] among OpenDeal Inc. (dba Republic), David Weild, Nicholas Thadaney, Thomas Lewis, Hilary Kramer and Demetra Kalogerou.

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DATED THIS______day of_________________, 20__.

[●]

By:
Name:
Title: